As filed with the Securities and Exchange Commission on September 3, 2010

Registration No. 333-167974

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE JONES FINANCIAL COMPANIES, L.L.L.P.

(Exact name of registrant as specified in its charter)

Missouri	6211	43-1450818
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12555 Manchester Road

St. Louis, Missouri 63131

(314) 515-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James A. Tricarico, Jr., Esq.

General Counsel

The Jones Financial Companies, L.L.L.P.

12555 Manchester Road

St. Louis, Missouri 63131

(314) 515-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Robert J. Endicott, Esq.

Bryan Cave LLP

One Metropolitan Square

211 North Broadway, Suite 3600

St. Louis, Missouri 63102-2750

(314) 259-2000

(314) 259-2020 (fax)

Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting any offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 3, 2010

PRELIMINARY PROSPECTUS

275,000 Units

THE JONES FINANCIAL COMPANIES, L.L.L.P.

Limited Partnership Interests

We are offering an aggregate of up to 275,000 units of limited partnership interests in our partnership, which we refer to as the Interests, pursuant to the 2010 Employee Limited Partnership Interest Purchase Plan, on the terms and conditions set forth in this prospectus. The Jones Financial Companies, L.L.L.P. is referred to as the Partnership. The Interests will be offered to certain current and former employees of our subsidiaries and certain current general partners of the Partnership. These individuals will have the opportunity to purchase the Interests and become, or increase their capital contribution as, one of our limited partners. This offering is being made only to designated eligible employees and former employees of our subsidiaries and certain general partners of the Partnership, and not to the general investing public. If you are an employee, your decision whether or not to participate in this offering will have no effect on your employment with any of our subsidiaries. The plan is summarized under the heading “The Offering—Description of the Plan.” This prospectus covers the Interests that we may sell under the plan, including any additional Interests we may sell as a result of any Interest splits, reverse Interest splits or similar matters affecting the number of our outstanding Interests.

Investing in the Interests involves risks. To read about certain factors that you should consider before investing in the Interests, see “Risk Factors” beginning on page 10 of this prospectus.

Limited partners have no right to vote or otherwise participate in the management of the business of the Partnership. The Interests are non-transferable. Therefore, there is no public market in the Interests, and it is unlikely any such market will develop in the future. The per unit price of the Interests offered hereby is $1,000, which represents the book value of each Interest and has been arbitrarily determined. Any limited partner must accept redemption of his or her Interest(s) and accept the return of his or her capital contribution(s) plus any accrued and unpaid 7 1/2% payment due under our partnership agreement and accumulated profits and relinquish all rights as a limited partner of the Partnership (i) upon his or her death, (ii) upon his or her voluntary withdrawal as a limited partner of the Partnership or (iii) within 30 days of receipt of notice to withdraw by the Managing Partner or by the holders of 50% or more of the general partners’ capital of the Partnership as provided in our partnership agreement, as amended from time to time. For more information regarding receipt of payment, see the description under the subheading “Prospectus Summary—Description of Interests.”

THE CONTRIBUTIONS OF LIMITED PARTNERS ARE SUBORDINATE TO ALL EXISTING AND FUTURE CLAIMS OF THE GENERAL CREDITORS OF THE PARTNERSHIP.

	Offering Price	Underwriting Discounts and Commissions	Proceeds to the Partnership
Per Unit	$1,000	Not applicable	$1,000

Total	$275,000,000	Not applicable	$275,000,000

This offering is not underwritten. There can be no assurance that the full number of Interests offered hereby will actually be sold. There is no minimum number of Interests required to be sold in the offering, and no refunds will be made regardless of the amount actually sold. See “The Offering.”

Neither the Securities and Exchange Commission, which we refer to as SEC, nor any state securities commission or regulatory authority has approved or disapproved of these Interests, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 3, 2010.

We have not authorized anyone to give any information or to make any representations concerning the offering of the Interests except the information and representations which are in this prospectus, or which are referred to under the heading “Where You Can Find More Information” and incorporated by reference into the registration statement of which this prospectus is a part. If anyone gives or makes any other information or representation, you should not rely on it. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the Interests. This prospectus is not an offer to sell or a solicitation of an offer to buy the Interests in any circumstances in which an offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any sale of the Interests, as an indication that there has been no adverse change in our affairs since the date of this prospectus. You should also be aware that the information in this prospectus may change after this date.

References in this prospectus to “the Partnership,” “we,” “us,” and “our” refer to The Jones Financial Companies, L.L.L.P. and its consolidated subsidiaries, unless otherwise stated or the context otherwise requires.

References in this prospectus to “Edward Jones” refer to Edward D. Jones & Co., L.P. and, unless otherwise stated or the context otherwise requires, its subsidiaries, including its Canadian operations, which are conducted through Edward Jones, an Ontario, Canada limited partnership, and Edward D. Jones & Co. Canada Holding Co., Inc., a Canadian corporation.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference certain statements that are, or may be considered to be, forward-looking statements within the meaning of federal securities laws. All statements that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include, among other things, statements regarding:

•	financial market conditions;

•	volatility in our transaction volumes;

•	interest rate changes;

•	the impact of inflation on securities prices;

•	inability to achieve our growth rate;

•	the sufficiency of our capital under the Uniform Net Capital Rule;

•	our liquidity;

•	reductions of our capital due to mandatory redemption of our partnership capital;

•	our ability to achieve profitability of our Canadian operations;

•	actions by regulatory agencies;

•	legislative and regulatory initiatives reforming the financial services industry;

•	operation of our branch office system;

•	litigation and regulatory investigations and proceedings;

•	upgrades to our technological systems;

•	interruptions to our business and operations;

•	self-clearing by our Canadian operations;

•	our reliance on third-party organizations;

•	credit risks related to processing clients’ transactions;

•	our underwriting, syndicate and trading positions; and

•	competition for clients and personnel.

You should not rely on these forward-looking statements because they involve risks, uncertainties and other factors, some of which are beyond our control. These risks, uncertainties, and other important factors could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors” as well as in other places in this prospectus.

You should read this prospectus completely and with the understanding that our actual results may be materially different from what we expect and from our past results. Except as required by law, we undertake no duty to update the forward-looking statements included or incorporated by reference in this prospectus, even though our situation may change in the future. Forward-looking statements are only made as of the date of this prospectus or as of the date of such statement contained in the respective documents incorporated in this prospectus. We qualify all of our forward-looking statements by these cautionary statements.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before deciding to invest in the Interests. For a more complete understanding of this offering, you should read this entire prospectus carefully, especially the section titled “Risk Factors” included elsewhere in this prospectus and the documents incorporated by reference in this prospectus.

Business Overview

The Jones Financial Companies, L.L.L.P. operates one of the largest retail securities brokerage businesses in North America, based on the number of registered financial advisors, under the trade name of Edward Jones through its principal operating subsidiary Edward D. Jones & Co., L.P. As of June 25, 2010, Edward Jones employed 12,697 registered financial advisors and had over six million clients and approximately $517.8 billion in customer assets under care in more than eight million client accounts.

Service to the individual investor is at the center of our philosophy. Our financial advisors provide a convenient and personalized brand of service by working with each client to address his or her individual investment needs on a one-on-one basis. We seek to help individuals achieve their long-term financial objectives, including retirement, education, estate considerations, catastrophic risk, home ownership and emergency funds, by offering face-to-face financial advice and access to investment opportunities that include a broad mix of municipal, government and corporate bonds, mutual funds and common stocks for a diversified portfolio.

Edward Jones serves individual long-term investors primarily in small to medium-size towns and metropolitan suburbs through its extensive network of branch offices. As of June 25, 2010, we had more branch offices than any other securities brokerage firm in the United States, with over 10,600 branch offices throughout the United States, and more than 615 branch offices in 7 provinces in Canada. Each branch office is generally staffed by a single financial advisor and one full-time support person, whom we refer to as a branch office administrator or a BOA. This structure supports the entrepreneurial spirit that has been a key aspect of our culture. Our home office operations, located in St. Louis, Missouri, Tempe, Arizona, and Mississauga, Ontario, Canada provide research, technology, marketing, legal and operational support to the branch offices and financial advisors.

Edward Jones derives its revenue primarily from the retail brokerage business through the distribution of mutual funds and the sale of listed and unlisted securities and insurance products as well as from fees related to assets held for, and account services provided to, clients, investment banking, principal transactions and interest and dividends. For a more detailed description of our revenue sources, products and services, see “Business—Sources of Revenue” in our Annual Report on Form 10-K for the year ended December 31, 2009, incorporated by reference in this prospectus. As of December 31, 2009, the Partnership had two geographic operating segments, the United States and Canada. In November 2009, Edward Jones sold its U.K. operations, which are now reflected in our financial statements as discontinued operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Discontinued Operations” in our Annual Report on Form 10-K for the year ended December 31, 2009, incorporated by reference in this prospectus.

As of December 31, 2009, we had client assets under care in the U.S. and Canada of approximately $515.6 billion, as compared to approximately $420.8 billion and $538.6 billion as of

December 31, 2008 and 2007, respectively. During the years ended December 31, 2009, 2008 and 2007, we had trade revenue (comprised of commission revenue from clients’ buy and sell transactions) of approximately $1.9 billion, $2.1 billion and $2.2 billion, respectively, and net fee revenue (comprised of revenue from sources other than trade revenue, including asset fees, account and activity fees and net interest income) of approximately $1.5 billion, $1.6 billion and $1.8 billion, respectively. We had income before allocations to partners of approximately $164.3 million, $311.8 million and $508.2 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Description of Interests

The rights and obligations of our limited partners are governed by our Seventeenth Amended and Restated Agreement of Registered Limited Liability Limited Partnership dated as of March 26, 2010, as amended from time to time, which we refer to as our Partnership Agreement, a copy of which is on file with the SEC, and is attached hereto as Appendix D. The right of return of the capital contributions of our limited partners is subordinate to all existing and future claims of our general creditors, including any of our subordinated creditors.

The Interests are offered at the price of $1,000 per Interest, which represents the book value of each Interest and has been arbitrarily determined as discussed under subheading “Risk Factors—Capital Limitations; Net Capital Rule.” As one of our limited partners, you must accept redemption of your Interest(s) at book value (currently $1,000 per Interest) and accept the return of your capital contribution(s), plus any accrued and unpaid 7 1/2% Payment (as defined below) due under the Partnership Agreement and accumulated profits, and relinquish all rights as one of our limited partners (a) upon your death, (b) immediately upon notice of your voluntary withdrawal from the Partnership as a limited partner, or (c) within 30 days of receiving a mandatory notice of withdrawal from our Managing Partner or the holders of 50% or more of our general partners’ capital. The decision to issue a mandatory withdrawal notice is within the absolute discretion of our Managing Partner. No limited partner has any rights to retain his or her limited partner interest. The 7½% Payment described above, which we refer generally to as the “7½% Payment” in this prospectus, is a “guaranteed payment” for federal income tax purposes within the meaning of the Code because the amount is allocated to the limited partners under the Partnership Agreement even if we do not have net profits to cover such payment; however, notwithstanding the characterization for tax purposes, this payment is not in fact guaranteed by the Partnership in the traditional sense of the word, and no reserve fund has been set aside to enable us to make such payments.

Upon your voluntary withdrawal as a limited partner or upon your receipt of a mandatory withdrawal notice, your capital contribution(s) (currently $1,000 per Interest) will be paid in three equal installments with the first installment being paid on the last business day of the month following the month in which (a) the Managing Partner receives written notice that you wish to voluntarily withdraw as a limited partner or (b) you receive a written mandatory withdrawal notice. The balance of the capital contribution will be paid in two equal installments on the first and second anniversaries of the first installment payment. If you are one of our limited partners, upon your death your capital contribution will be returned to your estate within six months after the date of your death. The Managing Partner has the discretion to waive the withdrawal restrictions, which is further discussed under the subheading “Risk Factors—Lack of Capital Permanency.” Notwithstanding the above, in certain circumstances described under Section 6.7 of the Partnership Agreement and under the subheading “Risk Factors—Capital Limitations; Net Capital Rule,” the repayment of your capital contribution(s) on your withdrawal as a limited partner or death may be delayed.

History of Interests

The first limited partnership offering was in 1974. At that time, Edward Jones had 154 branches, and the Interests were offered to 21 associates. Since that initial offering 36 years ago, there have been 13 additional offerings. As we have grown, so has the size of our limited partnership offerings. Today, more than 10,000 Edward Jones associates are limited partners.

The following table summarizes the historical returns on the Interests for the prior five calendar years and the six-month period ended June 25, 2010. The annual financial data is derived from our audited consolidated financial statements while the financial data for the six months ended June 25, 2010 is derived from our unaudited consolidated financial statements. For additional information regarding Interest distributions, see Section 3.3 of our Partnership Agreement and subheading “Cash Distributions and Allocations” on page 33.

Period	Income before allocations to partners per weighted average $1,000 equivalent limited partnership unit outstanding	Fixed 7 1/2% payment per weighted average $1,000 equivalent limited partnership unit outstanding	Total allocations to partners per weighted average $1,000 equivalent limited partnership unit outstanding	Return on Capital per weighted average $1,000 equivalent limited partnership unit outstanding
2005	$157.11	$75.00	$232.11	23.2%
2006	$161.95	$75.00	$236.95	23.7%
2007	$165.92	$75.00	$240.92	24.1%
2008	$86.21	$75.00	$161.21	16.1%
2009	$41.44	$75.00	$116.44	11.6%
YTD as of June 25, 2010	$44.36	$37.50	$81.86	8.2%

The above information reflects historical returns on the Interests, including both income from continuing operations and loss on discontinued operations. For additional information regarding income from continuing operations and loss on discontinued operations, see subheading “Summary Financial and Operating Data” on page 6 and “Selected Financial Data” on page 28. You should read the information contained in this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements, and the related notes, that are included in our Quarterly Reports on Form 10-Q for the quarters ended March 26, 2010 and June 25, 2010 and our Annual Report on Form 10-K for the year ended December 31, 2009.

Note that we have provided this data only for your information, and it is not intended to be predictive of the 2010 annual return or any year thereafter. You will not receive any distributions of the return for the six months ended June 25, 2010 or the twelve months ended December 31, 2010, or for any other prior periods.

Because returns to limited partners are dependent upon our annual net profits, which cannot be predicted, purchasers of the Interests should not rely on the above table as being indicative of returns in future periods. Further, purchasers of the Interests should be aware that during any downswings in the securities markets, the reduction in the return on the Interests may be particularly severe. See “Risk Factors” which describes risks that may impact returns. Future returns to limited partners will be diluted by any additional partner contributions in our Partnership as described under the subheading “—Risk of Dilution” on page 23. A limited partner’s after-tax returns are impacted by such limited partner’s share of tax attributes as described under the subheading “—Status as Partner for Tax Purposes” on page 22. Please refer to the applicable financial statements and related notes for the above periods for a more complete discussion and analysis of our financial results, that are included in our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K.

Market for Interests

There is no market for the Interests and none of our limited partners may sell, pledge, exchange, transfer or assign any Interest without the consent of the Managing Partner, which is not expected to be given. Because the Interests are non-transferable, no public market in the Interests will develop.

The Partnership

We are organized as a Missouri limited liability limited partnership under the Revised Uniform Limited Partnership Act of the State of Missouri. As of June 25, 2010, we were comprised of 345 general partners, 10,225 limited partners and 232 subordinated limited partners. For a description of our Partnership Agreement, see “Business—Partnership Agreement” in our Annual Report on Form 10-K for the year ended December 31, 2009, incorporated by reference in this prospectus. For further information about our governance structure see “Partnership Governance.”

We are a holding company with no direct operations. Our principal operating subsidiaries are Edward D. Jones & Co., L.P., a Missouri limited partnership, and its wholly owned subsidiary Edward Jones, an Ontario, Canada limited partnership, each of which is a registered broker-dealer. For additional information regarding organizational structure see “Business—The Partnership” in our Annual Report on Form 10-K for the year ended December 31, 2009, incorporated by reference in this prospectus.

Our principal office is located at 12555 Manchester Road, St. Louis, Missouri 63131. Our telephone number is (314) 515-2000. Our website is www.edwardjones.com. The information contained on, or accessible through, our website is not part of or incorporated by reference in this prospectus.

Our Structure

The following is a simplified overview of our organizational structure as of the date of this prospectus.

Summary Financial and Operating Data

The summary consolidated financial and other data set forth below as of December 31, 2009, 2008 and 2007 for each of the three years in the period ended December 31, 2009 has been derived from our audited consolidated financial statements. The summary consolidated financial and other data set forth below as of June 25, 2010 and June 26, 2009 and for the six months ended June 25, 2010 and June 26, 2009 has been derived from our unaudited consolidated financial statements and include all adjustments (consisting of normal recurring items) which are, in our opinion, necessary for a fair presentation of our financial position as of such dates and results of operations for such periods. The results of operations for the six months ended June 25, 2010 are not necessarily indicative of the results of our full fiscal year ending December 31, 2010.

You should read the information contained in this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements, and the related notes, that are included in our Quarterly Report on Form 10-Q for the quarter ended June 25, 2010 and our Annual Report on Form 10-K for the year ended December 31, 2009, which are incorporated by reference in this prospectus.

	As of and for the six months ended		As of and for the year ended December 31,
(amounts in thousands, except per interest amounts)	June 25, 2010 (unaudited)	June 26, 2009 (unaudited)	2009	2008	2007
Revenue:
Trade revenue	$1,031,865	$927,300	$1,942,832	$2,129,336	$2,239,132
Asset fees	643,316	427,218	967,386	1,061,593	1,093,579
Account and activity fees and other revenue	262,571	257,739	525,163	445,406	459,000
Interest and dividends	59,904	52,640	112,637	184,919	305,525

Total revenue	1,997,656	1,664,897	3,548,018	3,821,254	4,097,236
Interest expense	29,122	29,212	57,599	71,752	79,672

Net revenue	1,968,534	1,635,685	3,490,419	3,749,502	4,017,564
Operating expenses:
Compensation and benefits	1,249,002	1,012,438	2,215,791	2,290,566	2,444,019
Other operating expenses	538,148	500,931	1,005,990	1,074,269	1,012,212

Total operating expenses	1,787,150	1,513,369	3,221,781	3,364,835	3,456,231

Income from continuing operations	181,384	122,316	268,638	384,667	561,333
Loss from discontinued operations	—	(20,910)	(104,331)	(72,858)	(53,114)

Income before allocations to partners	$181,384	$101,406	$164,307	$311,809	$508,219

Balance sheet data[1]:
Cash and cash equivalents	$41,076	$254,368	$227,544	$190,861	$304,475
Cash and investments segregated under federal regulations	3,022,996	2,223,154	2,812,154	2,175,000	1,620,129
Receivables	2,615,098	2,287,432	2,498,597	2,440,495	2,596,101
Total assets	7,506,978	6,180,245	7,168,375	6,991,894	5,824,378
Payables	5,117,089	3,848,359	4,760,060	4,650,526	3,344,232
Total debt	320,583	342,798	374,700	313,192	286,134
Total partnership capital subject to mandatory redemption	1,524,936	1,471,018	1,466,812	1,475,315	1,450,780

Key business metrics[1]:
Total accounts (mn)	8,260	8,041	8,132	7,998	7,618
Assets under care ($bn)	$518	$446	$516	$421	$539
Financial advisors	12,697	12,142	12,615	11,817	10,935
Branches	11,276	11,161	11,182	10,512	9,841

[1]	Balance sheet data and key business metrics exclude discontinued operations for all periods presented.

The Offering

Description of the Plan

The 2010 Employee Limited Partnership Interest Purchase Plan of The Jones Financial Companies, L.L.L.P., which we refer to as the Plan, is intended to provide an investment opportunity to certain current and former employees of our subsidiaries and certain general partners of the Partnership and, also, increase our capital through participants’ contributions. Pursuant to the Plan, participants are granted awards which represent an opportunity to acquire Interests in us. The purchase price of each full Interest is $1,000. No fractional Interests will be sold. Furthermore, the minimum amount that you may purchase is $5,000. All costs and expenses of administrating the Plan will be paid by us.

On July 2, 2010, our Managing Partner approved and adopted the Plan, which will continue in effect until December 31, 2010, which we refer to as the Offer Expiration Date, unless extended by the Managing Partner as described below. The effective date of sales of Interests under the Plan will be January 1, 2011, or, if later, the date that the registration statement of which this prospectus is a part is declared effective by the SEC. We, however, reserve the right against any or all of our subsidiaries’ current and former employees of our subsidiaries and certain general partners of the Partnership, including those who may be participants under the Plan, to amend the Plan at any time either retroactively or prospectively and to terminate or suspend the Plan or any award granted under the Plan at any time for any reason.

The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 because it is not an “employee benefit plan” as defined therein. The Plan is not qualified under Section 401(a) of the Internal Revenue Code, which we refer to as the Code, because it is not a pension, profit-sharing or stock bonus plan as defined therein. The Interests are not qualified investments under the Income Tax Act (Canada) for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans, deferred profit sharing plans, registered disability savings plans or tax-free savings accounts.

The description of the Plan that follows merely summarizes the terms of the Plan. This summary is subject to the provisions of the Plan itself, copy of which is attached as Appendix A. Additionally, you may obtain a copy of the Plan and information regarding the Plan and its administration from Kevin Bastien, our Chief Financial Officer, at the address and telephone number listed under the subheading “—Terms of the Offering; Subscription” below. The Plan document, not this summary, governs your rights.

Plan Committee Membership; Authority

The Plan is administered by our plan committee, which we refer to as the Plan Committee, consisting of one or more of our general partners, including our Managing Partner, appointed to the Plan Committee by our Managing Partner. The Plan Committee members serve at the pleasure of the Managing Partner. The Plan Committee will have authority to interpret the Plan, establish any rules or regulations relating to the Plan which it deems appropriate and make other determinations which it believes necessary and advisable for the proper administration of the Plan. Decisions of the Plan Committee in matters relating to the Plan will be final and conclusive. The Plan Committee’s determinations under the Plan, including determinations as to the current and former employees of our subsidiaries and certain general partners of the Partnership to receive awards, the amount, duration and other terms and provisions of such awards and the agreements evidencing the same, need not be uniform. Members of the Plan Committee will not be eligible to participate in the Plan. A member of the Plan Committee will not be liable for any action or determination made in good faith. The Plan

Committee is currently comprised solely of Mr. Weddle, the Managing Partner. Mr. Weddle is advised by certain general partners of the Partnership and employees of one of its subsidiaries on various matters related to administration of the Plan.

Eligibility to Participate

The Plan Committee, in its discretion, determines which of our subsidiaries’ current and former employees of our subsidiaries and certain general partners of the Partnership will be eligible to participate.

Interests Covered by the Plan

The total number of Interests covered by the Plan will be 275,000, with a book value of $275,000,000. This number of Interests will be adjusted to reflect any subsequent Interests splits, reverse Interest splits or similar matters affecting the number of our outstanding Interests. In the event any award of purchase rights of Interests is canceled or expires on account of the termination of your employment, lapse of time, your failure to exercise within the time specified in your award or for any other reason, the Plan Committee may again award the purchase rights of the Interests so canceled or expired to an existing or new participant.

Awards

The Plan Committee may, in its discretion, grant our current and former employees of our subsidiaries and certain general partners of the Partnership an award representing the right to purchase that number of Interests within the time period specified therein. Interests will not be issued at the time the award is granted, but only if and when you exercise your right to purchase the Interests in accordance with the terms of the award and the Plan. The purchase price of each full Interest will be $1,000 payable by you at the time the Interests are purchased, with a minimum purchase of five Interests, or $5,000. Awards may be conditioned on your continued employment with us or any of our subsidiaries, your retirement with us or any of our subsidiaries in good standing, or in any other manner the Plan Committee may determine and set forth in the award. Prior to your exercise of an award, such award may be canceled by the Plan Committee in its sole discretion.

Awards will be granted as follows:

(a) Initial Awards. The Plan Committee will determine the initial participants and establish the amount, duration and other terms, if any, of the initial awards. In making its determination of who will be participants and the amount, duration and other terms of each award, the Plan Committee will take into account such factors as a participant’s level of responsibility, job performance, potential for growth, level and types of compensation and such other factors as the Plan Committee deems relevant.

(b) Subsequent Awards. During the term of the Plan, additional awards may be granted (subject to the maximum number of Interests provided for above) in the discretion of the Plan Committee, either to (1) new participants in the Plan or (2) prior participants in the Plan.

(c) Notice of Awards. Upon granting of any award by the Plan Committee, you will be advised as to the amount, duration and other terms of the award.

Purchase Date; Reports

After we receive your funds, such funds will be used to purchase your Interests from us on the date specified in the award or as otherwise determined by the Plan Committee. If you are not already one of our limited partners, you will become a limited partner effective January 1, 2011. No 2010 income will be allocated or distributed to you from the purchase of the Interests being offered. You will receive statements from us on a periodic basis.

Termination

Your participation in the Plan may be terminated by the Plan Committee at any time.

Non-Assignability

Awards under the Plan are non-transferable and may not be assigned or pledged by you at any time and no recognition will be required to be given by us to any attempt to assign any rights under the Plan.

Terms of the Offering; Subscription

If you elect to participate in the offering, you may subscribe by executing and delivering the Subscription Agreement in the form attached hereto as Appendix B and the Power of Attorney in the form attached hereto as Appendix C to the Partnership at The Jones Financial Companies, L.L.L.P., 12555 Manchester Road, St. Louis, Missouri 63131, Attn: LP Service Team. We reserve the right to require that we receive an executed original Power of Attorney from all offerees who are not currently limited partners at our offices in St. Louis before accepting a Subscription.

Offerees must submit full payment or make payment arrangements satisfactory to us, for all Interests subscribed for pursuant hereto for receipt no later than 5:00 p.m. (Central Time) on the date specified on your award, unless such date is extended by us. Any checks should be made payable to “The Jones Financial Companies, L.L.L.P.” Additionally, you can make full payment by authorizing Edward Jones to remove funds from your Edward Jones account no later than 5:00 p.m. (Central Time) on December 31, 2010, unless such date is extended by us.

Upon acceptance of the properly completed Subscription Agreement by us, you will be admitted to the Partnership effective as of January 1, 2011, or on such later date as our Managing Partner determines in his sole discretion.

We have the unconditional right to accept or reject any Subscription, in whole or in part. In addition, even if we accept a Subscription, and/or accept payment, we may (at any time on or prior to the Offer Expiration Date), for any reason whatsoever, including without limitation, the unavailability of regulatory approval of the sale of the Interests to you, reject the Subscription by returning to you payment in an amount equal to the Subscription payment originally delivered by you to us. You will have no right as a limited partner of the Partnership until we have accepted the Subscription and notified you of such acceptance.

The offering is made solely by us, without the participation of any dealer, underwriter, or selling agent (other than Edward Jones). We will neither allow nor pay any discount, commission, or sales fee in connection with the offering. We will use our best efforts to sell all of the Interests offered in the offering. There is no minimum number of Interests which must be sold before any individual Subscription will be accepted.

Use of Proceeds

We estimate that we will receive net proceeds from this offering of approximately $274.4 million, after deducting estimated offering expenses payable by us. The principal purpose of this offering is to provide funds to be used toward working capital and general corporate purposes and to ensure there is adequate general liquidity of the Partnership for future needs. For more information regarding use of proceeds from this offering, see “Use of Proceeds” on page 25.

RISK FACTORS

You should carefully consider the following risks, as well as the other information contained and incorporated by reference in this prospectus, before you invest in the Interests. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of the following risks occur, our business, financial condition, results of operations and cash flows could be materially adversely affected, the value of the Interests could decline, and you might lose part or all of your investment in the Interests.

Risks Related to Our Business

MARKET CONDITIONS — We are in the securities industry, and a downturn in the U.S. and global securities markets has in the past had, and could in the future have, a significant negative effect on our revenues and could significantly reduce or eliminate our profitability.

General political and economic conditions such as an economic recession, natural disasters, terrorist attacks, war, local economic and political conditions, regulatory changes or changes in the law or interest rate or currency rate fluctuations could create a downturn in the U.S and global securities markets. In addition, another terrorist attack in the U.S. could have a disproportionate effect on the domestic securities industry in which we operate.

The securities industry, and therefore the Partnership, is highly dependent upon market prices and volumes which are highly unpredictable and volatile in nature. Events since the third quarter of 2008 including the global recession, frozen credit markets, institutional failures and government-sponsored bailouts of a number of large financial services companies have made the capital markets increasingly volatile. We have been affected by the weakened global economic conditions and the ongoing unsettled nature of the financial markets. Our results could decline further in the event the recovery from the recent market downturn continues at a labored pace or in the event of a further economic downturn.

Due to the acceleration of economic turmoil in late 2008 and 2009, and its very negative impact on the securities markets, we experienced significant declines in our net revenues which adversely impacted our overall financial results. In response to these events, we implemented significant cost reduction and cost savings measures. There is no assurance that in future periods of economic downturn or reduced revenue such measures will be sufficient to offset revenue declines or that we can implement further cost reductions to sustain profitable operations.

As we experienced throughout 2009, a material reduction in volume and lower securities prices result in lower commission revenue, reduced fees due to lower average value of client assets and losses in dealer inventory accounts and syndicate positions, which have reduced and could continue to have a material adverse impact on the profitability of our operations. Furthermore, in an economic recession, we are subject to an increased risk of our clients being unable to meet their commitments such as margin obligations. If our clients are unable to meet their margin obligations, we have an increased risk of losing money on margin transactions and incurring additional expenses defending or pursuing claims. Developments such as lower revenues and declining profit margins could reduce or eliminate our profitability.

TRANSACTION VOLUME VOLATILITY — Significant increases and decreases in the number of transactions by our clients can have a material negative effect on our profitability and our ability to efficiently process and settle these transactions.

Significantly increased client transaction volume may result in operational problems such as a higher incidence of failures to deliver and receive securities and errors in processing transactions, and may also result in increased personnel and related processing costs. In past periods, we have experienced adverse effects on our profitability resulting from significant reductions in securities sales and, likewise, have encountered operational problems arising from unanticipated high transaction volume. We are not able to control such decreases and increases, and there is no assurance that we will not encounter such problems and resulting losses in future periods.

In addition, at times of significant increase in client transaction volumes, if we fail to keep current and accurate books and records we would be exposed to disciplinary action by governmental agencies and self-regulatory organizations, which we refer to as SROs.

INTEREST RATE CHANGES — Our profitability could be impacted by significant interest rate changes.

We are exposed to market risk from changes in interest rates. Such changes impact the interest income we earn from clients’ margin loans, the investment of excess funds, and securities we own. Any changes in interest rates may also have an impact on the expense related to liabilities that finance these assets, such as amounts payable to clients and other interest-bearing liabilities. In addition, such changes can impact the fees earned by us through our minority ownership in the advisor to the Edward Jones Money Market Funds and the market value of the securities owned by us. For further discussion, see Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the quarters ended March 26, 2010 and June 25, 2010, incorporated by reference in this prospectus. A decrease in short-term interest rates such as that experienced since late 2007 significantly negatively impacts net interest income. Our interest bearing liabilities are less sensitive to changes in short-term interest rates compared to our interest earning assets, resulting in interest income being more sensitive to rate changes than interest expense.

RISK OF INFLATION — An increase in inflation could affect securities prices and as a result, our profitability and capital.

Inflation and future expectations of inflation can negatively influence securities prices, as well as activity levels in the securities markets. As a result, our profitability and capital may be adversely affected by inflation and inflationary expectations. Additionally, the impact of inflation on our operating expenses may affect our profitability to the extent that additional costs are not recoverable through increased prices of services we offer.

INABILITY TO ACHIEVE OUR GROWTH RATE — If we are unable to fully achieve our goals for hiring and training our financial advisors or the attrition rate of our financial advisors is higher than our expectations, we may not be able to meet our planned growth rates.

It has been and may continue to be more difficult for us to attract qualified applicants for financial advisor positions due to recent market downturns. In addition, we rely heavily on referrals from our current financial advisors in recruiting new financial advisors. During an economic downturn, our financial advisors can be less effective in recruiting potential new financial advisors through referrals.

Also, even when there is not a market downturn, we may not achieve our objectives. For instance, we are below our hiring objectives for 2010 and did not achieve our hiring and training objectives in six out of the past eight years. There can be no assurance that we will be able to hire at desired rates in future periods to achieve our planned growth.

In addition, a significant number of our financial advisors have been licensed as brokers for less than three years. As a result of their relative inexperience, many of these financial advisors have encountered or may encounter difficulties developing or expanding their businesses. Consequently, we have periodically experienced higher rates of attrition, particularly with respect to the less experienced financial advisors and especially during market downturns. We generally lose more than half of our financial advisors who have been licensed for less than three years. We also have experienced increased financial advisor attrition due to increased competition from other financial services companies and efforts by those firms to recruit our financial advisors. There can be no assurance that the attrition rates we have experienced in the past will not continue or increase in the future. In addition, we have recently raised the performance standards for our financial advisors, which may result in higher attrition for financial advisors unable to meet these performance standards.

Either the failure to achieve hiring and training goals or an attrition rate higher than anticipated may result in a decline in the revenue we receive from commissions and other securities related revenues. As a result, we may not be able to achieve the level of net growth upon which our business model is based and our revenues and results of operations may be adversely impacted. For further information about our attrition rates, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2009 and in our Quarterly Reports on Form 10-Q for the quarters ended March 26, 2010 and June 25, 2010, incorporated by reference in this prospectus.

CAPITAL LIMITATIONS; UNIFORM NET CAPITAL RULE — The SEC’s Uniform Net Capital Rule imposes minimum net capital requirements and could limit our ability to engage in certain activities which are crucial to our business.

Adequacy of capital is vitally important to broker-dealers, and lack of sufficient capital may limit Edward Jones’ ability to compete effectively. In particular, lack of sufficient capital or compliance with the Uniform Net Capital Rule may limit Edward Jones’ ability to commit to certain securities activities such as underwriting and trading, which require significant amounts of capital, its ability to expand margin account balances, as well as its commitment to new activities requiring an investment of capital. Financial Industry Regulatory Authority (FINRA) regulations and the Uniform Net Capital Rule may restrict Edward Jones’ ability to expand its business operations, including opening new branch offices or hiring additional financial advisors. Consequently, a significant operating loss or an extraordinary charge against net capital could adversely affect Edward Jones’ ability to expand or even maintain its present levels of business.

In addition to the regulatory requirements applicable to the U.S. broker-dealer, Edward Jones Canada and Edward Jones Trust Company are subject to regulatory capital requirements in the U.S. and Canada. Our failure to maintain the required net capital for any of our subsidiaries may subject us to disciplinary actions by the SEC, FINRA, Investment Industry Regulatory Organization of Canada, Office of Thrift Supervision or other regulatory bodies, which could ultimately require our liquidation. In the U.S., Edward Jones may be unable to expand its business, and we may be required to restrict our withdrawal of subordinated debt and partnership capital in order to meet the net capital requirements. For more information see Item 1, “Business, Business Operations—Uniform Net Capital Rule” in our Annual Report on Form 10-K for the year ended December 31, 2009, incorporated by reference in this prospectus. Any restriction on the ability to withdraw partnership capital would impact the ability of partners to withdraw capital from the Partnership.

LIQUIDITY — Our business in the securities industry requires that sufficient liquidity be available to maintain our business activities, and we may not always have access to sufficient funds.

Liquidity, or ready access to funds, is essential to our business. The current tight credit market environment could have a negative impact on our ability to maintain sufficient liquidity to meet our working capital needs. Short term and long term financing are two sources of liquidity that could be affected by the current tight credit market. As a result of the concerns about the stability of the markets in general, some lenders have reduced their lending to borrowers, including us. There is no assurance that financing will be available at attractive terms, or at all, in the future. A significant decrease in our access to funds could negatively affect our business and financial management in addition to our reputation in the industry.

In addition, many limited partners, subordinated limited partners and general partners have financed the initial or subsequent purchases of their Partnership interest by obtaining personal bank loans. We have and will arrange many of these loans by asking a bank to offer such loans to our partners. Nevertheless, any such bank loan agreement is and will be between the partner and the bank. We do not guarantee the bank loans, nor can partners pledge their Partnership interest as collateral for the bank loan. Partners who finance all or a portion of their Partnership interest with bank financing may be more likely to request the withdrawal of capital to repay such obligations should the partners experience a period of reduced earnings from the Partnership, including the elimination of partner’s earnings from their interests if we should experience an operating loss. As a partnership, any withdrawals by our general partners, subordinated limited partners or limited partners would reduce our available liquidity and capital. Furthermore, many of the same banks which provide financing to limited partners, subordinated limited partners and general partners also provide various forms of financing to the Partnership. To the extent banks maintain or increase credit available to partners, financing available to the Partnership may be reduced. For further information, see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the quarters ended March 26, 2010 and June 25, 2010, incorporated by reference in this prospectus.

LACK OF CAPITAL PERMANENCY — Because our partnership capital is subject to mandatory liquidation either upon the death or upon the withdrawal request of a partner, the capital is not permanent and a significant mandatory liquidation could lead to a substantial reduction in our capital, which could, in turn, have a material adverse effect on our business.

Under the terms of the Partnership Agreement, a partner’s capital balance is liquidated upon death. In addition, partners may request withdrawals of their partnership capital, subject to certain limitations on the timing of those withdrawals. Accordingly, our partnership capital is not permanent and is dependent upon current and future partners to both maintain their existing capital investment and make additional capital investments in us. Any withdrawal requests by general partners, subordinated limited partners or limited partners would reduce our available liquidity and capital.

Limited partners who request the withdrawal of their capital are repaid their capital in three equal annual installments beginning the month after their withdrawal request. The capital of general partners requesting the withdrawal of capital from the Partnership is converted to subordinated limited partner capital or at the discretion of the Managing Partner redeemed by the Partnership. The withdrawal of subordinated limited partner capital is repaid in six equal annual installments beginning the month after their request for withdrawal. Liquidations upon the death of a partner are generally required to be made within six months of the date of death. Our Managing Partner has the discretion to waive the withdrawal restrictions, which would have the effect of reducing our capital. Due to the nature of the liquidation requirements of the capital, we account for our capital as a liability, in accordance with generally accepted accounting principles. If our capital declines by a substantial amount due to liquidation or withdrawal, we may not have sufficient capital to operate or expand our business or to meet withdrawal requests by limited partners. See “Business—The Partnership—Net Income and Income Before Allocation to Partners” in our Annual Report on Form 10-K for the year ended December 31, 2009, incorporated by reference in this prospectus.

CANADIAN OPERATIONS — We are focusing heavily on efforts and intend to continue to make substantial investments to support the potential profitability of our Canadian operations, which have not achieved profitability since its inception in 1994.

We commenced operations in Canada in 1994 and plan to continue to expand our branch system in Canada. Our Canadian operation has operated at a substantial deficit from its inception. We plan to make additional investments in our Canadian operations, which may be substantial. There is no assurance our Canadian operations will ultimately become profitable. For further information on the results of operations of our Canadian operations, see Note 18 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009 and Note 10 and Note 11 to the Unaudited Consolidated Financial Statements contained in our Quarterly Reports on Form 10-Q for the quarters ended March 26, 2010 and June 25, 2010, respectively, incorporated by reference in this prospectus.

ACTIONS BY REGULATORY AGENCIES — The securities industry is highly regulated, and we are subject to various regulatory inquiries and investigations, which could lead to formal proceedings and, if adversely determined, could materially affect our business.

From time to time we have received and may in the future receive information requests or subpoenas from various regulatory and enforcement authorities. These inquiries or requests for information have in the past, and may in the future result in additional inquiries by the regulators or more specific investigations of us.

Edward Jones is from time to time subject to examinations and investigations of which it may not be presently aware and such matters could lead to formal actions and ancillary civil suits, which may impact Edward Jones’ business. In view of the inherent difficulty of predicting the outcome of the matters, particularly in cases in which agencies may seek substantial or indeterminate fines or penalties, or actions which are in very preliminary stages, we cannot predict with certainty the eventual loss or range of loss, if any, related to such matters.

The outcome of these actions could be material to our future operating results for a particular period or periods. For more information, see “Business—Legal Proceedings” in our Annual Report on Form 10-K for the year ended December 31, 2009 and “Legal Proceedings” in our Quarterly Reports on Form 10-Q for the quarters ended March 26, 2010 and June 25, 2010, incorporated by reference in this prospectus.

LEGISLATIVE AND REGULATORY INITIATIVES — Newly adopted federal legislation and pending regulatory proposals intended to reform the financial services industry could significantly impact the regulation and operation of us and our subsidiaries and our revenue and profitability. In addition, such laws and regulations may significantly alter or restrict our historic business practices, which could negatively affect our operating results.

We are subject to extensive regulation by federal and state regulatory agencies and by self-regulating organizations, which we refer to as SROs, within the industry. We operate in a regulatory environment that is subject to ongoing change and has seen significantly increased regulation in recent years. We may be adversely affected as a result of new or revised legislation or regulations, changes in federal, state or foreign tax laws and regulations, or by changes in the interpretation or enforcement of existing laws and regulations.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), passed by the U.S. Congress and signed by the President July 21, 2010, includes provisions that could potentially impact our operations.

The Dodd-Frank Act. Among the numerous provisions in the Dodd-Frank Act are those pursuant to which the SEC has been directed to study existing practices in the industry, and has been granted discretionary rulemaking authority to establish, among other things, comparable standards of conduct for broker-dealers and investment advisers when providing personalized investment advice about securities to retail customers, and such other customers as the SEC provides by rule. The standard of conduct would require the broker-dealer/investment adviser to act in the best interest of the customer without regard to the financial or other interest of the broker-dealer or investment adviser providing the advice. In addition, the Dodd-Frank Act contains new or enhanced regulations that could impact specific securities products offered by us to investors and specific securities transactions. It is unclear at this time whether the SEC will engage in rulemaking or issue interpretive guidance concerning the standard of conduct for broker-dealers and investment advisors. Similarly, it is unclear whether FINRA or other regulatory authorities will issue rules related to the Dodd-Frank Act and what impact such rulemaking activities will have on us or our operations. Since the passage of the Dodd-Frank Act we have not been required to enact material changes to our operations. However, we continue to review and evaluate the provisions of the Dodd-Frank Act and the impending rules to determine what impact or potential impact it may have on the financial services industry, us and our operations.

International Financial Reporting Standards. The International Accounting Standards Board, which we refer to as IASB developed a core set of accounting standards to act as a framework for financial reporting known as the International Financial Reporting Standards, which we refer to as IFRS. By 2007, the majority of listed European Union companies, including banks and insurance companies, began using IFRS to prepare financial statements. In contrast, the majority of public companies in the U.S. prepare financial statements under the general accepted accounting principles in the U.S., which we refer to as GAAP.

The SEC has proposed a mandatory adoption of IFRS starting in 2015 with early adoption permitted before that date. It is unclear at this time how the SEC will propose GAAP and IFRS be harmonized if the proposed change is adopted. In addition, the Canadian Accounting Standards Board has announced a mandatory adoption of IFRS in Canada starting in 2011. We are currently unable to determine what impact, if any, IFRS would have on our financial position or results of operations. When adopted IFRS could significantly impact the way we determine income before allocations to partners, allocations to partners, or returns on our capital.

In addition, switching to IFRS will be a complex endeavor for us. We will need to develop new systems and controls around the principles of IFRS. Since this is a new endeavor, the specific costs associated with this conversion are uncertain.

Rule 12b-1 Fees. We receive various payments in connection with the purchase, sale and holding of mutual fund shares by our clients. Those payments include “Rule 12b-1 fees” and expense reimbursements. Rule 12b-1 allows a mutual fund to pay distribution and marketing expenses out of the fund’s assets. The SEC currently does not limit the size of Rule 12b-1 fees that funds may pay, FINRA does impose such limitations.

However, in July 2010, the SEC proposed reform of Rule 12b-1 under the Investment Company Act of 1940 (the “ICA”). This proposed reform was the result of Congressional subcommittee hearings and SEC efforts that began in July 2007 centered on Rule 12b-1 fees. For further discussion regarding this proposed reform, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended June 25, 2010.

For further information on the amount of Rule 12b-1 fees (i.e., service fees) earned by us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2009 and in our Quarterly Reports on Form 10-Q for the quarters ended March 26, 2010 and June 25, 2010, incorporated by reference in this prospectus.

Any of the foregoing regulatory initiatives, if adopted, could adversely affect our business operations and business model. As of the date of this prospectus, except as described above with respect to the Dodd-Frank Act, none of these initiatives discussed above have been adopted. We cannot predict with any certainty whether or which of these regulatory proposals will be adopted in their current form, adopted subject to further revisions or not adopted at all. If adopted, some of these initiatives could significantly and adversely impact our operating costs, our structure, our ability to generate revenue and our overall profitability.

BRANCH OFFICE SYSTEM — Our system of maintaining branch offices primarily staffed by one financial advisor may expose us to risk of loss or liability from the activities of our financial advisors.

Most of our branch offices are staffed by a single financial advisor and a branch office administrator without an onsite supervisor as would be found at broker-dealers with multi-broker branches. Our primary supervisory activity is conducted from our headquarters offices. Although this method of supervision is designed to comply with all applicable industry and regulatory requirements, it is possible that we are exposed to a risk of loss arising from alleged imprudent or illegal actions of our financial advisors. Furthermore, we may be exposed to further losses if additional time elapses before our supervisory personnel detect problem activity.

In addition, we maintain personal financial and account information and other documents and instruments for our clients at our branch offices, both physically and in electronic format. Because the branch offices are relatively small and some are in remote locations, the security systems at these branch offices may not prevent theft of such information. If security of a branch is breached and personal financial and account information is stolen, our clients may suffer financial harm and we could suffer financial harm, reputational damage and regulatory issues.

LITIGATION AND REGULATORY INVESTIGATIONS AND PROCEEDINGS — As a securities firm, we are subject to litigation involving civil plaintiffs seeking substantial damages and regulatory investigations and proceedings, which have increased over time and are expected to continue to increase even as global market conditions improve.

Many aspects of our business involve substantial litigation and regulatory risks. We are, from time to time, subject to examinations and informal inquiries by regulatory and other governmental agencies. Such matters have in the past, and could in the future, lead to formal actions, which may impact our business. In the ordinary course of business, we are also subject to arbitration claims, lawsuits and other significant litigation such as class action suits. Over time, there has been increasing litigation involving the securities industry in general and us in particular, including class action suits that generally seek substantial damages.

We incurred significant expenses to defend and/or settle claims over the last few years, and we anticipate the number of claims against us will increase in light of the recent economic recession. In view of the inherent difficulty of predicting the outcome of such matters, particularly in cases in which claimants seek substantial or indeterminate damages or in actions which are at very preliminary stages, we cannot predict with certainty the eventual loss or range of loss related to such matters. Due to the uncertainty related to litigation and regulatory investigations and proceedings, we cannot determine if future litigation will have a material adverse effect on our consolidated financial condition. Such legal actions may be material to future operating results for a particular period or periods. For more information regarding unresolved claims, see “Business—Legal Proceedings” in our Annual Report on Form 10-K for the year ended December 31, 2009 and “Legal Proceedings” in our Quarterly Reports on Form 10-Q for the quarters ended March 26, 2010 and June 25, 2010, incorporated by reference in this prospectus.

UPGRADE OF TECHNOLOGICAL SYSTEMS — We may engage in significant technology initiatives in the future which may be costly and could lead to disruptions.

From time to time, we have engaged in significant technology initiatives and expect to continue to do so in the future. Such initiatives are not only necessary to better meet the needs of our clients, but also to satisfy new industry standards and practices and better secure the transmission of our clients’ information on our systems. With any major system replacement, there will be a period of education and adjustment for the branch and home office associates utilizing the system. Following any upgrade or replacement, if our systems or equipment do not operate properly, are disabled or fail to perform due to increased demand (which might occur during market upswings or downturns), or if a new system or system upgrade contains a major problem, we could experience unanticipated disruptions in service, including interrupted trading, slower response times, decreased client service and client satisfaction and delays in the introduction of new products and services, any of which could result in financial losses, liability to clients, regulatory intervention or reputational damage. Further, the inability of our systems to accommodate a significant increase in volume of transactions could also constrain our ability to expand our business.

INTERRUPTION OF BUSINESS AND OPERATIONS — Any substantial disruption to our business and operations could lead to significant personnel and financial loss to our business and operations as well as harm relations with our clients.

Our headquarter facilities and our existing computer system and network, including its backup systems, are vulnerable to damage or interruption from human error, natural disasters, power loss, sabotage, computer viruses, intentional acts of vandalism and similar events. Such an event could substantially disrupt our business by causing physical harm to our headquarter facilities and its technological systems. In addition, our reputation and business may suffer if clients experience data and financial loss from a significant interruption. We established a second data center in Tempe, Arizona, which operates as a secondary data center to our own primary data center located in St. Louis, Missouri and is designed to enable us to maintain service during a system disruption contained in St. Louis that is limited to a short-term interruption. The staff at our Tempe facility would likely not be sufficient to operate the systems in the event of a prolonged disruption to the St. Louis data center and office facilities as well as the geographic region, which would prevent staff from working either from the St. Louis headquarters or from home. In such event, we would need to re-locate staff to the Tempe facility, which might result in a delay in service during the transition and substantial additional costs and expenses. While we have disaster recovery and business continuity planning processes, and interruption and property insurance to mitigate and help protect us against such losses, there can be no assurance that we are fully protected from such an event.

OPERATIONAL SYSTEMS — Our Canadian operations became self-clearing, which entails us taking on increased risk and responsibilities previously performed by a third party clearing firm.

During the second quarter of 2009, Edward Jones Canada became self-clearing. As a result Edward Jones Canada has become the custodian for client securities and manages all related securities and cash processing. Clearing and execution services include the confirmation, receipt, settlement and delivery functions involved in securities transactions. Self-clearing securities firms are subject to substantially more regulatory examination than firms that rely on others to perform clearing functions. Errors in performing clearing functions, including clerical and other errors related to the handling of funds and securities held by Edward Jones Canada on behalf of its clients, could lead to losses and liability in related lawsuits brought by clients and others, and proceedings and investigations by regulators.

We have been exposed to similar risks in the U.S. for many years, as noted in “Business—Business Operations” in our Annual Report on Form 10-K for the year ended December 31, 2009, incorporated by reference in this prospectus.

RELIANCE ON ORGANIZATIONS — Our dependence on third-party organizations exposes us to disruption if their products and services are no longer offered, supported or develop defects.

We incur obligations to our clients which are supported by obligations from firms within the industry, especially those firms with which we maintain relationships by which securities transactions are executed. The inability of an organization, or to a lesser extent, any securities firm with which we do a large volume of business, to promptly meet its obligations could result in substantial losses to us.

We are particularly dependent on Broadridge Financial Solutions, Inc., which we refer to as Broadridge, which acts as our primary vendor for providing accounting and record-keeping for client accounts in both the U.S. and Canada. Our communications and information systems are integrated with the information systems of Broadridge. There are relatively few alternative providers to Broadridge and although we have analyzed the feasibility of performing Broadridge’s functions internally, we may not be able to do it in a cost-effective manner or otherwise. Consequently, any new computer systems or software packages implemented by Broadridge which are not compatible with our systems, or any other interruption or the cessation of service by Broadridge as a result of systems limitations or failures, could cause unanticipated disruptions in the our business which may result in financial losses and/or disciplinary action by governmental agencies and/or SROs.

It is unclear what, if any, impact the current economic downturn, particularly in the financial services industry, will have on Broadridge, and their ability to meet their service level commitments to us.

We are substantially dependent upon the operational capacity and ability of the National Securities Clearing Corp., the Depository Trust Company, the Fixed Income Clearing Corp., and the Canadian Depository of Securities. Any serious delays in the processing of securities transactions encountered by these clearing and depository companies may result in delays of delivery of cash or securities to our clients. If for any reason, any of our clearing, settling or executing agents were to fail, we and our clients would be subject to possible loss.

We also use a major bank for custody and settlement of treasury securities and the Governmental National Mortgage Association, the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation issues. If this bank experiences any disruption in service, we may suffer financial, regulatory or reputational harm.

Edward Jones does not employ its own floor brokers for transactions on exchanges in either the U.S. or Canada. Edward Jones has arrangements with other brokers to execute its transactions in return for a commission based on the size and type of trade. If, for any reason, any of these clearing, settling, or executing agents were to fail, Edward Jones and our clients would be subject to possible loss. To the extent that Edward Jones would not be able to meet the obligations of our clients, such clients might experience delays in obtaining the protections afforded them.

In addition, we derived approximately 25% of our total revenue for 2009 from American Funds Distributors, Inc. and its family of mutual funds. Significant reductions in the revenues from this mutual fund source could have a material impact on our results of operations.

CREDIT RISK — We are subject to credit risk due to the nature of the transactions we process for our clients.

We are exposed to the risk that third parties that owe us money, securities or other assets will not meet their obligations. Many of the transactions in which we engage expose us to credit risk in the event of default by our counterparty or client. In addition, our credit risk may be increased when the collateral we hold cannot be realized or is liquidated at prices insufficient to recover the full amount of the obligation due to us. For more information about our credit risk, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Management—Credit Risk” in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, incorporated by reference in this prospectus.

UNDERWRITING, SYNDICATE AND TRADING POSITION RISKS — We engage in underwriting activities, which can expose us to material losses and liability.

Participation as a manager or syndicate member in the underwriting of fixed income and equity securities subjects us to substantial risk. As an underwriter, we are subject to risk of substantial liability, expense and adverse publicity resulting from possible claims against us as an underwriter under federal and state securities laws. Such laws and regulations impose substantial potential liabilities on underwriters for material misstatements or omissions in the prospectus used to describe the offered securities. In addition, there exists a potential for possible conflict of interest between an underwriter’s desire to sell its securities and its obligation to its clients not to recommend unsuitable securities. In recent years, there has been an increasing incidence of litigation in these areas. These lawsuits are frequently brought by large classes of purchasers of underwritten securities. Such lawsuits often name underwriters as defendants and typically seek substantial amounts in damages.

Further, as an underwriter, we may incur losses, if we are unable to resell the securities we are committed to purchase or if we are forced to liquidate all or part of our commitment at less than the agreed upon purchase price. Furthermore, the commitment of capital to an underwriting may adversely affect our capital position and, as such, our participation in an underwriting may be limited by the requirement that we must at all times be in compliance with the SEC’s Uniform Net Capital Rule. In maintaining inventory in fixed income and equity securities, we are exposed to a substantial risk of loss, depending upon the nature and extent of fluctuations in market prices.

COMPETITION — We are subject to intense competition for clients and personnel, and many of our competitors have greater resources.

All aspects of our business are highly competitive. We compete for clients and personnel directly with other securities firms and increasingly with other types of organizations and other businesses offering financial services, such as banks and insurance companies. Many of these organizations have substantially greater capital and additional resources, and some entities offer a wider range of financial services. Over the past several years, there has been significant consolidation of firms in the financial services industry, forcing us to compete with larger firms with greater capital and resources, brokerage volume and underwriting activities, and more competitive pricing. Also, we continue to compete with a number of firms offering discount brokerage services, usually with lower levels of personalized service to individual clients. With minor exceptions, clients are free to transfer their business to competing organizations at any time, although there may be a fee to do so.

Competition among financial services firms also exists for financial advisors and other personnel. Our continued ability to expand our business and to compete effectively depends on our ability to attract qualified employees and to retain and motivate current employees. If our profitability decreases, then bonuses paid to financial advisors and other personnel, along with profit-sharing contributions, may be decreased or eliminated, increasing the risk that personnel could be hired away by competitors. In addition, we have recently faced increased competition from larger firms in our non-urban markets, and from a broad range of firms in the urban and suburban markets in which we compete.

The competitive pressure we experience could have an adverse effect on our business, results of operations, financial condition and cash flow. For additional information, see Item 1, “Business– Competition” of our Annual Report on Form 10-K for the year ended December 31, 2009, incorporated by reference in this prospectus.

Risks Related to an Investment in the Limited Partnership Interests

HOLDING COMPANY — We are a holding company with no direct operations; as a consequence, our ability to satisfy our obligations under the Partnership Agreement will depend in large part on the ability of our subsidiaries to pay distributions or dividends to us, which is restricted by law and contractual obligations.

Since we are a holding company and certain of our subsidiaries are regulated companies, including Edward Jones, our principal operating subsidiary, which is a registered broker-dealer, the principal sources of cash available to us are distributions or dividends from our subsidiaries and other payments under intercompany arrangements with our subsidiaries. The Interests will be solely our obligation, and our subsidiaries will have no obligation (through a guarantee or otherwise) to pay any amount in respect of the Interests or to make any funds available for any such payment. Accordingly, our ability to generate the funds necessary to satisfy our obligations with respect to the Interests, including the 7 1/2% “guaranteed payment” (for tax purposes, within the meaning of the Code) will be dependent on distributions, dividends and intercompany payments from our subsidiaries, and if these sources are not adequate, we may be unable to satisfy such obligations.

Edward Jones is subject to various statutory and regulatory restrictions applicable to broker-dealers generally that limit the amount of cash distributions, dividends, loans and advances that those subsidiaries may pay to us. Regulations relating to capital requirements affecting some of our subsidiaries also restrict their ability to pay distributions or dividends and make loans to us. See “Business—Regulation” and “Business—Uniform Net Capital Rule” in our Annual Report on Form 10-K for the year ended December 31, 2009, incorporated by reference in this prospectus.

In addition, our subsidiaries may be restricted under the terms of their financing arrangements from paying distributions or dividends to us, or may be required to maintain specified levels of capital. Moreover, we or our subsidiaries may enter into financing arrangements in the future which may include additional restrictions or debt covenant requirements further restricting distributions to the Partnership, which may impact our ability to make distributions to our limited partners. For example, the terms of the note purchase agreements relating to Edward Jones’s 7.79% capital notes due 2011 and 7.33% subordinated capital notes due 2014 require that Edward Jones maintain partnership capital in an amount at least equal to $400 million.

If in the future Edward Jones or our other subsidiaries were unable to pay distributions to us in an amount sufficient to meet our obligations due to a lack of statutory net capital, changes to the applicable laws or regulations or for some other reason, we would be unable to meet our obligation to make the 7 1/2% Payment under the Partnership Agreement.

NON-VOTING INTERESTS; ABSENCE OF MARKET; PRICE FOR INTERESTS — The Interests are non-voting and non-transferable, and the price only represents book value.

None of the limited partners in their capacity as limited partners may vote or otherwise participate in the management of our business. Without the consent of our limited partners or general partners, our Managing Partner has the authority to amend the Partnership Agreement, pursuant to which the Interests offered are issued. There is no fair market value for the Interests, since there is no market for the Interests. None of our limited partners may sell, pledge, exchange, transfer or assign any such Interest without the express written consent of our Managing Partner (which is not expected to be given) as further discussed under heading “Partnership Governance.” The price (currently $1,000 per Interest) at which the Interests are offered represents the book value of each Interest. The book value of the Interests could be less than the price paid, if the capital of the general partners and subordinated limited partners was reduced to zero as a result of losses incurred by us.

AVAILABILITY OF FINANCING — Limited partners can finance a portion of the purchase of their Interests with a bank loan, but we do not guarantee the bank loan. A limited partner may be unable to obtain or maintain a personal bank loan to pay for the Interests due to bank lending practices.

Many limited partners finance a portion of the initial or subsequent purchases of their Interests by obtaining personal bank loans. Any such bank loan agreement is and will be between the limited partner and the bank. We do not guarantee the bank loans, nor can the limited partners pledge their Interests as collateral for the bank loans. Historically, we have asked certain banks if they would make financing available to limited partners and have provided the initial documentation to the limited partners for such banks. We also have provided on-going administration for the loans between the limited partners and the banks according to the loan agreement and instructions provided to us by the limited partners. Terms of bank financing have generally been based on three year term loans with interest payable quarterly. Under the terms of the loan agreement with the banks, we apply any earnings, including the 7 1/2% Payment payable to limited partners under the Partnership Agreement, to the limited partner’s bank loan until the loan is paid off, after which time the earnings are distributed directly to the limited partner. There is no assurance the distributions from the Partnership, including the 7 1/2% Payment, will be sufficient to pay the interest on a limited partner’s bank loan or repay the principal amount of the bank note at or prior to its maturity.

Since all distributions including the 7 1/2% Payment from new and existing Interests owned are paid directly to the bank to pay interest and or principal on a limited partner’s loan, limited partners will be required to pay from other resources any income taxes due each year as a result of owning their Interests. Historically, for non-financial advisor limited partners, the bank loan agreements have permitted a portion of the Interest’s distributions to be paid to limited partners for the payment of taxes. However, there can be no assurance that such distributions will be sufficient to pay all income taxes due each year arising from limited partner Interests. Furthermore, in the event we experience a loss which leads to our liquidation, there is no assurance there will be sufficient capital available to distribute to limited partners for the repayment of the bank loans. Limited partners who have chosen to finance a portion of the purchase price of their Interests assume all risks associated with the bank loan including the legal obligation to repay the loan.

There is no assurance that banks will provide financing for the initial purchase of the Interest or agree to provide additional financing in the future if the bank loan is still outstanding when the bank note becomes due. Limited partners may need to find other means to finance a portion of their initial purchase or subsequent repayment of the bank loan at maturity. If limited partners are unable to obtain such financing, they may be required at that time to sell their Interests to pay off their outstanding debt. Under the loan agreements with the banks, all proceeds from any liquidation of a limited partner’s Interests are first applied to repay the bank loan before any amounts are repaid to the limited partner. If a significant portion of the limited partners sell their Interests, our liquidity could be impacted. For further discussion, see subheading “Liquidity” of this section on page 12.

STATUS AS A PARTNER FOR TAX PURPOSES — Limited partners will be exposed to income tax liability on our income, whether or not income is distributed, and may have an increased chance of being audited.

Limited partners generally will be allocated their allocable share of all of our tax attributes. Net losses for tax purposes have historically been excluded from this allocation as provided in Section 8.6A of our Partnership Agreement. However, if the capital of the general partners and subordinated limited partners was reduced to zero, then limited partners would be allocated net losses for tax purposes. Limited partners will be required to file tax returns and pay income tax in those states and foreign jurisdictions in which we operate, as well as in the limited partner’s state of residence or domicile. Limited partners will be liable for income taxes on their pro rata share of our taxable net income irrespective of whether cash in an amount equal to such income tax liability is distributed. The amount of income the limited partner pays tax on can significantly exceed the net income earned on the Interests and the income distributed to such limited partner, which results in a disproportionate share of income being used to pay taxes. Our income tax returns may be audited by government authorities, and such audit may result in the audit of the returns of the limited partners (and, consequently, an amendment of their tax returns). In addition, from time to time, legislative changes to the Code or state laws may be adopted that could increase the tax rate applicable to the limited partners’ net income earned and/or subject the net income earned to additional taxes currently not applicable. For further discussion, see the heading “Material United States Tax Consequences” and “Material Canadian Federal Income Tax Consequences.”

POSSIBLE TAX LAW CHANGES – Recent federal legislation proposals, if adopted, could significantly impact a limited partner’s taxes by imposing self-employment taxes on such Interest.

Congress recently considered legislation that would require payment of self-employment tax by limited partners on limited partner earnings from partnerships engaged in professional service businesses (such as Edward Jones). Under such legislation, tax consequences applicable to holders of our Interests may be substantially impacted. It is unknown whether the self-employment tax provisions in the form recently considered, some modified form or any form will ever become law. Under the recently considered legislation, the self-employment tax provisions may increase taxes paid on income from the Partnership Interests by 2.9% for the Medicare portion and by 12.4% for the social security portion, resulting in a total increase in taxes of up to 15.3% for some limited partners. This would significantly reduce a limited partner’s after-tax return on income from Partnership Interests. Future changes in tax laws cannot be predicted and may substantially impact a limited partner’s interest(s). For further discussion, see the heading “Material United States Tax Consequences” on page 40.

RISK OF DILUTION — The Interests may be diluted from time to time, which could lead to decreased returns to the limited partners.

Our Managing Partner has the ability, in his sole discretion, to issue additional Interests or general partners’ capital. With respect to additional Interests, to the extent additional expense is incurred by us in servicing the additional annual payment requirements (the 7 1/2% Payment pursuant to Section 3.3 of the Partnership Agreement) for any such additional Interests, holders of existing Interests may suffer decreased returns on their investment because the amount of our net income in which they participate may be reduced as a consequence. Additionally, we have historically retained approximately 28% or more of our general partners’ net income (as defined in the Partnership Agreement) as capital which is credited monthly to the general partners’ Adjusted Capital Contributions (as defined in the Partnership Agreement). Such contributions, along with any additional capital contributions by general partners, will reduce the percentage of participation in net income by limited partners. There is no requirement to retain a minimum amount of general partners’ net income, and the percentage of retained net income could change at any time in the future. In accordance with the partnership agreement, the percentage of income allocated to limited partners is reset annually and the amount of retained general partner income reduces the income allocated to limited partners. The allocation of net income to limited partners is further discussed under the heading “Cash Distributions and Allocations” on page 33.

ALLOCATION OF NET INCOME — At any time, by amending our Partnership Agreement, the net income allocated to our limited partners may be reduced.

At any time, our Managing Partner or an affirmative vote of our general partners holding a majority of the general partner interests may amend our Partnership Agreement, including the allocation of net income to our general partners. If our Partnership Agreement were amended and changes made to the manner by which the Partnership allocates net income so that the amount of net income permitted to be distributed to the general partners increased, then the amount of our net income distributable to our limited partners would be reduced. Such an amendment may occur without the consent or approval of (and without prior notice to) any limited partner or subordinated limited partner.

LIMITATION OF LIABILITY; INDEMNIFICATION — The Partnership Agreement limits the liability of, and requires that we indemnify, our Managing Partner and general partners under certain circumstances, which may limit a limited partner’s rights against them and could reduce the accumulated profits distributable to limited partners.

Our Partnership Agreement provides that neither our Managing Partner nor any of the general partners, which we refer to as a Covered Person will be liable to any of the partners for any acts or omissions by such partner on behalf of the Partnership (even if such action, omission or failure constituted negligence); provided that the provision in the Partnership Agreement does not limit the liability of a such Covered Person (a) for fraud, (b) acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law or which were grossly negligent, or (c) for any transaction in which such person derived improper personal benefit. We also are required to indemnify our Managing Partner and general partners against any loss or damage incurred by any such partner by reason of any action performed or omission made by any of them on behalf of the Partnership, other than actions for which such partner would be liable as described above. As a result of these provisions, the limited partners will have more limited rights against such persons than they would have absent the limitations in our Partnership Agreement. Indemnification of our Managing Partner and general partners could deplete our assets unless our indemnification obligation is covered by insurance. While we may attempt to purchase or maintain liability insurance to provide for our indemnification obligation, such insurance may not be available at a reasonable price or at all. At present, we have no coverage. Our Partnership Agreement does not provide for indemnification of limited partners.

RISK OF LOSS — The Interests are equity interests in the Partnership. As a result, and in accordance with our Partnership Agreement, the right of return of our limited partners’ Capital Contribution is subordinate to all existing and future claims of our general creditors, including any of our subordinated creditors.

In the event of a partial or total liquidation of our Partnership or in the event there were insufficient Partnership assets to satisfy the claims of our general creditors, the limited partners may not be entitled to receive their entire Capital Contribution amounts back. Limited partner capital accounts are not guaranteed. However, as a class, the limited partners would be entitled to receive their aggregate Capital Contributions back prior to the return of any capital contributions to the subordinated limited partners or the general partners pursuant to Section 8.2 of our Partnership Agreement. If we suffer losses in any year but liquidation procedures described above are not undertaken and the Partnership continues, the amounts of such losses would be absorbed in the capital accounts of our partners as described in our Partnership Agreement and in “Description of the Interests—Distribution of Net Income; Allocation of Net Loss” below, and each limited partner in any event remains entitled to receive the annual 7 1/2% Payment on his or her contributed capital under the terms of the Partnership Agreement. As described below under the heading “Material United States Tax Consequences,” this 7 1/2% Payment is characterized as a “guaranteed payment” under applicable federal tax law (and is described as such in the Partnership Agreement) because the amount is allocated to the limited partners even if the Partnership does not have net profits to cover such payment. However, as there would be no accumulated profits in such a year, limited partners would not receive any sums representing participation in net income of our Partnership. In addition, although the amount of such annual 7 1/2% Payment to limited partners is charged as an expense to us and is payable whether or not we earn any accumulated profits during any given period, no reserve fund has been set aside to enable us to make such fixed payments. Therefore, such annual 7 1/2% Payment to the limited partners is subject to our ability to service the payment, of which there is no assurance.

FOREIGN EXCHANGE RISK FOR CANADIAN RESIDENTS — Each foreign limited partner has the risk that he or she will lose value on his or her investment in the Interests due to fluctuations in the applicable exchange rate; furthermore, foreign limited partners may owe tax on a disposition of the Interests solely as the result of a movement in the applicable exchange rate.

All investors, including those located in Canada, will purchase the Interests using U.S. dollars. As a result, limited partners in Canada may risk having the value of their investment, expressed in Canadian currency, decrease over time due to movements in the applicable currency exchange rates. Accordingly, a limited partner may have a loss upon disposition of his or her investment solely due to a downward fluctuation in the applicable exchange rate.

In addition, changes in exchange rates could have an impact on Canadian federal income tax consequences for a limited partner, if such limited partner is a resident in Canada for purposes of the Income Tax Act (Canada). The disposition by such limited partner of an Interest, including on and as a result of the withdrawal of the limited partner or our dissolution, may result in the realization of a capital gain (or capital loss) by such limited partner. The amount of such capital gain (or capital loss) generally will be the amount, if any, by which the proceeds of disposition of such Interest, less any reasonable costs of disposition, each expressed in Canadian currency using the exchange rate on the date of disposition, exceed (or are exceeded by) the adjusted cost base of such Interest, expressed in Canadian currency using the exchange rate on the date of each transaction that is relevant in determining the adjusted cost base. Accordingly, because the exchange rate for those currencies may fluctuate between the date or dates on which the adjusted cost base of a limited partner’s Interest is determined and the date on which the Interest is disposed of, a Canadian-resident limited partner may realize a capital gain or capital loss on the disposition of his or her Interest solely as a result of fluctuations in exchange rates.

TAX RISKS — Limited partners may be subject to alternative minimum tax or passive loss rules as a result of the investment.

Limited partners generally will be allocated their allocable share of all of our tax attributes, including an allocable share of our items of tax preference. If a limited partner is otherwise subject to the alternative minimum tax, such tax would also be applied against items of tax preference from us. If a limited partner is not otherwise subject to the alternative minimum tax, it is possible that a limited partners’ allocable share of our tax preferences could cause the limited partner to become subject to the alternative minimum tax. In addition, a limited partner’s allocable share of our income or losses could be subject to the passive loss rules. Under specific circumstances, certain of our income may be classified as portfolio income or passive income for purposes of the passive loss rules. In addition, under certain circumstances, a limited partner may be allocated a share of our passive losses, the deductibility of which will be limited by the passive loss rules. For further discussion, see the heading “Material United States Tax Consequences.”

STATUS AS A PARTNER FOR TAX PURPOSES — Limited partners may have an increased likelihood of adjustments to their tax returns as a result of any audits of us conducted by taxing authorities.

Our income tax returns may be audited by governmental authorities. If the IRS or other taxing authority were to propose any adjustments to the treatment of one or more of our tax items, the unified audit procedures may cause limited partners to be bound by the outcome of such proceedings, both administrative and judicial. As a result, changes made to our returns would result in corresponding changes to the returns of a limited partner without the limited partner being able to contest such adjustments individually. Furthermore, an audit of our tax returns may result in an audit of the returns of limited partners. In addition, any amendments made by us to our tax returns may require limited partners to amend their personal income tax returns as well. For further discussion, see the heading “Material United States Tax Consequences.”

USE OF PROCEEDS — We have significant discretion in the use of the net proceeds from this offering and may reduce the returns on the limited partnership interest.

We anticipate we will use the net proceeds of this offering for working capital and general corporate purposes and to ensure there is adequate general liquidity of the Partnership for future needs, including for continued satisfaction of net capital requirements applicable to us and our subsidiaries. See “Use of Proceeds.” Our current business plans require flexibility in the use of the net offering proceeds, and as a result, our management, including our Managing Partner, will retain broad discretion, within the context of our current business and business plans, with respect to the application of these proceeds. Management could spend the proceeds in ways that do not necessarily improve our financial performance, results of operations or returns to our limited partners. This could cause the returns on the limited partnership interests to be lower.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $274.4 million, after deducting estimated offering expenses payable by us. The principal purpose of this offering is to provide funds to be used toward working capital and general corporate purposes and to ensure there is adequate general liquidity of the Partnership for future needs, including for continued satisfaction of net capital requirements applicable to us and our subsidiaries. Although our current business plans require flexibility in the use of the proceeds, we anticipate that the proceeds may be used to support our growth plan, which involves increasing the number of branch offices and financial advisors. Specifically, such funds may be used to open additional headquarter offices, for training new financial advisors and branch office administrators to serve more clients and increase equipment and staffing in our headquarters to support such additional branch offices and financial advisors.

Pursuant to our Partnership Agreement, the use of proceeds of this offering for such purposes is subject to our ability to retain funds to the extent necessary in order to meet our regulatory net capital requirements. We also anticipate that we will limit the scope or rate of capital expenditures to the extent required to keep adequate reserves for anticipated redemptions of partnership interests, consistent with our historical practices.

Based on our historical cash flows, we do not anticipate using the net proceeds to cover current operating expenses or repayments of debt. For a description of our current debt obligations and recent cash flow information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and the Consolidated Statements of Cash Flows in our Annual Report on Form 10-K for the year ended December 31, 2009, incorporated by reference in this prospectus. No additional funds will be required from other sources to achieve any of the above purposes.

We will retain broad discretion over the allocation of the net proceeds of this offering. The above uses and allocations are subject to change as a result of changes in the overall economy, including our cash flow; changes in our plans with respect to scope and pace of expanding our business, including increases in the financial advisors, and with respect to our headquarters expansion plans; changes in the regulatory environment in which we operate, including any changes to the amounts of capital we must retain; and assuring adequate resources for honoring actual and anticipated redemption requests from our partners.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 25, 2010:

•	on an actual basis; and

•	on an as adjusted basis giving effect to the sale of 275,000 Interests at an offering price of $1,000 per Interest, less estimated offering expenses. See “Use of Proceeds.”

The table should be read in conjunction with our Quarterly Report on Form 10-Q for the quarter ended June 25, 2010, which is incorporated herein by reference.

	As of June 25, 2010
($ in thousands)	Actual (unaudited)	As Adjusted (unaudited)
Cash, cash equivalents and securities purchased under agreements to resell	$923,696	$1,198,126

Total debt	$113,183	$113,183

Liabilities subordinated to claims of general creditors	207,400	207,400

Partnership capital subject to mandatory redemption, net of reserve for anticipated withdrawals	1,477,154	1,751,584
Reserve for anticipated withdrawals	47,782	47,782

Total partnership capital subject to mandatory redemption	1,524,936	1,799,366

Total capitalization	$1,845,519	$2,119,949

SELECTED FINANCIAL DATA

The selected consolidated financial data set forth below as of December 31, 2009 and December 31, 2008 and for each of the five years in the period ended December 31, 2009 has been derived from our audited consolidated financial statements. The selected consolidated financial data set forth below as of June 25, 2010 and June 26, 2009 and for the six months ended June 25, 2010 and June 26, 2009 has been derived from our unaudited consolidated financial statements and include all adjustments (consisting of normal recurring items) which are, in our opinion, necessary for a fair presentation of our financial position as of such dates and results of operations for such periods. The results of operations for the six months ended June 25, 2010 are not necessarily indicative of the results of our full fiscal year ending December 31, 2010.

You should read the information contained in this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements, and the related notes, that are included in our Quarterly Report on Form 10-Q for the quarter ended June 25, 2010 and our Annual Report on Form 10-K for the year ended December 31, 2009 and that are incorporated by reference in this prospectus.

	As of and for the six months ended		As of and for the year ended December 31,
(amount in thousands, except per interest amounts)	June 25, 2010 (unaudited)	June 26, 2009 (unaudited)	2009	2008	2007	2006	2005
Revenue:
Trade Revenue
Commissions	$783,898	$643,069	$1,360,927	$1,552,559	$1,821,545	$1,636,627	$1,552,460
Principal transactions	155,638	211,066	492,979	524,030	382,864	266,130	238,450
Investment banking	92,329	73,165	88,926	52,747	34,723	32,505	32,892
Fee Revenue
Asset fees	643,316	427,218	967,386	1,061,593	1,093,579	874,477	714,810
Account and activity fees	248,160	240,027	489,605	470,978	439,255	377,759	334,270
Interest and dividends	59,904	52,640	112,637	184,919	305,525	251,324	208,076
Other revenue (loss)	14,411	17,712	35,558	(25,572)	19,745	41,877	95,913

Total revenue	1,997,656	1,664,897	3,548,018	3,821,254	4,097,236	3,480,699	3,176,871
Interest expense	29,122	29,212	57,599	71,752	79,672	55,688	55,081

Net revenue	1,968,534	1,635,685	3,490,419	3,749,502	4,017,564	3,425,011	3,121,790
Operating expenses:
Compensation and benefits	1,249,002	1,012,438	2,215,791	2,290,566	2,444,019	2,053,198	1,804,171
Occupancy and equipment	171,869	154,383	318,953	297,593	285,062	261,902	248,902
Communications and data processing	142,799	143,389	285,870	309,189	288,507	262,380	252,330
Payroll and other taxes	82,851	70,736	140,683	138,226	136,523	119,327	110,700
Postage and shipping	33,155	24,698	50,431	56,097	56,913	50,907	50,763
Advertising	24,686	23,782	48,389	64,154	58,369	53,364	47,966
Clearance fees	5,814	7,838	13,130	18,056	16,438	17,713	13,701
Other operating expenses	76,974	76,105	148,534	190,954	170,400	180,212	226,007

Total operating expenses	1,787,150	1,513,369	3,221,781	3,364,835	3,456,231	2,999,003	2,754,540

Income from continuing operations	181,384	122,316	268,638	384,667	561,333	426,008	367,250
Loss from discontinued operations	—	(20,910)	(104,331)	(72,858)	(53,114)	(35,342)	(37,265)

Income before allocations to partners	181,384	101,406	164,307	311,809	508,219	390,666	329,985
Allocations to partners:
Limited partners	20,358	12,146	19,543	42,236	82,650	34,035	33,679
Subordinated limited partners	18,858	10,240	16,530	29,656	44,346	37,885	39,587
General partners	142,168	79,020	128,234	239,917	381,223	318,746	256,719

Net income	$—	$—	$—	$—	$—	$—	$—

Income before allocations to limited partners per weighted average $1,000 equivalent limited partnership unit outstanding	$44.36	$25.57	$41.44	$86.21	$165.92	$161.95	$157.11
Weighted average $1,000 equivalent limited partnership units outstanding	458,926	474,941	471,597	489,920	498,132	210,157	214,366

	As of and for the six months ended		As of and for the year ended December 31,
(amount in thousands, except per interest amounts)	June 25, 2010 (unaudited)	June 26, 2009 (unaudited)	2009	2008	2007	2006	2005

Other financial data:
Net cash provided by operating activities	$35,901	$342,715	$374,747	$416,481	$248,467	$515,585	$424,222
Net cash used in investing activities	(44,992)	(126,818)	(226,762)	(266,024)	(112,132)	(84,249)	(89,396)
Net cash used in financing activities	(177,377)	(76,097)	(111,302)	(260,216)	(87,573)	(397,726)	(268,074)

Balance sheet data:
Cash and cash equivalents	$41,076	$254,368	$227,544	$190,861	$304,475	$251,396	$225,439
Cash and investments segregated under federal regulations	3,022,996	2,223,154	2,812,154	2,175,000	1,620,129	1,312,806	2
Securities purchased under agreement to resell	882,620	390,832	766,277	1,354,000	595,000	415,000	479,000
Receivable from customers	2,249,692	1,950,889	2,120,028	1,966,645	1,989,620	2,043,292	2,430,520
Receivable from brokers, dealers and clearing organizations	217,352	185,933	197,823	327,240	434,284	307,953	231,406
Receivable from mutual funds, insurance companies, and other	148,054	150,610	180,746	146,610	172,197	140,244	119,314
Receivable from mortgages and loans	—	—	—	—	—	979	134,976
Inventory securities owned, at fair value	168,118	135,523	76,346	49,955	86,641	127,195	95,775
Investment securities owned, at fair value	81,550	85,148	91,041	84,880	129,303	138,427	163,859
Equipment, property and improvements, at cost, net of accumulated depreciation and amortization	616,809	590,671	620,229	523,263	320,864	304,740	311,446
Other assets	78,711	78,856	76,187	78,149	73,291	70,397	74,082
Assets of discontinued operations	—	134,261	—	95,291	98,574	83,186	51,659

Total assets	$7,506,978	$6,180,245	$7,168,375	$6,991,894	$5,824,378	$5,195,615	$4,317,478

Payable to customers	$4,995,226	$3,743,142	$4,715,729	$4,614,162	$3,285,082	$3,123,226	$2,187,274
Payable to brokers, dealers and clearing organizations	121,863	105,217	44,331	36,364	59,150	42,887	66,332
Payable to depositors	—	—	—	—	—	—	104,410
Securities sold, not yet purchased, at fair value	11,651	7,806	10,656	9,998	4,632	7,997	10,910
Accrued compensation and employee benefits	376,527	273,240	380,547	318,030	489,112	432,865	350,827
Accounts payable and accrued expenses	156,192	154,994	175,600	168,776	185,819	221,722	245,859
Liabilities of discontinued operations	—	82,030	—	56,057	63,669	50,650	28,538
Bank loans	50,000	73,000	58,000	43,000	—	—	8,500
Federal home loan bank advances	—	—	—	—	—	—	30,544
Long-term debt	63,183	8,698	59,300	9,092	10,834	14,389	23,713

	5,774,642	4,448,127	5,444,163	5,255,479	4,098,298	3,893,736	3,056,907

Liabilities subordinated to claims of general creditors	207,400	261,100	257,400	261,100	275,300	298,500	344,200

Partnership capital subject to mandatory redemption, net of reserve for anticipated withdrawals	1,477,154	1,440,595	1,436,528	1,412,695	1,328,342	907,386	802,612
Reserve for anticipated withdrawals	47,782	30,423	30,284	62,620	122,438	95,993	113,759

Total partnership capital subject to mandatory redemption	1,524,936	1,471,018	1,466,812	1,475,315	1,450,780	1,003,379	916,371

Total liabilities	$7,506,978	$6,180,245	$7,168,375	$6,991,894	$5,824,378	$5,195,615	$4,317,478

PARTNERSHIP GOVERNANCE

Under the terms of our Seventeenth Amended and Restated Agreement of Registered Limited Liability Limited Partnership dated as of March 26, 2010, which we refer to as our Partnership Agreement, our Managing Partner has the right, subject to the restrictions set forth below, to manage our business on behalf of the general partners. Our Managing Partner is specifically authorized to take any of the following actions:

•	admit to us any general partner, limited partner, or subordinated limited partner;

•	dismiss from us any general partner, limited partner or subordinated limited partner;

•	determine each general partner’s adjusted capital contribution, percentage and guaranteed draw which each general partner will be entitled to maintain and require an increase or decrease of the same;

•

determine the amount, if any, of additional compensation to be paid to one or more of our partners to assist in making or maintaining their capital contributions, subject to an aggregate limitation of $3 million per calendar year;

•	fix the capital contribution that each limited partner or subordinated limited partner will be entitled to maintain;

•	determine all amounts, if any, to be distributed to the limited partners and the subordinated limited partners pursuant to the Partnership Agreement;

•	convey title to any assets of the Partnership; and

•	amend the Partnership Agreement.

Effective January 1, 2006, James D. Weddle became our Managing Partner.

Under the terms of the Partnership Agreement, the Executive Committee is comprised of our Managing Partner and five to nine additional general partners appointed by our Managing Partner, the number of which is determined from time to time by our Managing Partner. The Executive Committee is currently comprised of Mr. Weddle (our Managing Partner), Kevin Bastien, Brett A. Campbell, Norman Eaker, Gary Reamey, Dan Timm and James A. Tricarico, Jr. We do not have any plans to appoint any other members to the Executive Committee at this time. The purpose of the Executive Committee is to provide counsel and advice to our Managing Partner in discharging his functions. In the event the position of Managing Partner is vacant, the Executive Committee will succeed to all of the powers and duties of the Managing Partner.

Upon the majority vote of the Executive Committee, the Executive Committee may override any determination made by our Managing Partner as to a general partner’s interest or the admission or dismissal of a general partner. Upon the majority vote of the Executive Committee, our Managing Partner may be removed from his or her office and a new Managing Partner elected.

In addition, the Partnership Agreement provides our Managing Partner may not take, or enter into a binding commitment to take, any of the following actions without the approval of the Executive Committee:

•	approve, effect or cause a sale of all or substantially all of the Partnership’s assets in a single transaction or series of related transactions;

•	terminate, dissolve or wind-up the Partnership;

•	approve a merger or consolidation of the Partnership with or into another person or the acquisition by the Partnership of another business (either by asset, stock or interest purchase)

or any equity of another entity or the admissions of a group of general partners in a single or series of related transactions which would result in the general partners immediately prior to such transaction holding less than a majority of the voting power of the Partnership;

•	change the entity form of the Partnership from a partnership to a corporation or other form of entity;

•	change the principal business of the Partnership; or

•	take certain actions in respect of bankruptcy or insolvency related matters.

As provided in the Partnership Agreement, our Managing Partner may be removed from such office and any general partner may be dismissed as a general partner by a vote of general partners holding a majority of the general partner interests. By a vote of our general partners holding a majority of the general partner interests, the general partners may remove any Executive Committee member from his or her position as an Executive Committee member and elect a new Executive Committee member. A meeting of general partners may be called by (1) the Managing Partner after five days written notice to the general partners, or (2) any 20 general partners, acting jointly in writing, upon at least 10 days advance notice to the general partners. Unless otherwise permitted by the Managing Partner, the only matters to be voted upon by the general partners at any meeting of the general partners are the removal or dismissal of our Managing Partner, Executive Committee members or any general partner, in the manner described above.

None of the limited partners in their capacity as limited partners have the right to vote or otherwise participate in our management.

For further information about our Executive Committee, see “Directors, Executive Officers and Corporate Governance” in our Annual Report on Form 10-K for the year ended December 31, 2009, incorporated by reference in this prospectus.

DESCRIPTION OF INTERESTS

The following information describes units of our limited partnership interests, which we refer to as the Interests, as well as provisions of our Seventeenth Amended and Restated Agreement of Registered Limited Liability Limited Partnership dated as of March 26, 2010, as amended from time to time, which we refer to as our Partnership Agreement. The rights and obligations of limited partners in the Partnership are governed by this Partnership Agreement, a copy of which is attached hereto as Appendix D and which also has been filed with the SEC, as an exhibit to our registration statement, of which this prospectus forms a part.

This description is only a summary. The statements set forth herein concerning significant provisions of our Partnership Agreement do not purport to be complete and are qualified in their entirety by express reference to our Partnership Agreement. The provisions of our Partnership Agreement may be amended from time to time.

Responsibilities of Limited Partners; Non-Assignability of Interests; Dilution

None of the limited partners may vote or otherwise participate in the management of the business of the Partnership. (Section 3.7) No limited partner may sell, pledge, exchange, transfer or assign his or her interest in the Partnership to any person without the express written consent of our Managing Partner. The death or withdrawal of a limited partner will terminate (as of such date) all his or her Interests, and neither the estate of a deceased limited partner nor any other third party will become or have any rights as a limited partner. No limited partner will have the power to grant the right to become a substituted partner to any assignee. (Section 7.1)

It should be noted that limited partners do not have certain of the rights which are possessed by shareholders in corporate forms of business organizations. For example, corporate shareholders may indirectly participate in management through exercise of their voting rights on such matters as electing directors, approving amendments in the corporate charter and approving fundamental actions of the corporation. The stock of corporate shareholders may be readily transferable, and the shareholders may have pre-emptive rights to purchase pro rata portions of any additional stock issued by the corporation. By contrast, the Interests herein are non-voting and non-transferable. There are no restrictions on our ability to offer additional Interests or admit additional general partners or limited partners in future periods, and the limited partners are afforded no pre-emptive rights.

Our Managing Partner is authorized to admit to the Partnership additional limited partners who may be admitted as limited partners or as subordinated limited partners, at the discretion of our Managing Partner. (Section 3.4) To the extent we incur additional expense in servicing the 7 1/2% Payment for any further Interests issued in future periods, then holders of outstanding Interests may suffer a decreased return on their investment because the amount of our accumulated profits in which they participate may be reduced as a consequence. Furthermore, if additional Interests are issued in subsequent periods, thereby increasing the amount of the 7 1/2% Payment and we were to be subsequently liquidated, there could conceivably be an expanded number of limited partners holding claims against the capital of the general partners. See “Partnership Capital; Liability of Limited Partners; Liquidation.”

Admission of Additional General Partners

Our Managing Partner may at any time designate additional general partners with such interests in the Partnership as our Managing Partner and such additional general partners agree upon. Our Managing Partner may admit additional general partners to the Partnership at any time without the consent of any current general partner, limited partner or subordinated limited partner. (Section 3.2)

Any additional cash contribution by general partners in future periods may reduce the percentage of participation in Net Income by limited partners and subordinated limited partners.

As used in this section, “Net Income or Net Loss” has the same meaning as provided under our Partnership Agreement.

Cash Distributions and Allocations

Each of the limited partners will be paid 7 1/2% Payment per annum on the amount of his or her contribution, which is charged as an expense to the Partnership. (Section 3.3) This sum will be payable whether or not we earn any accumulated profits during any given period. However, no reserve fund has been set aside to enable us to make such payments, and therefore each limited partner is dependent on our ability to maintain sufficient working capital to service this annual 7 1/2% Payment, of which there is no assurance. Note that the Partnership Agreement refers to the 7 1/2% Payment generally as a “guaranteed payment.” As discussed under the heading “Material United States Tax Consequences,” this payment is characterized as a “guaranteed payment” for federal income tax purposes, and the references to the payment in the Partnership Agreement generally follow the tax nomenclature used for the payments. However, notwithstanding the characterization for tax purposes, this payment is not in fact guaranteed by the Partnership in the traditional sense of the word, and no reserve fund has been set aside to enable us to make such payments. See “Risk Factors—Risk of Loss—The Interests are equity interests in the Partnership. As a result, and in accordance with our Partnership Agreement, the right of return of our limited partners’ Capital Contribution is subordinate to all existing and future claims of our general creditors, including any of our subordinated creditors.” In addition to the 7 1/2% Payment, each of the limited partners annually receives a percentage of the remaining Net Income of the Partnership in accordance with the following formula:

Distribution of Net Income; Allocation of Net Loss. All of our Net Income for each calendar year (except for Net Income generated in any transaction in connection with our dissolution and liquidation) will be distributed in the following order of priority:

•

Each limited partner will be paid at least annually (with respect to such limited partner’s Capital Contribution), from time to time, a total amount of cash equal to the product of Net Income times a percentage, calculated annually, which will equal the product of the following three factors: (a) one-fourth of one percent (.0025) multiplied by (b) the quotient of $1,900,000 divided by the sum of the general partners’ Adjusted Capital Contributions multiplied by (c) the quotient of the total Capital Contribution of the respective limited partner divided by $25,000. This calculation of percentage of participation will be made at the end of each calendar year and used in distributing Net Income earned during the following year.

•

Each subordinated limited partner will be paid, from time to time, a total amount of cash in each year equal to the product of (a) the then remaining Net Income times (b) a percentage derived by the following formula: (x) 50% of the Capital Contribution of the subordinated limited partner (excluding any undistributed Net Income allocated to the subordinated limited partner) divided by (y) the sum of (aa) 50% of the Capital Contributions of all the subordinated limited partners plus (bb) the Adjusted Capital Contributions of the general partners (less any Net Income allocated to the general partners which is not scheduled to be retained by the Partnership). In the event the Capital Contribution of a subordinated limited partner has been reduced because there is a Net Loss and we are not dissolved and liquidated, then each subordinated limited partner will have right to make additional cash Capital Contributions to the Partnership from any cash to be distributed to such subordinated limited partner up to the reduced amount.

•

Up to 8% of the remaining Net Income will be set apart. Of such 8%, if any is set apart, there will be distributed 62.5% thereof among the general partners on the basis of individual merit as determined by the Managing Partner in consultation with the Executive Committee. Of such 8%, if any is set apart, there will be distributed 37.5% thereof among the general partners on the basis of individual need as determined by our Managing Partner in consultation with the Executive Committee.

•

It is intended that a sum equal to approximately 30% of the remaining Net Income will be retained by the Partnership as capital and will be credited monthly to the Adjusted Capital Contributions of the general partners in a proportion equal to their then respective general partner interest. Such amount will not be withdrawn by the general partners. Notwithstanding the foregoing, the decision of whether to make this retention of capital in accordance with this paragraph, or whether to vary the amount of capital to be retained in any given year, is vested in the Managing Partner, and his decision in this matter is final.

•	The balance of the Net Income remaining, if any, will be distributed among the general partners in proportion to their interests. (Section 8.1)

In any year in which there is a Net Loss and we are not dissolved and liquidated, such Net Loss, on our books, will be borne by the subordinated limited partners to the extent as set forth in the formula described in the second bullet point above and the balance will be borne by the general partners in proportion to their respective general partner interests. Any such Net Losses borne by the subordinated limited partners will only be applied against and reduce their respective Capital Contributions. The total amount of all such Net Losses to be borne by the subordinated limited partners may never exceed the total amount of the Capital Contributions of the subordinated limited partners as shown on the books of the Partnership. (Section 8.1)

As used above:

“Adjusted Capital Contribution” means the Capital Contribution of the general partner plus all Net Income thereafter allocated to the account of a general partner minus (a) all Net Loss thereafter allocated to the account of the general partner, and (b) any cash or property thereafter distributed to (or for the benefit of) the general partner. Payments of salaries, net income allocations or expenses to a general partner by the Partnership will not affect such general partner’s Adjusted Capital Contribution.

“Capital Contribution” means the total amount of cash or property contributed as equity to the Partnership by each partner pursuant to the terms of the Partnership Agreement, including the amount of any allocated income withheld by the Partnership and designated as a Capital Contribution. The Capital Contributions of the partners are set forth on exhibits to the Partnership Agreement and are also reflected in the books and records of the Partnership.

Distributions Upon Dissolution. Upon our dissolution, the proceeds of liquidation will be applied and distributed in the following order of priority:

•

to the payment of our debts and liabilities, including any expenses of liquidation, but expressly excluding all Capital Contributions of all partners (general partners, limited partners and subordinated limited partners).

•	to the payment of any accrued but unpaid amounts due under the five bullet points above under the subheading “Distribution of Net Income.”

•	to the repayment of the Capital Contributions of the limited partners.

•	to the repayment of the Capital Contributions of the subordinated limited partners.

•	to the repayment of the general partners’ Adjusted Capital Contributions.

•	The balance to the general partners in proportion to their respective interests. (Section 8.2)

Distribution of Frozen Appreciation Amount. In the event any tract of real estate shown on our books and records at the time of the organization of the Partnership in 1987 or Edward Jones or EDJ

Leasing Co., L.P. is sold, then there will be distributed from the net proceeds of such sale (prior to making any distributions described under the subheadings “—Distribution of Net Income” or “—Distributions Upon Dissolution” above) to each general partner an amount equal to his or her Frozen Appreciation Amount (approximately $4.6 million in the aggregate as of June 25, 2010), with respect to such tract of real estate on our books and records or Edward Jones or EDJ Leasing Co., L.P. (Section 8.3)

Sale of Assets to Third Party. In the event we sell or otherwise dispose of, at one time, all, or substantially all, of our assets, which we refer to as a Sale, to any one person or to any one person and its affiliates and we are subsequently liquidated within 180 days, then prior to making any payments to the general partners pursuant to the sixth bullet point under the subheading “Distributions Upon Dissolution” above, we will distribute (i) to our limited partners a percentage of the Premium (as defined below) equal to the same percentage of our Net Income which our limited partners receive (pursuant to the first bullet point under the subheading “Distribution of Net Income”) from us for our current fiscal year and (ii) to the subordinated limited partners an amount equal to the product of the Premium (remaining after the payment required by clause (i) above) times a fraction the numerator of which is the total Capital Contributions of the subordinated limited partners and the denominator of which is (X) the total Capital Contributions of the subordinated limited partners (on the date of the Sale) plus (Y) the total of the Adjusted Capital Contributions of the general partners (on the date of the Sale). (Section 8.4)

“Premium” means the proceeds of liquidation remaining after the payment of the items set forth in first five bullet points under the subheading “Distributions Upon Dissolution” above.

Neither the Partnership nor the general partners will have any obligation to cause a Sale to occur.

Other Sales or Dispositions to Third Party. In the event the Partnership or any of its significant subsidiaries, in a transaction (dealing with all or substantially all of our business or such significant subsidiary) not described under the subheading “Sale of Assets to Third Party” above (but similar in scope to such a transaction), sells assets, merges or has a public offering, the general partners intend the limited partners and the subordinated limited partners to share in any “profit” or “premium” recognized from such transaction in such amount, if any, as determined in the sole and absolute discretion of the Managing Partner at the time of such transaction. As a matter of policy, the general partners intend to allow the limited partners and the subordinated limited partners to share a portion of such “profit” or “premium” in a fair, just and equitable manner in such amount. No limited partner or subordinated limited partner will have any right to bring any cause of action against us or our general partners by reason of such provision. (Section 8.5)

Allocation of Profits and Losses for Tax Purposes (Section 8.6)

Generally, in any calendar year in which we have a net profit for tax purposes such net profits will be allocated for tax purposes among all the partners with each partner sharing therein in the proportion that Net Income distributed to such partner and/or credited to such partner’s Adjusted Capital Contribution bears to all of our Net Income for the calendar year.

Generally, in any calendar year in which we have a net loss for tax purposes, such net losses will be allocated as follows:

•

first, to the subordinated limited partners with each subordinated limited partner bearing the amount of loss to the extent set forth in the formula described in the second bullet point under the subheading “—Distribution of Net Income” above until all of the subordinated limited partners’ Capital Accounts equal zero;

•	second, to the general partners in proportion to their respective general partner interests until all of the general partners’ Capital Accounts equal zero;

•	third, to the limited partners in proportion to their respective Capital Contributions until all of the limited partners’ Capital Accounts equal zero; and

•

fourth, any remaining losses will be allocated to the general partners in proportion to their respective general partner interests or to other partners who bear the economic risk of loss pursuant to the applicable Treasury Regulations.

The total amount of losses allocated to any partner under the first three bullets above will not reduce such partner’s Capital Account below zero, determined after taking into account all prior or contemporaneous cash distributions and all prior or contemporaneous allocations of income, gain, loss, deduction or credit and as determined at the close of the taxable year in respect of which such loss or deduction is to be allocated. No losses will be allocated to any limited partner under the third bullet point above until the aggregate losses allocated to the subordinated limited partners and general partners under the first two bullet points has reduced their respective Capital Accounts to zero. Upon all of the partners’ respective Capital Accounts being reduced to zero, any remaining losses will be allocated to the general partners in proportion to their respective general partner percentages or to other partners who bear the economic risk of loss pursuant to the applicable Treasury Regulations.

Our Managing Partner is authorized to allocate profits and losses for tax purposes arising in any calendar year differently than otherwise described above to the extent that he determines, in his discretion, that such modifications are appropriate to cause the allocations to comply with the principles of Section 704 of the Code and such modifications are in the overall best interests of the partners.

If and to the extent that, upon our dissolution, the allocations described in this section are inconsistent with the following provision, then such allocations will be adjusted to conform to the following provision: income and gain (whether ordinary income, gain under Section 1231 of the Code or capital gain) from disposition of all of our remaining assets will be allocated among the partners so that the positive balance of each partner’s capital account for income tax purposes, is equal to the cash to be distributed to such partner upon dissolution determined after all capital accounts for federal income tax purposes have been adjusted to reflect the allocations of profits and losses for tax purposes and cash distributions described above under the subheading “Distribution of Net Income.”

Partnership Capital; Liability of Limited Partners; Liquidation

Except as otherwise described in the Partnership Agreement, or as otherwise determined by our Managing Partner, no limited partner will be paid interest on any Capital Contribution to the Partnership. Except as otherwise provided in the Partnership Agreement, prior to our dissolution, no limited partner will have the right to demand the return of his or her Capital Contribution. No limited partner will have the right to demand and receive property other than cash in return for his or her Capital Contribution. The general partners will have no personal liability for the repayment of the Capital Contribution of any limited partner. (Section 3.5)

A limited partner will only be liable to make the payment of his or her Capital Contribution, except a limited or subordinated limited partner in his or her capacity as a general partner. Except as provided in Missouri Revised Uniform Limited Partnership Act, no limited partner will be liable for any of our obligations, except a limited partner or subordinated limited partner in his or her capacity as a general partner. (Section 3.6) The contributions of the limited partners are subordinate to all of our existing and future claims of the general creditors.

Upon a partial or total liquidation of the Partnership, the Capital Contributions of the general partners would be subject first to satisfy the claims of general creditors in the event the Partnership assets were insufficient to satisfy such claims. The liability of the limited partners (who are not also general partners) for our obligations is limited to the extent of their Capital Contributions, and their individual assets would not be subject to the unsatisfied claims of the general creditors. We, in our discretion, may in the future issue securities which are senior in right of repayment to the claims of the limited partners. If we suffer losses in any year but liquidation procedures described above are not undertaken and the Partnership is continued, the amounts of such losses are absorbed in the capital accounts of the partners as described above, and each limited partner in any event remains entitled to receive 7 1/2% Payment (as described above under “Description of the Interests—Cash Distributions and Allocations”) on his or her Capital Contribution. However, as there would be no net profits in such a year, limited partners would not receive any sums representing participation in our net income.

Termination and Withdrawal of Partners; Return of Capital

Any general partner will have the right to retire or voluntarily withdraw from the Partnership upon 30 days prior written notice to our Managing Partner. Any limited partner will have the right to retire or voluntarily withdraw from the Partnership effective immediately upon written notice to our Managing Partner. (Section 6.1)

Our Managing Partner or any number of general partners holding in the aggregate a majority of the general partner interests may request in writing that any limited partner withdraw from the Partnership, and each limited partner agrees that he or she will so withdraw within 30 days of the receipt of such request. (Section 6.2)

In the event of any withdrawal by a limited partner from the Partnership, we will return his or her Capital Contribution to the Partnership in three annual installments, the first of which is to be paid on the last business day of the month following the month in which the withdrawal notice is tendered by the limited partner or received by the limited partner from our Managing Partner. The balance of the capital contribution will be paid in two equal installments on the first and second anniversaries of the first installment payment. In addition, such limited partner will receive, within 75 days after the actual date of his or her withdrawal, his or her pro rata share of any cash distributions to which he or she was entitled. Our Managing Partner, in his sole discretion, may cause the Partnership to accelerate the return of a limited partner’s Capital Contribution or the payment of any or all installments. (Section 6.3)

A limited partner must withdraw from the Partnership and accept the return of his or her capital contribution and pro rata profits in the event he or she is requested to withdraw from the Partnership in writing by our Managing Partner, or by any number of the general partners holding in the aggregate more than 50% of the general partner interests under the Partnership Agreement.

The Capital Contributions of our partners will be used, in part, by us as part of our capital contribution to Edward Jones, which is regulated by the SEC, FINRA and other governmental and regulatory agencies. Accordingly, in order for us to return to any partner all or a portion his or her Capital Contribution, we may have to obtain such funds from Edward Jones. Therefore, notwithstanding any other provision contained in the Partnership Agreement to the contrary, without the written consent of the Managing Partner, no partner may have returned to him or her such partner’s Capital Contribution, if after giving effect to such return of capital, we or any of our affiliates (including Edward Jones) would, if such payment had been made directly by Edward Jones, be in violation of:

•	any rule of FINRA;

•	any rule issued under the federal securities laws;

•	any agreement (including any loan agreement, cash subordination agreement or otherwise) which has been entered into by us or any of our affiliates (including Edward Jones); or

•	any other law, rule or regulation to which we or any of our affiliates (including Edward Jones) is subject.

In the event there is returned to any partner all or any portion of his or her Capital Contribution and because of such return we or any of our affiliates (including Edward Jones) violated any of the above rules, agreements or regulations, then such partner will be required, whether or not such Partner had any knowledge or notice of such facts at the time of such return, to repay us, our successors or assigns, the sum so returned to such partner, which we will hold under the terms of the Partnership Agreement, as if such return had never been made; provided, however, that any suit for the recovery of any such return must be commenced within two years of the date of such return. (Section 6.7)

Death of Limited Partners

In the event of the death of any limited partner, the Capital Contribution of such deceased limited partner will be returned to his or her estate within six months after the actual date of death of such limited partner. In addition such limited partner’s estate will receive the limited partner’s pro rata share of any cash distributions to which such deceased limited partner was entitled. (Section 6.4)

Liability for Acts and Omissions; Indemnification

The Partnership Agreement provides that no general partner or former general partner, each of whom we refer to as a Covered Person, will be liable to us or any other person for any loss or damages, including reasonable legal and experts’ fees, costs and expenses, arising from any and all claims, whether civil, criminal, administrative or investigative, incurred by reason of any act or omission performed or omitted by such Covered Person on our behalf or failure to act (even if such action, omission or failure to act constituted negligence on such person’s part) on our behalf; provided, however, that the provision in the Partnership Agreement does not limit the liability of a such Covered Person (a) for fraud, (b) acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law or which were grossly negligent, or (c) for any transaction in which such person derived improper personal benefit. (Section 10.2)

To the fullest extent permitted under applicable law, we must indemnify each Covered Person against any and all claims brought against such party arising out of or in connection to acts or omissions performed in connection with our business, and must indemnify and hold each such Covered Person harmless from and against all resulting awards, settlements, damages liabilities, fines, costs and expenses (including reimbursement of reasonable attorneys’ and experts’ fees and court costs), to the extent that such claim results from or is attributable to acts or omissions performed or omitted to be performed by such Covered Person unless such act was not (a) in good faith on our behalf, (b) in a manner reasonably believed by such indemnitee to be within the scope of the authority granted to him/her by the Partnership Agreement, nor (c) in our best interests; provided, however, we will have no indemnification obligation for Claims to the extent directly attributable to acts or omissions of such Covered Person that constitute (i) for fraud, (ii) acts or omissions of a Covered Person not in subjective good faith or which involve intentional misconduct or a knowing violation of law or which were grossly negligent, or (c) for any transaction in which such Covered Person derived improper personal benefit. (Section 10.3)

To the fullest extent permitted under applicable law, each general partner, severally but not jointly and severally, will indemnify, defend, and hold us harmless from and against any claims brought by or on behalf of a third party arising against us or any Covered Person out of or in connection to the acts or omissions of the Managing Partner or such general partner that constitute (i) fraud, (ii) acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law or which were grossly negligent, or (iii) for any transaction in which such general partner derived improper personal benefit. (Section 10.4)

For purposes of satisfying any indemnification and any saving harmless obligations under the previous paragraph, we have discretion to require the indemnifying party to sell any and all of his or her Partnership assets to fulfill such obligations. (Section 10.4)

We have the absolute right to control the defense and settlement of any claim (whether it is the indemnitee or indemnitor hereunder) in it sole discretion, or may at any time tender control of the defense or settlement of such claim to the indemnified party. (Section 10.5)

The indemnification and advancement of expenses provisions in the Partnership Agreement are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any applicable law, the Partnership Agreement or insurance. We may purchase and maintain insurance to cover claims against the Covered Persons in such capacity or arising out of their status as Covered Persons, whether or not we would have the power to indemnify them against such liability under the Partnership Agreement. (Section 10.8)

Dealing with an Affiliate

Our Managing Partner may, on our behalf, enter into agreements with any affiliate of any general partner or with any general partner, in an independent capacity, as distinguished from his capacity as a partner, to undertake and carry out our business. (Section 4.7)

Term and Dissolution

We will dissolve on December 31, 2199, or prior thereto upon the happening of any of the following events:

•	the sale of all of our assets;

•	an event of withdrawal of a general partner if no general partner remains; or

•	our dissolution by the general partners. (Section 2.4)

Books, Records and Reports; Appointment of Attorneys-in-Fact; Amendment

The books and records will at all times be maintained at our principal offices and will be open for examination and inspection by the limited partners or by their duly authorized representatives during reasonable business hours. (Section 9.1)

We will have financial statements prepared, and copies of such statements will be made available to the limited partners. (Section 9.1)

Each limited partner, by the execution of the Partnership Agreement, irrevocably constitutes and appoints James D. Weddle, during any appropriate interim period the Executive Committee or the then Managing Partner (at any time the Managing Partner is not James D. Weddle), his or her true and lawful attorney-in-fact, and each of them, with full power and authority to execute such documents as may be necessary or appropriate to carry out the provisions of the Partnership Agreement. (Section 12.1)

The Partnership Agreement may be amended without the consent or approval of (and without prior notice to) any limited partner by the Managing Partner or by the affirmative vote of general partners holding an aggregate of at least a majority of the total general partner interests. In particular, but without limiting the foregoing, the limited partners’ right to the Net Income or the proceeds of liquidation of the Partnership or in any other allocation or distribution to be received by them from the Partnership pursuant to Article Eight of the Partnership Agreement or otherwise may be so reduced or increased or otherwise modified without the consent or approval of (and without prior notice to) any limited partner or subordinated limited partner. (Section 12.12)

MATERIAL UNITED STATES TAX CONSEQUENCES

General

The following is a general summary of the material United States (U.S.) tax consequences affecting our limited partners. This summary is based on, and limited in its entirety by, the Code, Treasury Regulations, positions of the Internal Revenue Service (IRS) contained in published Revenue Rulings and Revenue Procedures, other administrative interpretations of the IRS and judicial decisions, all of which are subject to change at any time. Any such change could be retroactive with respect to transactions occurring prior to such change.

We have not sought any rulings from the IRS with respect to any of the tax matters described in this prospectus. There can be no assurance that a position taken by us will not be challenged by the IRS. Any adjustment by the IRS would likely result in an unfavorable adjustment to the income tax returns of limited partners and a tax deficiency, which could require limited partners to amend their income tax returns and seek professional tax assistance at their expense.

The following summarizes the material U.S. federal income tax consequences of an investment in the Interests to those of you who are individual citizens or residents of the United States, which we refer to as U.S. Persons and the special United States material income tax consequences of other investors who are non-U.S. Persons.

This summary is not intended to address all potential tax consequences that an investment in the Interests may have to all potential investors. Since the tax consequences of an investment in the Interests will vary by investor, you are urged to consult your own tax advisors, at your expense, as to the particular federal income tax, state income tax and foreign income tax consequences to you of an investment in the Interests.

Partnership Status

Under current tax law we are classified as a partnership. A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account their share of items of income, gain, loss and deduction of the partnership in computing their federal income tax liability, regardless of whether cash distributions are made to the limited partner by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner’s adjusted basis in his or her partnership interest.

Notwithstanding the foregoing, the Code provides that “publicly traded partnerships” will, as a general rule, be taxed as corporations. A partnership is considered a publicly traded partnership if its interests are traded on an established securities market or its interests are readily tradable on a secondary market or the substantial equivalent thereof. Our Interests are not listed on any established securities market. In addition, the Partnership Agreement contains restrictions on transfers, including redemptions by us, of all of our interests, including requiring our consent to any transfers. As a result, under current tax law we are not classified as a publicly traded partnership taxable as a corporation.

If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet applicable exemptions under the Code with respect to publicly traded partnership status or otherwise, income would be taxable to us at corporate rates, and distributions to our partners could be taxable as dividends. Taxing income to us at corporate rates could result in a substantial reduction in cash available for distribution to limited partners.

Allocation of Our Income, Gain, Etc.

If he or she is not already a limited partner of the Partnership, a participant in the Plan will become one of our limited partners upon his or her purchase of Interests effective on January 1, 2011. Each limited partner must report on his or her federal income tax return for each year his or her allocable share of our income, gain, deductions, and items of tax preference, regardless of whether there is distributable cash. Such allocable share must be included in the taxable income of a limited partner in the taxable year within which our taxable year ends. For each applicable taxable year, we will furnish to each limited partner the information necessary for preparation of this aspect of his or her income tax return. Due to the complexity of the filing process and the size of the Partnership, the receipt of this tax reporting information may be delayed, and may require that you apply for an extension of time to file your income tax returns.

Federal income tax regulations require us to treat certain items of income and expense differently for tax purposes than financial statement purposes. A limited partner’s allocable share of our taxable income may exceed his or her allocable share of our net income. Since limited partner distributions are based on our net income and limited partner tax liability is based on his or her allocable share of our taxable income, a limited partner’s effective tax rate calculated taking into account his or her distributions from us may be higher than such limited partner’s statutory tax rate.

The Partnership Agreement’s allocation of a limited partner’s allocable share of income, gain, etc. will be respected for tax purposes if the allocation has “substantial economic effect” or is in accordance with such limited partner’s interest in us (determined by taking into account all the facts and circumstances). Treasury Regulations provide safe-harbor tests under which allocations are deemed to have “substantial economic effect” or deemed to be made in accordance with a “partner’s interest in the partnership.” The Partnership Agreement’s allocations would not meet the safe-harbor tests set forth in the Regulations. Nevertheless, the Partnership Agreement’s allocations of profits and losses for tax purposes should be deemed to be in accordance with the “partner’s interest in the partnership.”

The 7 1/2% Payment to Limited Partners

Under the Partnership Agreement, a limited partner is entitled to receive an annual payment equal to 7 1/2% of the amount of his or her capital contribution to us. For tax purposes, this 7 1/2% Payment will be treated as a “guaranteed payment” under the Code and not as a distribution by us of a limited partner’s distributable share of our cash available for distribution. As a “guaranteed payment” for tax purposes, the 7 1/2% Payment (a) will be deductible in computing our taxable income, (b) will be taxable income to a limited partner when earned regardless of the amount, if any, of our taxable income, and (c) will not decrease a limited partner’s adjusted basis in his or her Interests. See “—Adjusted Basis” below.

Note that notwithstanding that the characterization of the 7 1/2% Payment as a “guaranteed payment” for tax purposes, and the references to the “guaranteed payment” in the Partnership Agreement (which generally follows the tax treatment of the payment), the 7 1/2% Payment is not in fact guaranteed by the Partnership in the traditional sense of the word and no reserve fund has been set aside to enable us to make such payments. See “Risk Factors—Risk of Loss—The Interests are equity interests in the Partnership. As a result, and in accordance with our Partnership Agreement, the right of return of our limited partners’ Capital Contribution is subordinate to all existing and future claims of our general creditors, including any of our subordinated creditors.”

Adjusted Basis

A limited partner’s initial basis in his or her Interests is equal to the price paid for his or her Interests plus, subject to the discussion below, his or her proportionate share of our liabilities as to which no partner is personally liable, which we refer to as Nonrecourse Debt, if any. In general, our liabilities as to which a partner is personally liable, which we refer to as Recourse Debt, can only be included in the basis of such partner. A limited partner’s proportionate share of our Nonrecourse Debt, if any, will be based on such limited partner’s share of our profits as determined in accordance with the Partnership Agreement. A limited partner’s initial adjusted basis for his or her Interests will be increased from time to time by (a) his or her allocable share of our taxable income and tax-exempt income and (b) his or her proportionate share of increases in our Nonrecourse Debt, if any. A limited partner’s adjusted basis in his or her Interests will be decreased from time to time, but not below zero, by (x) his or her allocable share of our taxable loss (y) our distributions to him or her, including, for this purpose, his or her proportionate share of decreases in our Nonrecourse Debt, and (z) his or her allocable share of our nondeductible expenditures that are not properly chargeable to a capital account for tax purposes.

Partnership Distributions and Repurchase of Interests

No gain will be recognized upon a cash distribution from us to the extent that the cash distributed (including reductions in a limited partner’s allocable share of our Nonrecourse Debt) does not exceed the limited partner’s adjusted basis in his or her Interests. Once such adjusted basis is reduced to zero, additional cash distributions will be a taxable gain to a limited partner. Similarly, a taxable gain will be recognized by a limited partner upon the repurchase of his or her Interests to the extent the amount realized (including reductions in his or her allocable share of our Nonrecourse Debt) exceeds the adjusted basis in his or her Interests. A taxable loss will be recognized by a limited partner upon the repurchase of his or her Interests to the extent the amount realized (including reductions in his or her allocable share of our Nonrecourse Debt) is less than the adjusted basis in his or her Interests. Gain or loss for tax purposes may be recognized on the repurchase of a limited partner’s Interest(s). The character of such gain or loss on repurchase will normally represent a capital gain or loss for the limited partner. Capital loss limitations could apply to the limited partners.

Alternative Minimum Tax

Each limited partner must include his or her allocable share of our items of tax preference in the computation of his or her own alternative minimum tax liability. If a limited partner is otherwise subject to the alternative minimum tax, such tax would also be applied against items of tax preference from us. In addition, the potential exists that a limited partner’s share of tax preferences could subject the limited partner to alternative minimum tax. Prospective investors are urged to consult their tax advisors with regard to the specific effect of the alternative minimum tax on an investment in us.

Passive Loss Rules

Under the passive loss rules enacted by the Tax Reform Act of 1986, an interest in a limited partnership engaged in a trade or business generally is considered an interest in a passive activity subject to the passive loss rules. It is anticipated, however, that a limited partner will “materially participate” in our trade or business while actively employed by us. Accordingly, a limited partner’s allocable share of our income generally will not be treated as passive income and, therefore, generally will not be available to offset passive losses from a limited partner’s passive activities. Under specific circumstances, however, certain of our income may be classified as portfolio income or passive income for purposes of the passive loss rules. In addition, under certain circumstances, a limited partner may be allocated a share of our passive losses, the deductibility of which will be limited by the passive loss rules.

Investment Interest

In general, a taxpayer’s annual deduction for “investment interest expense” is limited to the amount of his or her “net investment income.” Interest expense incurred by a limited partner to purchase his or her Interests may be treated as investment interest expense. In addition, in computing limitations on the deductibility of investment interest expense, a limited partner must include his or her allocable share of our investment interest expense. We do not anticipate, however, that we will generate significant amounts of investment interest expense allocable to limited partners. A portion of a limited partner’s allocable share of our income may be treated as investment income.

Tax Rates

Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than 12 months) of individuals is 15%. However, absent new legislation extending the current rates, beginning January 1, 2011, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals will increase to 39.6% and long-term capital gains of individuals will increase to 20%. Moreover, these rates are subject to change by new legislation at any time. In addition, effective in taxable years beginning after December 31, 2012, Code Section 1411 (as adopted by the Reconciliation Act of 2010, as amended, in combination with the Patient Protection and Affordable Health Care Act which was signed into law by the President on March 23, 2010) subjects net investment income, (including dividends, interest, and capital gains) to an additional 3.8% tax in the case of individuals, estates and certain trusts with modified adjusted gross income or adjusted gross income, as the case may be, in excess of certain levels (generally, $250,000 on a joint return, or $200,000 on a return for a single individual or the dollar amount at which the highest income tax bracket begins for an estate or trust). It is likely that income and gain generated by a limited partner’s Interest will be the type of income subject to this new 3.8% tax on net investment income.

State Income Taxes

A limited partner, including non-U.S. persons, generally will be required to file tax returns and pay income taxes in those states in which we operate, as well as in the limited partner’s state of residence or domicile. We will furnish annually to each of the limited partners the information necessary for the preparation of such returns. The filing of these state returns is the responsibility of the limited partners. However, we may offer limited partners the ability to participate in the filing of composite returns in most states. Composite filings are completed and filed by us and report each limited partner’s share of income allocated to them in the respective state. The state income taxes are remitted on each limited partner’s behalf, and each limited partner is charged their allocable share of taxes paid. We will provide limited partners with information on how to participate in composite filings.

United States Income Tax Withholding to Non-U.S. Investors

With respect to investors who are non-U.S. Persons and who are residents of Canada, you will be subject to taxation in the United States and required to file U.S. federal and state income tax returns as a result of owning your Interest in us. In accordance with U.S. tax laws, your allocable share of Partnership income, including the 7 1/2% Payment will be subject to withholding at the maximum federal individual income tax rate, currently 35%. Since your share of taxable income may exceed your share of Partnership earnings, the amount of Partnership earnings withheld for taxes may exceed 35%, and such withholding rate is scheduled to increase to 39.6% in 2011. Additional legislative changes could further impact the withholding rates. Any gain or loss on the sale of your Interest(s) may also be subject to taxation in the United States. In order to obtain a refund of any amount withheld in excess of your actual United States federal income tax liability, you will be required to file a United States federal income tax return.

Canadian residents are required to obtain a United States individual taxpayer identification number, which we refer to as ITIN. A United States ITIN is necessary to file required partnership income tax returns with the IRS, reporting each Partner’s share of our income and deductions. Non-U.S. resident limited partners will be required to complete a United States ITIN application and provide documentation required by the IRS. We will provide non-U.S. resident limited partners with information on how to obtain a United States ITIN. Your failure to obtain a United States ITIN will prevent you from being able to file your U.S. tax return and claim a refund. In addition, by not filing a U.S. tax return, you could be assessed penalties by the IRS, which would be your responsibility.

United States Federal Estate Tax

The Interests will be subject to United States federal estate tax in the estate of a limited partner who is a non-U.S. Person as well as those who are U.S. Persons.

Audits and Adjustments

Our income tax returns may be audited by government authorities, and such audit may result in the audit of the limited partners’ returns. Changes made to our returns would result in corresponding changes to limited partners’ returns. Prospective investors are cautioned that if the IRS were to propose any adjustments in the treatment of one of our tax items, the unified procedures may cause limited partners to be bound by proceedings, both administrative and judicial, conducted by us. Thus, limited partners may be precluded from contesting any such adjustments individually. In addition, any adjustments to the Partnership’s tax returns as originally filed and reported to limited partners may require limited partners to amend their personal income tax returns. The cost of amending any such return is the responsibility of the limited partner.

Possible Tax Law Changes – Self-Employment Taxation

Pursuant to Section 1402(a)(13), the term “net earnings from self-employment” means an individual’s distributive share of Partnership ordinary income plus the 7 1/2% Payment unless the individual is a limited partner. The proposed amendments to the limited partner regulations define which partners of a partnership are considered limited partners under Section 1402(a)(13). Generally, an individual will be treated as a limited partner under the proposed regulations unless the individual: (a) has personal liability for the debts of or claims against the partnership by reason of being a partner; (b) has authority to contract on behalf of the partnership under the statute or law pursuant to which the partnership is organized; or (c) participates in the partnership’s trade or business for more than 500 hours during the taxable year. Generally, limited partner earnings, including the 7 1/2% Payment, are not subject to self-employment taxes. However, the IRS could take the position that the limited partner earnings may be subject to self-employment tax in accordance with the proposed regulations. There has been discussion of legislation or regulations pursuant to which limited partners may be subject to self-employment tax on their net earnings from self-employment.

Congress recently considered legislation that would require payment of self-employment tax by limited partners on limited partner earnings from partnerships engaged in professional service businesses such as Edward Jones. Under such legislation, any distributions to a limited partner of a professional service business who provides substantial services to such professional service business would be subject to self-employment taxes. Such legislation, if ever enacted, may substantially impact our limited partners’ Interests. Currently, the self-employment tax is composed of two parts: a 12.4% tax for social security portion and a 2.9% tax for Medicare portion. Under current law, only the first $106,800 of combined wages, tips and net earnings are subject to the social security portion of the self-employment tax; however, an individual’s entire combined wages, tips and net earnings are subject to the Medicare portion of the self-employment tax. It is unknown whether the self-employment tax provisions in the form most recently considered, in some modified form or in any form will ever become law. If enacted as recently proposed, the self-employment tax provisions of the legislation may increase taxes paid on income from the Partnership Interests by 2.9% for all limited partners for the Medicare portion and by 12.4% for limited partners for the social security portion up to the applicable social security wage base, resulting in a total increase in taxes of up to 15.3% for some limited partners. This would significantly reduce a limited partner’s after-tax return on income from Partnership Interests. Future changes in tax laws cannot be predicted and may substantially impact a limited partner’s interest(s).

Necessity of Obtaining Professional Advice

The tax matters relating to an investment in the Interests are complex and are subject to varying interpretations. The effects of the existing tax laws and proposed changes in tax laws on prospective limited partners are of particular importance to each limited partner. It should be emphasized that the foregoing is only a summary of certain important federal tax consequences of, or relating to, our Partnership; furthermore, no tax rulings regarding the tax considerations outlined in this document related to this offering will be requested or obtained from the IRS. In view of the foregoing, each prospective United States and Canadian limited partner should consult with his or her own tax advisor and counsel, at his or her own expense, with regard to all tax aspects, including, without limitation, filing United States federal and state tax returns and Canadian income tax returns, and Quebec income tax returns, as they pertain to such prospective limited partner’s particular situation. In addition, due to the U.S. federal and state filing requirements and Canadian national and provincial filing requirements limited partners may need to obtain professional advice to comply with applicable tax laws, filing requirements or audit requirements. All costs of obtaining professional advice are the individual responsibility of the limited partner. The cost of such advice may be significant.

Accuracy-Related Penalties

The Code imposes an additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there is a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion.

A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return (a) with respect to which there is, or was, “substantial authority” or (b) as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return.

A substantial valuation misstatement exists if the value, or adjusted basis, of any property claimed on a tax return is 150% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000. If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%.

MATERIAL CANADIAN FEDERAL AND QUEBEC INCOME TAX CONSEQUENCES

We report each limited partner’s share of our Canadian source income or loss to the Canada Revenue Agency, which we refer to as CRA, since we carry on business in Canada through a wholly-owned partnership.

Each limited partner who is not resident in Canada, which we refer to as a non-Canadian Partner for purposes of the Canadian Tax Act, is required to include or, subject to the detailed rules in the Canadian Tax Act, is entitled to deduct, the non-Canadian Partner’s share of our Canadian source income or loss for Canadian federal income tax purposes and, if tax is payable under the Canadian Tax Act, is responsible for remitting the associated tax to CRA.

Each non-Canadian Partner will be required to file a Canadian federal income tax return for a taxation year to report the non-Canadian Partner’s share of our Canadian source income or loss for the taxation year except that a non-Canadian Partner who is an individual will only be required to file such a return if the non-Canadian Partner (i) has tax payable under Part I of the Canadian Tax Act for the taxation year, (ii) has a taxable capital gain (otherwise than from an excluded disposition) or is allocated a taxable capital gain (otherwise than from an excluded disposition) by us in the taxation year, or (iii) disposes of “taxable Canadian property” (otherwise than in an excluded disposition) or we dispose of taxable Canadian property (otherwise than in an excluded disposition) in the taxation year.

Since we also carry on business in the province of Quebec, a non-Canadian Partner will be liable for tax in Quebec under the Taxation Act (Quebec), which we refer to as Quebec Tax Act, on the non-Canadian Partner’s share of income from our business carried on in Canada and allocated to an establishment in Quebec. A non-Canadian Partner will be required to file a Quebec tax return to report the non-Canadian Partner’s share of our income or loss for a taxation year allocated to an establishment in Quebec, except that a non-Canadian Partner who is an individual will only be required to file such a return if the non-Canadian Partner (i) has tax payable under Quebec Tax Act for the taxation year, or (ii) would have had tax payable for the taxation year under the Quebec Tax Act had certain deductions not been claimed.

We do not anticipate that a non-Canadian Partner will have any liability for Canadian federal or Quebec income taxes by reason only of the disposition of an Interest.

We will not prepare or file any Canadian federal or Quebec income tax returns on behalf of a non-Canadian Partner, but will provide to such non-Canadian Partner information relating to our activities necessary to prepare and file such returns. Non-Canadian Partners should consult their own tax advisors as to whether it is necessary or advisable for them to file a Canadian federal and/or Quebec income tax return in their own particular circumstances.

The foregoing discussion assumes that we will be treated as a partnership for Canadian federal and Quebec income tax purposes and the Interests will be treated as partnership interests. If we were not treated as a partnership, or if Interests were not treated as partnership interests, the Canadian federal and Quebec income tax consequences to a non-Canadian Partner may be materially different than those described above.

All of our limited partners are required to obtain a Canadian Social Insurance Number, which we refer to as SIN or, if a particular partner does not have and is ineligible to obtain a SIN and has not been issued a temporary tax number, which we refer to as TTN, a Canadian Individual Taxpayer Number, which we refer to as ITN. A Canadian SIN, TTN or ITN is a taxpayer identification number necessary to file partnership information returns in Canada. We will provide Limited Partners with information on how to obtain a Canadian SIN or ITN. However, Limited Partners will be required to complete a Canadian SIN or ITN application, as the case may be, and provide additional documentation such as copies of birth certificates, marriage licenses and other materials required by the CRA. Your failure to obtain a Canadian SIN or ITN could result in penalties by the CRA, which would be your responsibility.

LEGAL MATTERS

The legality of the Interests to be issued pursuant to the offering has been passed upon for the Partnership by Bryan Cave LLP, St. Louis, Missouri. In addition, the description of federal income tax considerations contained in the section of the Prospectus captioned “Material United States Tax Consequences” is set forth herein in reliance upon the opinion of Bryan Cave LLP.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including exhibits, schedules and amendments) under the Securities Act with respect to the non-voting, non-transferable Interests to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the Interests to be sold in this offering, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. Whenever a reference is made in this prospectus to any contract or other document of ours, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

Because we are subject to the informational requirements of the Exchange Act, we file reports and other information with the SEC. You may read and copy the registration statement, including the attached exhibits and schedules, and any reports or other information that we file at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of its public reference room. You can also request copies of these documents by writing to the SEC and paying a duplicating charge. The SEC also makes our filings available to the public on its Internet site (http://www.sec.gov).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference into this prospectus, the following documents, which contain important information about us and our business and financial results:

•	our Quarterly Reports on Form 10-Q for fiscal quarters ended on March 26, 2010 and June 25, 2010;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009; and

•	the description of our limited partnership Interests is contained in our registration statement on Form 8-A filed under the Exchange Act, including any amendment or report updating such description.

We will provide you, upon request, with copies of any of the documents incorporated by reference into this prospectus (including exhibits attached to those documents), without charge. Please direct your written or oral request to Kevin Bastien, Chief Financial Officer, at 12555 Manchester Road, St. Louis, Missouri 63131, telephone (314) 515-2000. We will also provide you without charge all quarterly partner letters from our Managing Partner relating to our business that we distribute, or have distributed, to our limited partners generally during the current fiscal year or our last two prior fiscal years.

Appendix A

THE JONES FINANCIAL COMPANIES, L.L.L.P.

2010 EMPLOYEE LIMITED PARTNERSHIP

INTEREST PURCHASE PLAN

1. Title

This plan shall be known as the “2010 Employee Limited Partnership Interest Purchase Plan of The Jones Financial Companies, L.L.L.P,” which we refer to as the Plan. The Jones Financial Companies, L.L.L.P., which we refer to as the Partnership, is a Missouri registered limited liability limited partnership with its principal offices located at 12555 Manchester Road, St. Louis, Missouri 63131-3729.

2. Purpose

The primary purpose of the Plan is to provide an investment opportunity to certain current and former employees of our subsidiaries and certain general partners of the Partnership (as hereinafter defined) (the “Participants”). Pursuant to the Plan, Participants are granted Awards which represent an opportunity to acquire limited partnership interests (the “Interests”) in the Partnership. As used herein, “subsidiaries” includes any corporation, limited liability company, partnership (general or limited) or any other entity in which all of the shares or interests of such entity are owned, directly or indirectly, by the Partnership.

3. Participants

Participants in the Plan shall be current and former employees of our subsidiaries and certain general partners of the Partnership as selected by the Plan Committee (the “Committee”) of the Partnership, in its discretion.

4. Interests Covered by the Plan

The total number of Interests covered by the Plan shall be 275,000. This number of Interests shall be adjusted to reflect any subsequent Interest splits, reverse Interest splits or similar matters affecting the number of outstanding Interests of the Partnership. Awards to acquire Interests not exceeding this number may be granted to Participants by the Partnership. In the event any award of purchase rights of Interests is canceled or expires on account of the termination of a Participant’s employment, lapse of time, failure to exercise by a Participant, or for any other reason, the Committee may again award the purchase rights of the Interests so canceled or expired to an existing or new Participant.

5. Awards - Description

The Committee may, in its discretion, award to a Participant an award representing the right to purchase that number of Interests described therein within the time period specified therein, which we refer to as an Award. Interests shall not be issued at the time the Award is granted, but only if and when the Participant exercises his or her right to purchase the Interests in accordance with the terms of the Award and this Plan. The purchase price of each full Interest shall be $1,000 payable by the Participant at the time the Interests are purchased as provided in Section 7 of this Plan, with a minimum purchase of at least $5,000. Awards may be conditioned on the Participant’s continued employment by the Partnership, or its subsidiaries, or in any other manner the Committee may determine and set forth in the Award. Prior to exercise of an Award by a Participant, such Award may be canceled by the Committee in its sole discretion.

6. Awards - Granting

Awards shall be granted as follows:

(a) Initial Awards. After approval of this Plan by the Managing Partner of the Partnership, the Committee will determine the initial Participants and establish the amount, duration and other terms, if any, of the initial Awards. In making its determination of who shall be Participants and the amount, duration and other terms of each Award, the Committee shall take into account such factors as the Participant’s level of responsibility, job performance, potential for growth, years of experience, level and types of compensation and such other factors as the Committee deems relevant.

(b) Subsequent Awards. During the term of the Plan, additional Awards may be granted (subject to the maximum number of Interests provided for above) in the discretion of the Committee, either to (i) new Participants in the Plan or (ii) prior Participants in the Plan.

(c) Notice of Awards. Upon granting of any Award by the Committee, the Participant shall be advised as to the amount, duration and other terms of the Award.

7. Payment by Participants

As designated in the Award, a Participant shall pay for the Interests awarded to such Participant in cash within the time period established by the Committee for the exercise of such Award or such Participant shall forfeit his or her right to purchase such Interests.

8. Purchase Date

After a Participant’s funds are received by the Partnership, such funds will be used to purchase the Participant’s Interests from the Partnership on the date specified in the Award or as otherwise determined by the Committee. Any Participant not already a limited partner of the Partnership will become a limited partner of the Partnership on the purchase date.

9. Reports

As soon as practicable after each purchase of Interests by a Participant, such Participant will receive a statement of purchase.

10. Termination

A Participant’s participation in the Plan may be terminated by you or the Committee at any time.

11. Costs of Administrating Plan

All costs and expenses of administrating the Plan will be paid by the Partnership.

12. Committee Membership; Authority

The Plan shall be administered by the Committee consisting of one or more general partners of the Partnership, which may include the Managing Partner, appointed to the Committee by the Managing Partner of the Partnership. Such Committee members serve at the pleasure of the Managing Partner. The Committee shall have authority to interpret the Plan, to establish any rules or regulations relating to the Plan which it deems appropriate and to make other determinations which it believes necessary and advisable for the proper administration of the Plan. Decisions of the Committee in matters relating to the Plan shall be final and conclusive on the Partnership and all Participants. The Committee’s determinations under the Plan, including, without limitation, determinations as to current and former employees of our subsidiaries and certain general partners of the Partnership to receive Awards, the amount, duration and other terms and provisions of such awards and the agreements evidencing the same, need not be uniform. Members of the Committee shall not be eligible to participate in the Plan. A member of the Committee shall be liable only for any action taken or determination made in bad faith. The Committee shall determine (a) the current and former employees of our subsidiaries and certain general partners of the Partnership, if any, to whom Awards shall be granted, (b) the time or times at which such Awards shall be granted, (c) the amount and duration of the Awards, and (d) the limitations, restrictions, conditions and other terms applicable to such Awards. Participants may obtain additional information about the Committee by contacting the Committee c/o Kevin Bastien at 12555 Manchester Road, St. Louis, Missouri 63131-3729.

13. Amendments and Termination of the Plan

We reserve the right against any or all current and former employees of our subsidiaries and certain general partners of the Partnership, including those who may be Participants under this Plan, to amend the Plan at any time either retroactively or prospectively and to terminate or suspend the Plan or any Award at any time for any reason.

14. Non-Assignability

Awards under the Plan are non-transferable and may not be assigned or pledged by any Participant at any time and no recognition shall be required to be given by the Partnership to any attempt to assign any rights hereunder.

15. Inception Date; End Date

The inception date of this Plan shall be the date that the registration statement for the Interests is declared effective by the SEC. The Plan will continue in effect until December 31, 2010 (the “Offer Expiration Date”), unless extended by the Partnership.

Appendix B

FORM OF SUBSCRIPTION AGREEMENT

The Jones Financial Companies, L.L.L.P.

C/O Edward Jones

12555 Manchester Road

St. Louis, MO 63131

Attn.: LP Service Team

THIS SUBSCRIPTION AGREEMENT EXPIRES AT 3:00 PM CST ON December 31, 2010, AND HAS NO SUBSEQUENT VALUE OR VALIDITY

Ladies and Gentlemen:

The undersigned acknowledges receipt of the prospectus of The Jones Financial Companies, L.L.L.P. (the “Partnership”), dated                     , 2010, with respect to its offering units of limited partnership interests (the “Interests”). I understand that my Interests will be governed by the terms of the Partnership Agreement of The Jones Financial Companies, L.L.L.P, as the same may be amended and restated from time to time, in accordance with its terms.

(            ) I hereby subscribe to purchase                      Interest(s) ($1,000 per Interest) by making a total capital contribution of $[to be completed for each offeree].

I have enclosed herewith full payment in the form of a check payable to “The Jones Financial Companies, L.L.L.P.” (or I have made arrangements satisfactory to the Partnership for such payment). This subscription is invalid unless payment is received by the Partnership (or arrangements therefore satisfactory to the Partnership are made) by the date stated herein.

I acknowledge that I have received a copy of the prospectus and have had an opportunity to review that document, including without limitation the section entitled “Risk Factors” and otherwise had an opportunity to ask questions and receive answers regarding the offering and the relevant offering documentation. I further acknowledge that there are restrictions on transferring the Interests and that neither the Partnership nor any of its employees, partners, representatives or agents has made any representation as to the suitability of an investment in the Interests. I have been advised that my participation in the offering will not affect my position with the Partnership or any of its subsidiaries.

I have enclosed herewith an executed Power of Attorney.

Date

Signature

Name: [To be completed for each offeree]

Emplid: [To be completed for each offeree]

THIS SUBSCRIPTION AGREEMENT IS NON-TRANSFERABLE.

TO BE COMPLETED BY THE PARTNERSHIP:

Received on:

By:

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Appendix C

FORM OF POWER OF ATTORNEY

THE JONES FINANCIAL COMPANIES, L.L.L.P.

A REGISTERED LIMITED LIABILITY LIMITED PARTNERSHIP

DURABLE POWER OF ATTORNEY

The undersigned limited partner of The Jones Financial Companies, L.L.L.P., a Missouri registered limited liability limited partnership, which we refer to as the Partnership originally established as a limited partnership pursuant to an Amended and Restated Agreement and Certificate of Limited Partnership dated July 15, 1987, as amended and presently governed by the Seventeenth Amended and Restated Agreement of Registered Limited Liability Limited Partnership dated as of March 26, 2010, which we refer to as the Partnership Agreement, by his or her execution hereof, hereby irrevocably constitutes and appoints James D. Weddle or during any appropriate interim period the Executive Committee or the then Managing Partner (at any time the Managing Partner is not James D. Weddle), his or her true and lawful attorney-in-fact, and each of them, with full power and authority in his or her name, place and stead, to execute or acknowledge under oath, deliver, file and record at the appropriate public offices (a) an amendment or amendments to the Partnership Agreement for the purpose of adding the undersigned as a limited partner in the Partnership, (b) any document necessary to withdraw the undersigned as a limited partner and transfer the undersigned’s interest in the Partnership to another person or entity in accordance with the Partnership Agreement, and (c) as contemplated by Section 12.1 of the Partnership Agreement, such documents as may be necessary or appropriate to carry out the provisions of the Partnership Agreement including:

(i) All certificates and other instruments (including the Partnership Agreement or any certificate of limited partnership or certificate of limited liability partnership and any amendment thereof) which the Managing Partner deems appropriate to qualify or continue the Partnership as a registered limited liability limited partnership under the Missouri Limited Partnership Act and the Missouri Partnership Act (or a partnership in which the limited partners will have limited liability comparable to that provided by the Missouri Limited Partnership Act and the Missouri Partnership Act) or under the laws of any other jurisdiction in which the Partnership may conduct business;

(ii) All amendments to the Partnership Agreement or any certificate of limited partnership or any certificate of limited liability partnership which are required to be filed or which the Managing Partner deems to be advisable to file;

(iii) All instruments which the Managing Partner deems appropriate to reflect a change or modification of the Partnership in accordance with the terms of the Partnership Agreement;

(iv) All conveyances and other instruments which the Managing Partner deems appropriate to reflect the dissolution and termination of the Partnership;

(v) All tax returns, forms, schedules and similar documents required to effectuate the terms or intent of the Partnership Agreement and as allowed or required by state or local tax laws to be filed on behalf of all non-resident limited partners in states where such limited partners are allocated Partnership income derived from such states, which we refer to as a composite filing or block filing; provided, however, that for composite filing return purposes, each non-resident limited partner shall be notified electronically or in writing annually prior to the composite filing and confirm participation in such block filing;

(vi) All annual state tax forms and certifications required to be completed to acknowledge inclusion in any federal, state or foreign composite filing allowed and deemed appropriate by the Managing Partner; and

(vii) All other instruments, documents, or contracts (including, without limiting the foregoing, any deed, lease, mortgage, note, bill of sale, contract, trust agreement, guarantee, partnership

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agreement, indenture, underwriting agreement or any instrument or documentation which may be required to be filed (or which the Managing Partner deems advisable to file) by the Partnership under the laws of any state or by any governmental agency) requisite to carrying out the intent and purpose of the Partnership Agreement and the business of the Partnership and its affiliates.

The appointment by the undersigned of James D. Weddle or during any appropriate interim period the Executive Committee or the then Managing Partner (at any time the Managing Partner is not James D. Weddle), as attorney-in-fact, and each of them, shall be deemed to be a power coupled with an interest in recognition of the fact that the undersigned will be relying upon the power of James D. Weddle or the then Managing Partner (at any time the Managing Partner is not James D. Weddle), and each of them, to act as contemplated by the Partnership Agreement in any filing and other action by them on behalf of the Partnership. The foregoing Power of Attorney shall survive the death, disability or incompetence of the undersigned or the assignment by the undersigned of the whole or any part of his or her interest hereunder.

The undersigned agrees to indemnify and hold the Partnership, its subsidiaries, partners, employees, successors and assigns harmless from any and all liability, including but not limited to attorney’s fees, arising from the Partnership’s reliance on this Power of Attorney. This indemnity includes but is not limited to any breach by agent of agent’s obligations to notify the Partnership of death or disability of the undersigned. This Power of Attorney and indemnity shall remain in effect until such time as the Partnership is notified in writing by the undersigned or the undersigned’s legal representative of a revocation. Such revocation will not affect liability for transactions entered prior thereto.

The undersigned has executed this Power of Attorney as the date set forth below.

Signature, as Individual or as Trustee	Date

LP NAME

EMPLID

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Appendix D

PARTNERSHIP AGREEMENT

THE JONES FINANCIAL COMPANIES, L.L.L.P.

SEVENTEENTH

AMENDED AND RESTATED

AGREEMENT OF REGISTERED

LIMITED LIABILITY LIMITED PARTNERSHIP

Dated as of March 26, 2010

i

ii

THE JONES FINANCIAL COMPANIES, L.L.L.P.

(a Missouri Registered Limited Liability Limited Partnership)

SEVENTEENTH

AMENDED AND RESTATED

AGREEMENT OF REGISTERED

LIMITED LIABILITY LIMITED PARTNERSHIP

THIS SEVENTEENTH AMENDED AND RESTATED AGREEMENT OF REGISTERED LIMITED LIABILITY LIMITED PARTNERSHIP of The Jones Financial Companies, L.L.L.P. entered into as of this 26th day of March, 2010, by and among James D. Weddle as General Partner, and James D. Weddle as the Attorney-In-Fact for all of the other General Partners, all of the Limited Partners and all of the Subordinated Limited Partners (formerly referred to as the “Class II Subordinated Limited Partners”).

W I T N E S S E T H:

WHEREAS, the Partnership was formed as a limited partnership under the Missouri Revised Uniform Limited Partnership Act pursuant to an Agreement and Certificate of Limited Partnership dated June 5, 1987;

WHEREAS, the Partnership filed on July 15, 1987 its Amended and Restated Agreement and Certificate of Limited Partnership dated July 15, 1987 (the “Restated Agreement”);

WHEREAS, the Partnership filed on August 28, 1987, November 16, 1987, August 5, 1988, August 29, 1988, January 31, 1989, March 21, 1989 and August 10, 1989 its Amendments No. 1, 2, 3, 4, 5, 6 and 7 respectively, to its Restated Agreement;

WHEREAS, the Partnership filed on June 22, 1989 its Partner List as of May 31, 1989;

WHEREAS, the Restated Agreement as amended is hereinafter referred to as the “First Restated Agreement”;

WHEREAS, the First Restated Agreement was amended and restated in its entirety pursuant to a Second Amended and Restated Agreement and Certificate of Limited Partnership dated as of January 31, 1990 (the “Second Restated Agreement”);

WHEREAS, the Missouri Revised Uniform Limited Partnership Act was amended in August of 1990 and no longer requires certain information in certificates of limited partnership (filed with the Secretary of State) and now requires corresponding amendments to be made to agreements of limited partnership;

WHEREAS, the Partnership desired that the aforesaid Second Restated Agreement become two separate documents, namely a Third Amended and Restated Agreement of Limited Partnership (the “Third Restated Agreement”) and a separate restated Certificate of Limited Partnership;

WHEREAS, the Second Restated Agreement was amended and restated in its entirety pursuant to said Third Restated Agreement dated as of January 31, 1991;

WHEREAS, the Third Restated Agreement was amended and restated in its entirety pursuant to the Fourth Amended and Restated Agreement of Limited Partnership (the “Fourth Restated Agreement”) dated as of January 1, 1993;

WHEREAS, the Fourth Restated Agreement was amended and restated in its entirety pursuant to the Fifth Amended and Restated Agreement of Limited Partnership (the “Fifth Restated Agreement”) dated as of May 24, 1993;

WHEREAS, the Fifth Restated Agreement was amended and restated in its entirety pursuant to the Sixth Amended and Restated Agreement of Limited Partnership (the “Sixth Restated Agreement”) dated as of October 1, 1993;

WHEREAS, the Sixth Restated Agreement was amended and restated in its entirety pursuant to the Seventh Amended and Restated Agreement of Limited Partnership (the “Seventh Restated Agreement”) dated as of August 31, 1996;

WHEREAS, the Seventh Restated Agreement was amended and restated in its entirety to register the Partnership as a registered limited liability partnership pursuant to the Eighth Amended and Restated Agreement of Limited Partnership (the “Eighth Restated Agreement”) dated as of November 1, 1996;

WHEREAS, the Partnership filed as of February 26, 1998 an Amendment to the Certificate of Limited Partnership changing the Partnership’s name from The Jones Financial Companies, L.P., LLP to The Jones Financial Companies, L.L.L.P.;

WHEREAS, the Eighth Restated Agreement was amended and restated in its entirety pursuant to the Ninth Amended and Restated Agreement of Registered Limited Liability Limited Partnership (the “Ninth Restated Agreement”) dated as of April 1, 1998; and

WHEREAS, the Ninth Restated Agreement was amended and restated in its entirety pursuant to the Tenth Amended and Restated Agreement of Registered Limited Liability Limited Partnership (the “Tenth Restated Agreement”) dated as of February 25, 1999; and

WHEREAS, the Tenth Restated Agreement was amended and restated in its entirety pursuant to the Eleventh Amended and Restated Agreement of Registered Limited Liability Limited Partnership (the “Eleventh Restated Agreement”) dated as of May 23, 2000; and

WHEREAS, the Eleventh Restated Agreement was amended and restated in its entirety pursuant to the Twelfth Amended and Restated Agreement of Registered Limited Liability Limited Partnership (the “Twelfth Restated Agreement”) dated as of June 15, 2001; and

WHEREAS, the Twelfth Restated Agreement was amended and restated in its entirety pursuant to the Thirteenth Amended and Restated Agreement of Registered Limited Liability Limited Partnership (the “Thirteenth Restated Agreement”) dated as of February 11, 2003; and

WHEREAS, the Thirteenth Restated Agreement was amended and restated in its entirety pursuant to the Fourteenth Amended and Restated Agreement of Registered Limited Liability Limited Partnership (the “Fourteenth Restated Agreement”) dated as of January 1, 2004;

WHEREAS, the Fourteenth Restated Agreement was amended and restated in its entirety pursuant to the Fifteenth Amended and Restated Agreement of Registered Limited Liability Limited Partnership (the “Fifteenth Restated Agreement”) dated as of May 14, 2004;

WHEREAS, the Fifteenth Restated Agreement was amended and restated in its entirety pursuant to the Sixteenth Amended and Restated Agreement of Registered Limited Liability Limited Partnership (the “Sixteenth Restated Agreement”) dated as of May 12, 2006; and

WHEREAS, the parties now desire to amend and restate said Sixteenth Restated Agreement in its entirety pursuant to this Seventeenth Amended and Restated Agreement of Registered Limited Liability Limited Partnership.

NOW, THEREFORE, pursuant to the terms, covenants and conditions set forth herein and the mutual promises contained herein, the parties hereto agree as follows:

ARTICLE ONE

DEFINED TERMS

The defined terms used in this Agreement shall have the meanings specified below:

“Affiliate” of a specified person means any Person (a) who directly or indirectly controls, is controlled by, or is under common control with the specified Person; (b) who owns or controls ten percent (10%) or more of the specified Person’s outstanding voting securities or equity interests; (c) in whom such specified Person owns or controls ten percent (10%) or more of the outstanding voting securities or equity interests; (d) who is a director, partner, manager, executive officer or trustee of the specified Person; or (e) in whom the specified Person is a director, partner, manager, executive officer or trustee.

“Agreement” means this Seventeenth Amended and Restated Agreement of Registered Limited Liability Limited Partnership, as amended from time to time.

“Audit Committee” means the committee established pursuant to Section 4.10.

“Capital Account” means an account established by the Partnership and maintained for each Partner, for federal income tax purposes, which account shall be credited with:

(i) the amount of the Partner’s Capital Contributions; and

(ii) the amount of Partnership income (including income exempt from federal income tax) and gain (or items thereof) allocated to the Partner pursuant to Article Eight hereof;

and which shall be debited by:

(iii) the amount of Partnership losses and deductions (or items thereof) allocated to the Partner pursuant to Article Eight hereof;

(iv) the amount of Partnership expenditures described in Treasury Regulations Section 1.704-1(b)(2)(iv)(i) allocable to the Partner in the same proportion as that in which the Partner bears the economic burden of those expenditures; and

(v) the amount of all distributions to the Partner pursuant to Article Eight hereof.

In addition, the Capital Account of each Partner shall be adjusted as necessary to comply with Treasury Regulations Section 1.704-1(b)(2)(iv). In the event the Managing Partner shall determine that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto are completed in order to comply with such regulations, the Managing Partner may amend this Agreement to reflect such modification, provided that it is not likely to have a material effect on the amounts distributable to the Partners pursuant to Article Eight upon dissolution of the Partnership.

If any Partner would otherwise have a negative balance in his Capital Account, the amount of any such negative balance shall be reduced (but not in excess of such negative balance) by the amount of such Partner’s share of Partnership Minimum Gain (determined in accordance with Treasury Regulations Section 1.704-1(b)(4)(iv)(f)) after taking into account all increases and decreases to such Partnership Minimum Gain during the taxable year.

In the event that the Partnership is deemed to be terminated for federal income tax purposes due to the sale or exchange of fifty percent (50%) or more of the Partnership interests within a twelve (12) month period, appropriate adjustment shall be made to the Capital Accounts to reflect such termination as required by the Internal Revenue Code and applicable Treasury Regulations.

In the event that interests in the Partnership are sold, exchanged or otherwise transferred, and the transfer is recognized under Article Six or Article Seven hereof, or by operation of law, the Capital Account of the transferee will equal the Capital Account of the transferor immediately before the transfer. However, if such a sale or exchange, either alone or in combination with other sales or exchanges within a twelve-month period results in a transfer of fifty percent (50%) or more of the Partnership interests causing a termination of the Partnership for federal income tax purposes, the adjustment required by the immediately preceding paragraph shall be made.

“Capital Contribution” means the total amount of cash or property contributed as equity to the Partnership by each Partner pursuant to the terms of this Agreement, including the amount of any allocated income withheld by the Partnership and designated as a Capital Contribution. The Capital Contributions of the Partners have been previously set forth on exhibits to this Agreement. From the date hereof, the Capital Contributions of the Partners shall be reflected in the books and records of the Partnership.

“Certificate of Limited Partnership” means the document, as amended or restated from time to time, filed as a certificate of limited partnership under the Missouri Limited Partnership Act.

“Dispute” shall have the meaning set forth in Section 11.1A.

“EDJ” shall have the meaning set forth in Section 2.3.

“Event of Withdrawal” means, as to a General Partner, the occurrence of death, adjudication of mental incompetence, bankruptcy, dissolution, or voluntary or involuntary withdrawal or removal from the Partnership or any other event of withdrawal set forth in the Missouri Limited Partnership Act.

“FINRA” means the Financial Industry Regulatory Authority, any successor agency, and where applicable, any predecessor agency, such as the National Association of Securities Dealers, Inc. or NASD.

“Frozen Appreciation Amount” means each General Partner’s share of the unrealized appreciation of certain real estate (the “Real Estate”) owned by EDJ Leasing Co. on the date such General Partner contributes his general partnership interest in EDJ Leasing Co. to the Partnership. The Frozen Appreciation Amount shall be maintained in the books and the records of the Partnership. The Real Estate currently consists of the land and improvements as shown on the books and records of the Partnership. Each year, as of December 31, if in the opinion of the Managing Partner there has been a material diminution in the value of the Real Estate, the Partnership shall appraise (to the extent not previously sold) the Real Estate and the shares of unrealized appreciation shall be appropriately and proportionately adjusted for each General Partner on the books of the Partnership. The unrealized appreciation per each separate tract of Real Estate as set forth on the books of the Partnership may never exceed the amount used in making the original calculation even if a given appraised value later exceeds such amount. When, as and if a given tract of Real Estate is sold, the unrealized appreciation then attributable to such tract of Real Estate shall no longer be included in the calculation of the Frozen Appreciation Amount on the books of the Partnership.

“General Partners” means those persons whose names are set forth in the books and records of the Partnership as being General Partners, and any other Person who becomes a successor or additional General Partner of the Partnership as provided herein.

“General Partner’s Adjusted Capital Contribution” means the Capital Contribution of the General Partner plus all Net Income thereafter allocated to the account of the General Partner minus (a) all Net Loss thereafter allocated to the account of the General Partner, and (b) any cash or property thereafter distributed to (or for the benefit of) the General Partner. Payments of salaries, bonuses or expenses to a General Partner by the Partnership shall not affect such General Partner’s Adjusted Capital Contribution.

“General Partner Interest” means a General Partner’s entire ownership interest in the Partnership.

“General Partner Percentage” means a percentage determined by dividing a General Partner’s Adjusted Capital Contribution by the Adjusted Capital Contributions of all of the General Partners.

“Grantors” shall have the meaning set forth in Section 12.13.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Limited Partner Withdrawal Notice” shall have the meaning set forth in Section 6.1B.

“Limited Partners” means those persons whose names are set forth in the books and records of the Partnership as being the Limited Partners, and any other person who becomes a Limited Partner of the Partnership as provided herein. For purposes of clarity, Limited Partners shall include all Partners who were “Limited Partners” prior to the date of this Agreement.

“Mandatory Withdrawal Notice” shall have the meaning set forth in Section 6.2.

“Missouri Limited Partnership Act” means the Missouri Revised Uniform Limited Partnership Act, as amended from time to time.

“Missouri Partnership Act” means the Missouri Uniform Partnership Law, as amended from time to time.

“Net Income or Net Loss” means, with respect to any fiscal period, the net income or the net loss of the Partnership, determined in accordance with generally accepted accounting principles modified to exclude the application of the Financial Accounting Standards Board Accounting Standards Codification No. 480 provided, however, there shall be excluded from such net income or net loss (after deduction of the guaranteed payments required by Section 3.3B hereof and the bonus compensation provided for in Section 4.1B(v) hereof) any unrealized gains or losses on securities or rights or options to acquire securities held by the Partnership (or by any entity whose financial statements are consolidated with the financial statements of the Partnership) as (a) a hedge against fixed rate borrowings or (b) as long term passive investments (usually minority interests) (in the case of both (a) and (b), as opposed to other securities held by the Partnership or by any entity whose financial statements are consolidated with the financial statements of the Partnership as inventory for resale in the ordinary course of business).

“Notice” means a writing, containing the information required by this Agreement to be communicated to a Partner: (i) delivered personally to the Partner, (ii) placed in the Partnership’s intra office mail delivery system addressed to the Partner’s office at the Partnership, (iii) sent by facsimile transmission addressed to the Partner’s office at the Partnership, (iv) if sent from the United States, mailed by first class U.S. mail addressed to the Partner’s office at the Partnership or last known home residence as shown on the books of the Partnership, (v) if sent from a country other than the United States, mailed by class of mail comparable to first class United States mail addressed to the Partner’s office at the Partnership or last known home residence as shown on the books of the Partnership, (vi) sent by e-mail to the Partner’s Partnership e-mail address or (vii) delivered to a private express package delivery service addressed to the Partner’s office at the Partnership or last known home residence as shown on the books of the Partnership; if to the Partnership to the General Counsel or the Chief Financial Officer by either (i) first class U.S. mail or, if mailed outside the United States mailed by class of mail comparable to first class United States mail; or (ii) commercial overnight or private express package delivery service.

“Partner” means any General Partner, Limited Partner or Subordinated Limited Partner.

“Partnership” means the limited partnership (originally formed as a limited partnership which is now registered as a registered limited liability limited partnership) continued by this Agreement by the parties hereto, as said limited partnership may from time to time be constituted.

“Partnership Minimum Gain” means, for Partnership tax purposes, as set forth in Treasury Regulations Section 1.704-1(b)(4)(iv)(c), the amount of gain, if any, that would be realized by the Partnership if it were to sell or dispose of (in a taxable transaction) property subject to a non-recourse liability of the Partnership, in full satisfaction of such liability.

“Party” shall have the meaning set forth in Section 11.1A.

“Person” means a natural person, partnership, limited partnership (domestic or foreign), limited liability partnership, limited liability limited partnership, limited liability company, trust, estate, association or corporation.

“Premium” shall have the meaning set forth in Section 8.4D.

“Price” shall have the meaning set forth in Section 6.3A.

“Proceeds of Liquidation” shall have the meaning set forth in Section 8.2A.

“Profits and Losses For Tax Purposes” means, for Partnership accounting and tax purposes, the various items set forth in Section 702(a) of the Internal Revenue Code and all applicable regulations or any successor law, and shall include, but not be limited to, each item of income, gain, deduction, loss, preference or credit.

“Reduced Amount” shall have the meaning set forth in Section 8.1A(ii).

“Requested Withdrawal Amount” shall have the meaning set forth in Section 6.3G.

“Retiring Interest” shall have the meaning set forth in Section 6.6.

“Sale” shall have the meaning set forth in Section 8.4A.

“Subordinated Limited Partners” means those persons whose names are set forth in the books and records of the Partnership as being the Subordinated Limited Partners, and any other person who becomes a Subordinated Limited Partner of the Partnership as provided herein. For purposes of clarity, Subordinated Limited Partners shall include all Partners who were “Class II Limited Partners” prior to the date of this Agreement.

“Trusts” shall have the meaning set forth in Section 12.13.

“Withdrawal Notice” shall have the meaning set forth in Section 6.3G.

“Valuation Date” means as of the last Friday of each month except for the month of December in which case it means as of the last day of the month.

ARTICLE TWO

CONTINUATION, NAME AND OFFICE, PURPOSES,

TERM AND DISSOLUTION,

REGISTERED AGENT, PARTNER LIST

2.1 Continuation.

The parties hereto hereby continue the Partnership as a registered limited liability limited partnership pursuant to the provisions of the Missouri Limited Partnership Act and the Missouri Partnership Act.

2.2 Name, Place of Business and Office.

The Partnership shall be conducted under the name of “The Jones Financial Companies, L.L.L.P.”. The principal office and place of business shall be 12555 Manchester Road, Des Peres, Missouri 63131. The General Partners may at any time change the location of such principal office. Notice of any such change shall be given to the Partners on or before the date of any such change.

2.3 Purposes.

The purposes of the Partnership shall be to act as a limited partner in Edward D. Jones & Co., L.P. (“EDJ”), to act as a general partner, limited partner, guarantor, stockholder or holding partnership for any other limited partnership, general partnership, limited liability partnership, limited liability limited partnership, limited liability company, corporation or other entity and to engage in such other activities as may be approved by the General Partners.

2.4 Term and Dissolution.

A. The Partnership shall continue in full force and effect until December 31, 2199, or until dissolution prior thereto upon the happening of any of the following events:

(i) the sale of all of the assets of the Partnership;

(ii) an Event of Withdrawal of a General Partner if no General Partner remains; or

(iii) the dissolution of the Partnership by a vote of the General Partners holding a majority of the voting power of all the General Partners.

B. Upon dissolution of the Partnership, the General Partners shall cause the cancellation of the Partnership’s Certificate of Limited Partnership, liquidate the Partnership’s assets and apply and distribute the proceeds thereof in accordance with Section 8.2 hereof.

2.5 Registered Office and Agent.

The name and address of the Registered Agent and Registered Office for service of process on the Partnership are as set forth in the Certificate of Limited Partnership.

2.6 Amendment to Certificate of Limited Partnership.

The Certificate of Limited Partnership shall be amended within thirty days of the admission or withdrawal of a General Partner.

ARTICLE THREE

PARTNERS AND CAPITAL

3.1 General Partners.

A. The name, last known mailing address and current Capital Contribution and Adjusted Capital Contribution of each General Partner are reflected in the books and records of the Partnership.

B. Any General Partner, in addition to being a General Partner, may also become a Limited Partner or a Subordinated Limited Partner by complying with the provisions of Section 3.4 hereof. In such event, said General Partner shall have all the rights and powers and be subject to all the restrictions of a General Partner, except that, in respect to his Capital Contribution as a Limited Partner or a Subordinated Limited Partner, as the case may be, he shall have the rights against the other Partners which he would have had if he were not also a General Partner.

C. From time to time, the Managing Partner may require one or more General Partners to adjust their Capital Contributions as provided in Section 4.1.B. Such adjusted Capital Contributions shall be made in such amount and manner and at such time as determined by the Managing Partner and the General Partner’s Percentages shall be appropriately adjusted and transferred. All such changes shall be reflected in the books and records of the Partnership.

3.2 Admission of Additional General Partners.

A. The Managing Partner may at any time designate additional General Partners with such interest in the Partnership as the Managing Partner and such additional General Partners may agree upon. The additional General Partner shall make his Capital Contribution to the Partnership in such manner and at such time as determined by the Managing Partner and the General Partner Percentages shall be appropriately adjusted and transferred. All such changes shall be reflected in the books and records of the Partnership. The Managing Partner may admit additional General Partners to the Partnership at any time without the consent of any current General Partner, Limited Partner or Subordinated Limited Partner.

B. Each additional General Partner shall agree, as a condition to becoming an additional General Partner, to be bound by the terms and provisions of this Agreement and any other agreement (including cash subordination agreements) as deemed appropriate by the Managing Partner.

3.3 Limited Partners and Contained Payments to Limited Partners.

A. There shall be two classes of limited partners, namely, Limited Partners and Subordinated Limited Partners. The name, last known mailing address and current Capital Contribution of each Limited Partner and Subordinated Limited Partner are reflected in the books and records of the Partnership.

B. Each Limited Partner shall be paid 7- 1/2 % per annum, on the principal amount of his Capital Contribution. Such payments shall be made yearly or more frequently, as determined by the Managing Partner. All such payments shall be treated as guaranteed payments.

3.4 Admission of Limited Partners and Subordinated Limited Partners.

A. The Managing Partner is authorized to admit to the Partnership Limited Partners who may be admitted as Limited Partners or as Subordinated Limited Partners, at the discretion of the Managing Partner.

B. The Capital Contributions of the Limited Partners and the Subordinated Limited Partners shall be made in such manner and at such time as determined by the Managing Partner. All such changes shall be reflected in the books and records of the Partnership.

C. Each Limited Partner and Subordinated Limited Partner shall agree, as a condition to becoming a Limited Partner or Subordinated Limited Partner, as the case may be, to be bound by the terms and provisions of this Agreement and any other agreements (including cash subordination agreements) as deemed appropriate by the Managing Partner.

3.5 Partnership Capital.

A. The total capital of the Partnership shall be the aggregate amount of the Capital Contributions of the Partners as provided for herein.

B. Except as provided herein, or as otherwise determined by the Managing Partner, no Partner shall be paid interest on any Capital Contribution to the Partnership.

C. Except as otherwise provided herein, prior to dissolution of the Partnership, no Partner shall have the right to demand the return of his Capital Contribution. No Partner shall have the right to demand and receive property other than cash in return for his Capital Contribution.

D. The General Partners shall have no personal liability for the repayment of the Capital Contribution of any Limited Partner or Subordinated Limited Partner.

3.6 Liability of Limited Partners and Subordinated Limited Partners.

A Limited Partner and a Subordinated Limited Partner shall only be liable to make the payment of his Capital Contribution. Except as provided in the Missouri Limited Partnership Act, no Limited Partner or Subordinated Limited Partner shall be liable for any obligations of the Partnership. After his Capital Contributions shall be paid to the Partnership, no Limited Partner or Subordinated Limited Partner shall be required to make any further Capital Contribution or lend any funds to the Partnership, except as otherwise expressly provided in this Agreement.

3.7 Participation in Partnership Business by Limited Partners and Subordinated Limited Partners.

No Limited Partner or Subordinated Limited Partner (except one who may also be a General Partner, and then only in his capacity as a General Partner) shall participate in or have any control over the Partnership business (except as required by law) or shall have any authority or right to act for or bind the Partnership. The Limited Partners and Subordinated Limited Partners hereby consent to the exercise by the Managing Partner and the General Partners of the powers conferred on them by this Agreement.

3.8 Priority Among Limited Partners and Subordinated Limited Partners.

Priorities as between the Limited Partners and the Subordinated Limited Partners as to distributions are set forth in Article Eight hereof.

ARTICLE FOUR

RIGHTS, POWERS AND DUTIES OF THE GENERAL PARTNERS

4.1 Authorized Acts; Management and Control.

A. Subject to the other provisions set forth below, the General Partners have the exclusive right to manage the business of the Partnership and are hereby authorized to take any action (including, but not limited to, the acts authorized by Section 4.1C below) of any kind and to do anything and everything in accordance with the provisions of this Agreement No General Partner shall have the power to bind the Partnership or to act on behalf of the Partnership in contract matters (including, without limitation, the buying or selling of stock, securities or commodities, the incurrence or guaranteeing of any debt or other obligation or the pledging any property of the Partnership) unless expressly authorized in writing by the Managing Partner or Executive Committee, or, if within its delegated scope of power, the Management Committee.

B. James D. Weddle is hereby designated by the General Partners as the Managing Partner of the Partnership. As the Managing Partner he shall serve as Chairman of the Executive Committee. As Managing Partner, he shall have the absolute right (subject to Section 4.4C hereof) to manage the business of the Partnership on behalf of the General Partners and is hereby authorized to take on behalf of the Partnership and the General Partners any action (including, but not limited to, the acts authorized by Section 4.1C below) of any kind and to do anything and everything in accordance with the provisions of this Agreement. The Managing Partner shall have all the rights, powers and duties usually vested in the managing partner of a partnership including the administration of this Partnership’s business and the determination of its business policies and he shall control the management and conduct of all of the business transacted by the Partnership. In particular, but not in limitation of the foregoing, the Managing Partner for, in the name and on behalf of, the Partnership and the General Partners is hereby specifically authorized (i) to admit to the Partnership any General Partner, Limited Partner or Subordinated Limited Partner; (ii) to dismiss (in accordance with Section 6.2 hereof) from the Partnership any General Partner, Limited Partner or Subordinated Limited Partner; (iii) to determine the General Partner’s Adjusted Capital Contribution (and the related General Partner Percentage) that each General Partner (including the Managing Partner) shall be entitled to maintain and require an increase or decrease of the same by such General Partner; (iv) to determine the guaranteed draw (described in Section 4.5A hereof) to be paid to each General Partner (which guaranteed draw shall be set forth on a list to be maintained in the Managing Partner’s office which list shall be available for inspection by the General Partners); (v) to determine the amount, if any, of bonus compensation (in addition to the funds provided for in Section 8.1A(iv) to be paid to one or more Partners to assist such Partner(s) in maintaining or making initial or additional Capital Contributions to the Partnership, provided, however, such aggregate bonus compensation in any calendar year shall not exceed $3,000,000; (vi) to determine the amount, if any, of the Capital Contribution that each General Partner, Limited Partner or Subordinated Limited Partner shall be entitled to maintain; (vii) to determine all amounts, if any, to be distributed to the Limited Partners and the Subordinated Limited Partners pursuant to Section 8.5 hereof; (viii) to convey title to any assets of the Partnership; and (ix) to execute all documents (including, but not limited to, any loan documents or guarantees) on behalf of the Partnership and (x) to sign on behalf of the Partnership and each of its Partners, all documents and forms required by (A) any domestic or foreign jurisdiction where the Partnership is engaged in business so as to qualify as a registered limited liability limited partnership or comparable entity and (B) any governmental agency requiring the Partnership to appoint a registered agent and/or office for service of process in such jurisdictions.

C. Subject to the provisions hereof, including Section 4.1A, the General Partners for, in the name and on behalf of, the Partnership are hereby authorized to take any and all actions, and to engage in any kind of activity and to perform and carry out all functions of any kind necessary to, or in connection with, the business of the Partnership (including but not limited to): (i) executing any instruments on behalf of the Partnership; (ii) acquiring or selling assets of the Partnership; (iii) entering into loans, guarantees in connection with the business of the Partnership; (iv) acting as a partner or shareholder of, or adviser to, any other organization; (v) contributing capital, as a limited partner or as a general partner, or purchasing other securities in or otherwise investing in EDJ or any other limited partnership, general partnership, corporation or other entity and taking all actions required as a partner, shareholder or investor in any such entity.

D. The Managing Partner may delegate to any General Partner the authority from time to time to execute documents or otherwise exercise the authority of the Managing Partner, but such authority shall not include the authority to increase the capital or change the business policies of the Partnership unless such authority is expressly and specifically granted in writing to such General Partner.

E. Whenever authority is herein conferred upon the Managing Partner or the General Partners, any person, other than a General Partner, dealing with the Partnership may rely conclusively upon the authority and signature of the Managing Partner or any one other General Partner to exercise such authority without determining that such Managing Partner or such General Partner is acting with the approval of the other General Partners. In addition, third parties dealing with the Partnership may rely upon the certification of the Managing Partner or any other General Partner as to the continued existence of the Partnership, the identity of its current Partners and the authority of any Partner to execute any document.

4.2 Restrictions on Authority of the Managing Partner and Executive Committee.

A. In the event that a meeting of General Partners is called by the General Partners in accordance with Section 5.1 hereof to vote upon the removal of the Managing Partner or an Executive Committee member, neither the Managing Partner nor the Executive Committee shall from the time of notice of such meeting until after adjournment thereof: (i) change the General Partner Adjusted Capital Contributions (and related General Partner Percentages) of any General Partner or (ii) admit or dismiss any General Partner as a Partner.

B. Without the approval of the Executive Committee, the Managing Partner shall not:

(i) approve, effect or cause a Sale (as defined below) of all or substantially all of the Partnership’s assets in a single transaction or series of related transactions;

(ii) terminate, dissolve or wind-up the Partnership;

(iii) approve a merger or consolidation of the Partnership with or into another Person or the acquisition by the Partnership of another business (either by asset, stock or interest purchase) or any equity of another entity or the admissions of a group of General Partners in a single or series of related transactions which would result in the General Partners immediately prior to such transaction holding less than a majority of the voting power of the Partnership;

(iv) change the entity form of the Partnership from a partnership to a corporation or other form of entity;

(v) change the principal business of the Partnership; or

(vi) (1) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of the Partnership or of all or a substantial part of the assets of the Partnership, (2) admit in writing the Partnership’s inability to pay its debts as they become due, (3) make a general assignment for the benefit of creditors, (4) have an order for relief entered against the Partnership under applicable federal bankruptcy law, or (5) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or taking advantage of any insolvency law or any answer admitting the material allegations of a petition filed against the Partnership in any bankruptcy, reorganization or insolvency proceeding; and

(vii) amend this Section of this Agreement; or

(viii) enter into a binding commitment to do any of the foregoing.

C. In addition to any amendments otherwise authorized herein, amendments may be made to this Agreement from time to time by the Managing Partner, without the consent of the Partners or the Executive Committee, (i) to cure any ambiguity or to correct or supplement any provision herein or therein which may be inconsistent with any other provision herein or therein, as the case may be, or (ii) to delete or add any provisions of this Agreement required to be so deleted or added by federal, state or local law or by the Securities and Exchange Commission, the Internal Revenue Service, or other Federal agency or by a state securities or “blue sky” commissioner or other similar official.

4.3 Removal or Dismissal of Certain Partners.

The Managing Partner may be removed from such office and any General Partner may be dismissed as a General Partner (in accordance with Section 6.2 hereof) by a vote of General Partners holding a majority of the General Partner Percentages in the Partnership.

4.4 Executive Committee.

A. An Executive Committee is hereby created consisting of the Managing Partner and five (5) to nine (9) additional General Partners, the number thereof to be determined from time to time by the Managing Partner. There shall be maintained in the office of the General Counsel of the Partnership a list, certified by the Managing Partner as being true and correct, of the General Partners, who in addition to the Managing Partner, constitute the current Executive Committee of the Partnership. Among the purposes of the Executive Committee is to provide counsel and advice to the Managing Partner in discharging his functions.

B. Each member of the Executive Committee shall have one vote.

C. Upon the majority vote of the Executive Committee, the Executive Committee may override any determination made by the Managing Partner as to (i) the General Partner’s Adjusted Capital Contribution (and the related General Partner Percentage) that each General Partner (including the Managing Partner) shall be entitled to maintain, (ii) the admission of a new General Partner and (iii) the dismissal of a General Partner.

D. Upon the majority vote of the Executive Committee, the Managing Partner may be removed from his office as the Managing Partner.

E. At any time during which there is no Managing Partner the Executive Committee shall succeed to all of the powers and duties of the Managing Partner.

F. Upon the majority vote of the Executive Committee, a new Managing Partner shall be elected whenever the office of the Managing Partner is vacant. Such vote shall be taken within two (2) weeks after such office becomes vacant.

G. If the Executive Committee believes that the office of the Managing Partner may become vacant, for any reason whatsoever, including, but not limited, to retirement or resignation of the current Managing Partner, then the Executive Committee may establish procedures (as it shall determine appropriate, in its sole discretion) to review potential candidates and then to choose from such candidates the person to be the new Managing Partner when the office of the Managing Partner becomes vacant.

H. The Managing Partner shall have the right to appoint and dismiss any member of the Executive Committee; provided however that the Managing Partner shall not have the right to dismiss any member of the Executive Committee or increase or decrease the number of General Partners on the Executive Committee from the time Notice is given of a meeting of the Executive Committee until the adjournment thereof if the purpose of such meeting is to vote upon one or more of the matters set forth in Sections 4.4C or 4.4D hereof.

I. By a vote of the General Partners holding a majority of the General Partner Percentages in the Partnership, the General Partners may remove any Executive Committee member from his position as an Executive Committee member and elect in his place a new Executive Committee member.

J. If the General Partners remove any Executive Committee member from his position as an Executive Committee member, the Managing Partner may not appoint such removed Executive Committee member to the Executive Committee for a period of six (6) months thereafter. Any Executive Committee member elected to the Executive Committee by a vote of the General Partners may not be dismissed as an Executive Committee member by the Managing Partner for a period of six (6) months thereafter.

K. A meeting of the Executive Committee shall be held (i) at any time on call of the Managing Partner (or two Executive Committee members if the Executive Committee is acting as the Managing Partner pursuant to Section 4.4.E. above) after one (1) day’s Notice has been delivered to the Executive Committee members or (ii) on at least ten (10) day’s Notice in advance to the Executive Committee members, jointly signed by any two (2) Executive Committee members, specifying the date, place, hour and purpose of the meeting.

4.5 Guaranteed Payment; Time and Effort; Independent Activities.

A. Each General Partner whose compensation is not determined in whole or in part on a commissioned basis shall receive a guaranteed payment for his services as determined by the Managing Partner in his sole discretion. If any such General Partner who is principally engaged in the sale of securities to the public at EDJ incurs any reasonable expenses through usual and ordinary means of generating the sales upon which such General Partner is entitled to receive commissions from EDJ, then such General Partner must personally and individually pay, without reimbursement from the Partnership or from EDJ, such expense but such General Partner shall be entitled to deduct such expenses on his personal income tax return, all as permitted by the Internal Revenue Code.

B. Each General Partner shall devote his entire time, energy, skill and ability to the duties of operating the Partnership and the entities it owns. General Partners shall not engage in outside business activities without the prior written consent of the Managing Partner. Each General Partner agrees not to use the name or property of the Partnership or any entity it owns for his own private business, nor for any purpose whatsoever except those that may be incidental to the conduct and management of the Partnership, nor shall any General Partner use the name of the Partnership or any entity it owns for the use or accommodation of any other person. No General Partner shall incur any obligation in the name of the Partnership or transfer Partnership property except in connection with Partnership business.

C. Each General Partner shall submit, upon request by the Managing Partner, a copy of any of his current personal income tax returns (for any time period during which such Partner was a Partner of the Partnership) for inspection by independent accountants selected by the Managing Partner. In addition, each General Partner agrees, if requested by the Managing Partner, to have such General Partner’s income tax returns prepared by an entity (which could be the Partnership itself or independent accountants) selected by such General Partner and acceptable to the Managing Partner.

D. Each Partner is expected, and it is regarded as such Partner’s duty, to supplement expenses reimbursable to such Partner by the Partnership by additional expenditures of such Partner’s personal funds in the furtherance of the Partnership’s business which expenditures such Partner shall be entitled to deduct on his personal income tax return, all as permitted by the Internal Revenue Code. In this connection, as deemed appropriate under the circumstances, such additional expenditures have included in the past and shall include in the future, but shall not be limited to (a) subscribing to professional and business journals, (b) maintaining active memberships in professional associations and other associations, luncheon clubs and other clubs where the Partner will have an opportunity to further the development of, and to maintain the Partnership’s relationship with, its customers, (c) providing space, facilities and communication equipment and related telephone lines or high speed Internet connections in the Partner’s home in order that the Partner may work on the Partnership’s business while at home, (d) purchasing necessary supplies, books, furniture, computers, fax machines, cell phones, other wireless communication devices and other items, (e) providing for transportation to customers’ offices, (f) entertaining customers and prospective customers and (g) continuing the Partner’s business related education, including attendance at seminars and obtaining advanced educational degrees.

E. In the event any Partner becomes a party in any lawsuit, arbitration or other similar proceeding, such Partner agrees to notify promptly the Managing Partner of such event.

4.6 Duties and Obligations of the Managing Partner.

A. The Managing Partner shall prepare (or cause to be prepared) and file such amendments to this Agreement or any certificate of limited partnership or any certificate of limited liability partnership as are required by law or as he deems necessary to cause this Agreement or any certificate of limited partnership or any certificate of limited liability partnership to reflect accurately the agreement of the Partners, the identity of the General Partners, the Limited Partners or the Subordinated Limited Partners and the amounts of their respective Capital Contributions.

B. The Managing Partner shall prepare (or cause to be prepared) and file such tax returns and other documents, as are required by law or as he deems necessary, for the operation of the Partnership. In addition, in his discretion, the Managing Partner may prepare (or cause to be prepared) and file composite tax returns in various states for all electing non-resident partners (otherwise not required to file a state income tax return in such state) of those states and cause to be paid out of their draw accounts (or any other of their funds being held by the Partnership) the amount of tax attributable to each such non-resident partner and/or to withhold from distributions of profits, if necessary, all such tax amounts for current and former partners of the Partnership and if reimbursement for such taxes to the Partnership is needed from a former Partner, then each Partner hereby agrees that he will if he is then a former Partner reimburse the Partnership for such tax expense and/or if the Partnership currently then holds any funds belonging to such former Partner, then such tax expense may be offset against such funds being held by the Partnership.

4.7 Dealing with an Affiliate.

The Managing Partner may for, in the name of and on behalf of, the Partnership enter into such agreements, contracts or the like with any Affiliate of any General Partner or with any General Partner, in an independent capacity, as distinguished from his capacity (if any) as a Partner, to undertake and carry out the business of the Partnership as if such Affiliate or General Partner were an independent contractor; and the Managing Partner may obligate the Partnership to pay reasonable compensation for and on account of any such services.

4.8 General Partners’ Responsibility.

Each General Partner shall be responsible and accountable to the Partnership’s customers and clients for the rendering of such General Partner’s services. No other General Partner,

regardless of title or position with the Partnership shall (a) be responsible, liable or accountable to the Partnership’s customers and clients for any other Partner’s rendering of services to the Partnership’s customers or clients or (b) have the right or obligation of direct supervision and control (except as otherwise mandated by the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder and comparable state securities laws and the rules of FINRA and other applicable federal, state or other securities industry self-regulatory organization) of another Partner while such other Partner is rendering services on behalf of the Partnership.

4.9 Responsibilities of Partnership Leaders.

The Partnership’s officers, leaders, managers and committees, including, but not limited to, the Managing Partner, any member of the Executive Committee (or any other member of any other committee of the Partnership), any chairperson, any departmental manager, and any other departmental or Partnership leader (regardless of title), and the Executive Committee (taken as a whole), shall not have, solely by reason of being such an officer or committee or acting (or omitting to act) in such capacity, (a) any responsibility, liability or accountability for any Partner’s rendering of services to the Partnership’s customers and clients or (b) the right or obligation of direct supervision and control of a Partner while such Partner is rendering services on behalf of the Partnership.

4.10 Audit Committee.

A. An Audit Committee is hereby created consisting of not less than three (3) members which will include at least one member of the Executive Committee and at least one independent member, the number thereof to be determined from time to time by the Managing Partner and the Executive Committee (provided that in the event of a reduction in the size of the Audit Committee from the size previously established, the Executive Committee shall consent to the dismissal of any member). The Managing Partner shall have the right to appoint and dismiss any member of the Audit Committee in consultation with the Executive Committee.

B. The Audit Committee’s principal duties and responsibilities are to:

(i) be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Partnership, and ensure each firm reports directly to the Audit Committee;

(ii) engage independent counsel and other advisers, at the Partnership’s expense, as the Audit Committee determines necessary to carry out its duties;

(iii) discuss the annual audited financial statements and quarterly financial statements with the Chief Financial Officer and the auditor;

(iv) discuss policies with respect to risk assessment and risk management;

(v) review with the auditor any audit problems or difficulties and Executive Committee’s response;

(vi) report regularly to the Managing Partner and the Executive Committee as appropriate; and

(vii) such other purposes and responsibilities as may be delegated or assigned to the Audit Committee by the Managing Partner.

C. Each member of the Audit Committee will have basic financial literacy. At least one member of the Audit Committee shall be “independent” (as defined in the Audit Committee

Charter) and at least one member of the Committee must have accounting or related financial management expertise and shall be an “audit committee financial expert” (as defined in the Audit Committee Charter).

D. The Audit Committee shall operate in accordance with an Audit Committee Charter as adopted by the Executive Committee and amended or modified from time-to-time.

4.11 The Management Committee

A. The Managing Partner may designate, one or more Partners, but not more than 25 Partners, to be members of the Management Committee which shall direct and oversee the internal operational management of the Partnership under the Managing Partner’s supervision.

B. The Managing Partner may establish specific areas of responsibilities for members of the Management Committee, their titles and duties and the extent of their authority both within the Partnership and with respect to third parties.

C. The members of the Management Committee shall serve at the pleasure of the Managing Partner.

4.12 Other Committees

The Managing Partner may establish such other committees as he may determine necessary or advisable in his discretion to assist and advise him with respect to the operation of the Partnership and the discharge of his duties hereunder. The Managing Partner may designate one or more Partners and if desired one or more senior staff employees to be members of any such committees, each of which shall operate under the Managing Partner’s supervision. The members of any such committee shall serve at the pleasure of the Managing Partner.

ARTICLE FIVE

MEETINGS AND VOTING OF PARTNERS

5.1 Meetings of General Partners; Voting at Such Meetings.

A. A meeting of General Partners shall be held (i) on the call of the Managing Partner after five (5) days Notice thereof has been delivered to the General Partners, or (ii) on at least 10 days Notice in advance to the General Partners, jointly signed by any twenty (20) General Partners, specifying the date, place, hour and purposes of the meeting.

B. Except as otherwise expressly provided, at any meeting of the General Partners, each General Partner shall have voting power equal to his General Partner Percentage at the time of the meeting. A quorum for any purpose at any meeting of the General Partners shall exist if General Partners then holding more than 50% of the voting power of all General Partners are present or voting by proxy. Any General Partner may vote on any matter if not present in person, by general or specific written proxy given to another General Partner. No proxy shall be valid after two (2) months from the date of its execution. General Partners may participate in any meeting by means of conference telephone or similar communications equipment whereby all persons participating in such meeting can hear each other. Participation in a meeting in this manner shall constitute presence in person at the meeting.

C. Unless otherwise permitted by the Managing Partner, the only matters to be voted upon by the General Partners at any meeting of the General Partners shall be those matters set forth in Sections 4.3 and 4.4 hereof.

5.2 Percentage of Voting Power for Partnership Decisions.

A. Except as otherwise specifically provided in this Agreement, the affirmative vote of more than 50% of the voting power of all General Partners shall determine all issues at any meeting of the General Partners.

B. Any percentage of voting power of the General Partners required by this Agreement shall relate to the percentage of the total voting power of all General Partners entitled to vote on the issue and not to a percentage of the voting power of the General Partners present at a meeting.

5.3 Robert’s Rules to Govern.

Except as otherwise specifically provided in this Agreement, at the discretion of the Managing Partner or as necessary all matters of parliamentary procedure at meetings of the General Partners shall be governed by Robert’s Rule of order Revised. The Managing Partner may appoint a parliamentarian.

5.4 Consent of General Partners in Lieu of a Meeting.

A. Notwithstanding anything to the contrary contained in this Agreement, any action required or permitted by this Agreement to be taken at any meeting of the General Partners may be taken without a meeting, without prior notice and without a vote, if a Notice containing the consent, setting forth the action so taken, shall be provided by Partners having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting of the Partners.

B. Prompt Notice of the taking of any action pursuant to this Section 5.4 by less than unanimous consent of the General Partners shall be given to those General Partners who have not consented.

ARTICLE SIX

EVENT OF WITHDRAWAL OF A PARTNER

6.1 Voluntary Event of Withdrawal.

A. Any General Partner shall have the right to retire or voluntarily withdraw from the Partnership upon 30 days prior written notice to the Managing Partner. In the event that there is only one General Partner, he shall give notice to the Limited Partners and the Subordinated Limited Partners of his intent to withdraw from the Partnership at least 30 days prior to the date of withdrawal.

B. Any Limited Partner or Subordinated Limited Partner shall have the right to retire or voluntarily withdraw from the Partnership effective immediately upon written notice to the Managing Partner (a “Limited Partner Voluntary Withdrawal Notice”).

6.2 Withdrawal Upon Request.

The Managing Partner or any number of General Partners holding in the aggregate a majority of the General Partner Percentages, may request in writing that any Partner withdraw from the Partnership (a “Mandatory Withdrawal Notice”), and each Partner agrees that he will so withdraw within 30 days of the receipt of such request.

6.3 Return of Capital and Purchase of Interest.

A. In the event of any withdrawal by a General Partner from the Partnership pursuant to Section 6.1 or 6.2 hereof or in the event a General Partner wishes to withdraw some of his Capital Contribution as a General Partner, the Managing Partner may designate all or some of the remaining General Partners, to purchase the General Partner Interest (including Frozen Appreciation Amount) of the withdrawing General Partner, subject to the approval of the Managing Partner. Such purchases shall be consummated (retroactively as of the actual date of his withdrawal) within 60 days after the actual date of such withdrawal. The price (the “Price”) of the General Partner Interest of the withdrawing General Partner shall be the value (as shown on the books of the Partnership) of his Frozen Appreciation Amount plus the value of such General Partner’s Adjusted Capital Contribution, calculated as of the previous Valuation Date if such withdrawal takes place on or prior to the 15th day of a month or calculated as of the next Valuation Date if such withdrawal takes place on or after the 16th day of a month. Goodwill, if any, and the Partnership name shall not be deemed assets or as having any property value in making the foregoing calculation.

B. Unless otherwise determined by the Managing Partner, the Price to be received by the withdrawing General Partner shall be delivered by the withdrawing General Partner to the Partnership and shall (retroactively as of the actual date of his withdrawal) be the Capital Contribution of such former General Partner as that of a Subordinated Limited Partner and such General Partner shall thereupon become or continue to remain a Subordinated Limited Partner as to such Capital Contribution.

C. Unless otherwise determined by the Managing Partner, any General Partner Interest (including Frozen Appreciation Amount) not purchased by the remaining General Partners within such 60 day period shall be converted (retroactively as of the actual date of his withdrawal) so as to become the Capital Contribution of such former General Partner as that of a Subordinated Limited Partner and such General Partner shall thereupon become or continue to remain a Subordinated Limited Partner as to such Capital Contribution.

D. A withdrawing General Partner shall have no right to become a Limited Partner or a Subordinated Limited Partner or to require the conversion of his General Partner Interest (or Price, if applicable) to the Capital Contribution of a Subordinated Limited Partner. The Managing Partner may determine to have the Partnership redeem such General Partner’s Interest. In addition the Managing Partner has the right to cause the Partnership to redeem the Capital Contribution of a Subordinated Limited Partner at any time.

E. Upon the withdrawal of a General Partner, the General Partner Percentages of the remaining General Partners shall be recalculated (as of the actual date of withdrawal) on the same relative basis so as to aggregate 100% (and the related General Partner Adjusted Capital Contributions shall also be appropriately adjusted).

F. In addition, any withdrawing General Partner shall receive (within 75 days after the actual date of his withdrawal) his pro rata share of any cash distributions to which he is entitled as set forth in Section 8.1 hereof, calculated as of the previous Valuation Date if such withdrawal takes place on or prior to the 15th day of a month or calculated as of the next Valuation Date if such withdrawal takes place on or after the 16th day of a month.

G. In the event a Subordinated Limited Partner desires to withdraw all or any part of such Subordinated Limited Partner’s Capital Contribution, then such Subordinated Limited Partner shall give written notice (“Withdrawal Notice”) to the Managing Partner of the amount of Capital Contribution that such Subordinated Limited Partner wishes to withdraw from the Partnership (the “Requested Withdrawal Amount”). With respect to any withdrawal occurring after the date of this Agreement, the Requested Withdrawal Amount shall be paid (subject to the provisions of Section 6.7 hereof) to such Subordinated Limited Partner in six (6) equal installments with the first installment being paid on the last business day of the month following the month in which the Managing Partner receives the Withdrawal Notice, with the balance of the Requested Withdrawal Amount being paid in five (5) equal installments on the 12th, 24th, 36th, 48th and 60th month anniversary of the first installment payment. Until the Requested Withdrawal Amount has been fully paid to such Subordinated Limited Partner the unreturned portion thereof shall continue for all purposes to be subject to all provisions of this Agreement including, without limitation, Article Eight and Section 6.7. The Managing Partner, in his sole discretion, may cause the Partnership to accelerate the return of the Requested Withdrawal Amount with respect to the entire Requested Withdrawal Amount or accelerate the payment of any or all installments thereof with respect to any Subordinated Limited Partner.

H. In the event of any withdrawal by a Limited Partner from the Partnership, pursuant to Sections 6.1 or 6.2 hereof, the Limited Partner’s Capital Contribution (subject to the provisions of Section 6.7 hereof) shall be paid in three (3) equal installments with the first installment being paid on the last business day of the month following the month in which (a) the Managing Partner receives the Limited Partner Voluntary Withdrawal Notice, or (b) the Limited Partner receives a Mandatory Withdrawal Notice, with the balance of the Capital Contribution being paid in two equal installments on the 1st and 2nd anniversary of the first installment payment. In addition, such Limited Partner shall receive (within 75 days after the actual date of his withdrawal) his pro rata share of any cash distributions to which he was entitled as set forth in Section 8.1 hereof, calculated as of the previous Valuation Date if such withdrawal takes place on or prior to the 15th day of a month or calculated as of the next Valuation Date if such withdrawal takes place on or after the 16th day of a month. Until a Limited Partner’s Capital Contribution is fully returned to him, the unreturned portion thereof shall continue for all purposes to be subject to all provisions of this Agreement, including without limitation, Article Eight and Section 6.7 and such Limited Partner shall continue to receive all sums due him pursuant to Section 3.3B hereof. The Managing Partner, in his sole discretion, may cause the Partnership to accelerate the return of a Limited Partner’s Capital Contribution or accelerate the payment of any or all installments thereof.

6.4 Death of a Limited Partner.

In the event of the death of any Limited Partner, the Capital Contribution of such deceased Limited Partner shall be returned (subject to the provisions of Section 6.7 hereof) to his estate within six (6) months after the actual date of death of the Limited Partner. The provisions of Section 6.3G shall not be applicable to the Capital Contribution of a deceased Subordinated Limited Partner and Section 6.3H shall not be applicable to the Capital Contribution of a deceased Limited Partner. In addition such Limited Partner’s estate shall receive (within 75 days after the actual date of death of the Limited Partner) the Limited Partner’s pro rata share of any cash distributions to which such deceased Limited Partner was entitled as set forth in Section 8.1 hereof, calculated as of the previous Valuation Date if such withdrawal takes place on or prior to the 15th day of a month or calculated as of the next Valuation Date if such withdrawal takes place on or after the 16th day of a month. Until a deceased Limited Partner’s Capital Contribution is returned to his estate, his estate shall continue to receive all sums which would have been due to such Limited Partner pursuant to Section 3.3B hereof. As stated herein, all such payments shall be made to the estate of the deceased Limited Partner unless the Partnership has received evidence, satisfactory to the Partnership, in its sole discretion, that such payments should be made to some other entity or person.

6.5 Death or Disability of a General Partner.

A. In the event of the death of a General Partner, the interest of the deceased General Partner in the Partnership shall terminate as of such date. The Managing Partner may designate all or some of the remaining General Partners to purchase the General Partner Interest (including Frozen Appreciation Amount) of the deceased General Partner, subject to the approval of the Managing Partner. Such purchases shall be consummated within 60 days after the date of death of such General Partner. The price of the General Partner Interest of the deceased General Partner shall be the value (as shown on the books of the Partnership) of his Frozen Appreciation Amount plus the value of such General Partner’s Adjusted Capital Contribution, calculated as of the previous Valuation Date if such death took place on or prior to the 15th day of a month or calculated as of the next Valuation Date if such death took place on or after the 16th day of a month. Goodwill, if any, and the Partnership name shall not be deemed assets or as having any property value in making the foregoing calculation. In addition, the deceased General Partner shall receive (within 75 days after the date of his death) his pro rata share of any cash distributions to which he is entitled as set forth in Section 8.1 hereof, calculated as of the previous Valuation Date if such death took place on or prior to the 15th day of a month or calculated as of the next Valuation Date if such death took place on or after the 16th day of a month. Any General Partner Interest (including Frozen Appreciation Amount) not purchased by the remaining General Partners within such 60 day period shall be converted (as of the date of his death) to the Capital Contribution of a Subordinated Limited Partner and shall be redeemed (subject to the provisions of Section 6.7 hereof) by the Partnership within six (6) months thereafter, the specific date to be determined by the Managing Partner. The provisions of Section 6.3G shall not be applicable to the Capital Contribution of such deceased Subordinated Limited Partner. Upon the conversion of a General Partner’s Interest to that of a Subordinated Limited Partner, the General Partner Percentages of the remaining General Partners shall be recalculated (as of the actual date of withdrawal) on the same relative basis so as to aggregate 100% (and the related General Partner Adjusted Capital Contributions shall also be adjusted). All payments made pursuant to this Section 6.5A shall be made to the estate of the deceased General Partner, unless the Partnership has received evidence, satisfactory to the Partnership, in its sole discretion, that such payments should be made to some other entity or person.

B. In the event of full or partial disability (as determined in the absolute discretion of the Managing Partner) of a General Partner under age 65 due to illness, accident, or injury, such General Partner shall be entitled to receive his normal share of Partnership Net Income notwithstanding his inability to perform his normal work functions, for a period of up to six (6) full months following the date he suffered the disability. If the disability continues for a period greater than six (6) months but less than one (1) year, then during such period of time the disabled General Partner shall be entitled to receive one-half (1/2) of his normal share of Partnership Net Income. If the disability continues for a period greater than one (1) year in length, then the disabled General Partner must terminate his status as a General Partner, unless otherwise directed by the Managing Partner. In event of termination, the General Partner Interest (including his Frozen Appreciation Amount) of the disabled General Partner shall be treated in the same manner as that of a deceased General Partner pursuant to Section 6.5A hereof, provided that all such payments required by this Section 6.5B shall be made to the disabled General Partner.

6.6 General Partner Interest - 56th Birthday.

A General Partner shall not acquire any additional General Partner Interest after he reaches his 56th birthday. His General Partner Interest (including his Frozen Appreciation Amount) as it exists on his 56th birthday is his “Retiring Interest.” On the first business day of the calendar year following the year in which a General Partner’s 56th birthday falls and on the first business day of each subsequent calendar year, the General Partner shall sell one-tenth (1/10) of this Retiring Interest to all or some of the other General Partners, as designated by the Managing Partner, who have not attained 56 years of age and who are willing to purchase such additional interest. The sale price of the Retiring Interest shall be determined in the same manner as set forth in Section 6.5A hereof, with the Valuation Date being the first business day of the appropriate calendar year. Upon payment of the sales price to the selling General Partner by the purchasing General Partner, the books of the Partnership shall be adjusted as of the effective date of sale to show the appropriate reductions and increases in the General Partner Adjusted Capital Contributions (and related General Partner Percentages) of the selling and purchasing General Partners. A General Partner can request that such purchased portion be converted (retroactively as of the first calendar day of the appropriate year) so as to become the Capital Contribution of a Subordinated Limited Partner and if such request is approved by the Managing Partner, then such portion of the retiring interest be so converted. If any portion of a Retiring Interest is not purchased by the other General Partners, then such General Partner can request that such unpurchased portion be converted (retroactively as the first calendar day of the appropriate year) so as to become the Capital Contribution of a Subordinated Limited Partner and if such request is approved by the Managing Partner, then such portion of the Retiring Interest shall be so converted, otherwise such portion of the Retiring Interest shall be redeemed by the Partnership, subject to Section 6.7 hereof. Notwithstanding any other provisions of this Section to the contrary, the Managing Partner may exempt any General Partner from the application of this Section or modify the terms of the sale of any Retiring Interest as he deems advisable.

6.7 Restriction on Capital Contribution Return.

It is understood and agreed that the Capital Contributions of the Partners to the Partnership will be used, in part, by the Partnership as part of the Partnership’s capital contribution to EDJ, a brokerage firm (which is regulated by the Securities and Exchange Commission and the New York Stock Exchange and other regulatory agencies), and that in order for the Partnership to return to any Partner his Capital Contribution (or any part thereof), the Partnership will have to obtain such funds from EDJ. Therefore, notwithstanding any other provision contained in this Agreement to the contrary, without the written consent of the Managing Partner, no Partner shall have returned to him (under any provision of this Agreement) his Capital Contribution or his General Partner’s Adjusted Capital Contribution, if after giving effect thereto, the Partnership or any Affiliate thereof (including, but not limited to, EDJ) would, if such payment had been made directly by EDJ, be in violation of (i) any rule of the New York Stock Exchange Inc., (ii) any rule issued under the Securities Exchange Act of 1934, any agreement (cash subordination or otherwise) which has been entered into by the Partnership or any Affiliate thereof (including, but not limited to, EDJ), (iii) any agreement (including, but not limited to, loan agreements) which has been entered into by the Partnership or any Affiliate thereof (including, but not limited to, EDJ) or (iv) any other law, rule or regulation to which the Partnership or any Affiliate thereof (including, but not limited to, EDJ) is subject. In the event there is returned to any Partner all or any portion of his Capital Contribution or his General Partner’s Adjusted Capital Contribution and because of such return the Partnership or any Affiliate thereof (including, but not limited to, EDJ) violated any of the aforementioned rules, agreements or regulations, then such Partner hereby irrevocably agrees (whether or not such Partner had any knowledge or notice of such facts at the time of such return) to repay to the Partnership, its successors or assigns, the sum so returned to such Partner to be held by the Partnership pursuant to the provisions hereof as if such return had never been made; provided, however, that any suit for the recovery of any such return must be commenced within two years of the date of such return.

6.8 Liability of a Withdrawn General Partner.

If on the Event of Withdrawal of a General Partner the business of the Partnership shall continue, the General Partner who shall have withdrawn shall be and remain liable for all obligations and liabilities incurred by him as General Partner prior to such Event of Withdrawal, but he shall be free of any obligation or liability incurred on account of the activities of the Partnership from and after the time of such Event of Withdrawal.

6.9 Effect of Event of Withdrawal.

Upon the withdrawal (by reason of death or otherwise) of a Partner the Partnership shall not dissolve and the business of the Partnership shall be continued by the remaining General Partners.

ARTICLE SEVEN

TRANSFERABILITY OF PARTNER INTERESTS

7.1 Restrictions on Transfer.

A. Each Partner agrees that he will not sell, pledge, exchange, transfer or assign his interest in the Partnership to any Person without the express written consent of the Managing Partner.

B. Each Partner agrees that he will not sell or exchange any of his interest in the Partnership if the interest sought to be sold or exchanged, when added to the total of all other Partner interests sold or exchanged within the period of 12 consecutive months prior thereto, would, in the opinion of counsel for the Partnership, result in the Partnership being considered to have been terminated within the meaning of Section 708 of the Internal Revenue Code (or any successor statute).

C. Each Limited Partner and Subordinated Limited Partner agrees that he will not sell, exchange, transfer or assign any of his interest in the Partnership unless, if required by the Partnership, the Partnership has received an opinion of counsel, satisfactory to the Partnership, that such transfer or assignment may be effected without registration of the Limited Partner’s or the Subordinated Limited Partner’s interest, as the case may be, under the Securities Act of 1933 or under any applicable state securities law.

D. Except as otherwise expressly provided in this Agreement, the death or withdrawal of a Partner shall terminate (as of such date) all his interest in the Partnership and neither the estate of a deceased Partner nor any other third party shall become or have any rights as a Partner.

E. Any sale, exchange, assignment or other transfer in contravention of any of the provisions of this Section 7.1 shall be void and ineffectual and shall not bind or be recognized by the Partnership.

7.2 Substituted Limited Partners.

No Limited Partner or Subordinated Limited Partner shall have a power to grant the right to become a substituted Limited Partner or Subordinated Limited Partner to an assignee of any part of the Partnership Interest of such Limited Partner or Subordinated Limited Partner, as the case may be.

ARTICLE EIGHT

DISTRIBUTIONS AND ALLOCATIONS; LIABILITY OF GENERAL PARTNERS

8.1 Distribution of Net Income.

A. All Net Income, if any, of the Partnership for each calendar year shall be distributed in the following order of priority:

(i) Each Limited Partner shall be paid at least annually (with respect to such Limited Partner’s Capital Contribution), from time to time, a total amount of cash equal to the product of Net Income times a percentage, calculated annually, which shall equal the product of the following three factors: (a) one-fourth of one percent (.0025) multiplied by (b) the quotient of $1,900,000 divided by the sum of the General Partners’ Adjusted Capital Contributions multiplied by (c) the quotient of the total Capital Contribution of the respective Limited Partner divided by $25,000. This calculation of percentage of participation shall be made at the end of each calendar year and used in distributing Net Income earned during the following year.

(ii) Each Subordinated Limited Partner shall be paid, from time to time, a total amount of cash in each year equal to the product of (a) the then remaining Net Income times (b) a percentage derived by the following formula: (x) 50% of the Capital Contribution of the Subordinated Limited Partner (excluding any undistributed Net Income allocated to the Subordinated Limited Partner) divided by (y) the sum of (aa) 50% of the Capital Contributions of all the Subordinated Limited Partners plus (bb) the Adjusted Capital Contributions of the General Partners (less any Net Income allocated to the General Partners which is not scheduled to be retained by the Partnership). In the event the Capital Contribution of a Subordinated Limited Partner has been reduced by the operation of Section 8.1B hereof (the “Reduced Amount”), then each Subordinated Limited Partner shall have right to make additional cash Capital Contributions to the Partnership from any cash to be distributed to such Subordinated Limited Partner pursuant to this Section 8.1A(ii) up to the Reduced Amount.

(iii) There shall be set apart up to 8% of the remaining Net Income. Of such 8%, if any is set apart, there shall be distributed 62.5% thereof among the General Partners on the basis of individual merit as determined by the Managing Partner in consultation with the Executive Committee. Of such 8%, if any is set apart, there shall be distributed 37.5% thereof among the General Partners on the basis of individual need as determined by the Managing Partner in consultation with the Executive Committee.

(iv) It is intended that a sum equal to 30% of the remaining Net Income will be retained by the Partnership as capital and shall be credited monthly to the Adjusted Capital Contributions of the General Partners in a proportion equal to their then respective General Partner Percentages. Such amount shall not be withdrawn by the General Partners. Notwithstanding the foregoing, the decision of whether to make this retention of capital in accordance with this Section or whether to vary the amount of capital to be retained in any given year, is vested in the Managing Partner, and it is agreed that his decision in this matter shall be final.

(v) The balance of the Net Income remaining, if any, shall be distributed among the General Partners in proportions to their General Partner Percentages.

B. In any year in which there is a Net Loss and the Partnership is not dissolved and liquidated in accordance with Section 8.2 hereof, such Net Loss, on the books of the Partnership, shall be borne by the Subordinated Limited Partners to the extent as set forth in the formula described in Section 8.1A(ii) hereof and the balance shall be borne by the General Partners in proportion to their respective General Partner Percentages. Any such Net Losses borne by the Subordinated Limited Partners shall only be applied against and reduce their respective Capital Contributions. The total amount of all such Net Losses to be borne by the Subordinated Limited Partners may never exceed the total amount of the Capital Contributions of the Subordinated Limited Partners as shown on the books of the Partnership.

C. Notwithstanding the foregoing, where losses are caused by the willful neglect or default, the gross negligent conduct, or the intentional negligent conduct of any Partner, those losses shall be borne solely and made good by the Partner so causing the loss. This Section 8.1C is for the benefit of the Partners and no other person shall have any rights hereunder.

D. Notwithstanding any other provision of this Agreement to the contrary, the aggregate interest of the General Partners in each material item of Partnership income, gain, loss, deduction, preference or credit shall be equal to at least one percent (1%) of each such item at all times during the existence of the Partnership.

8.2 Distributions Upon Dissolution.

A. Upon the dissolution of the Partnership as a result of the occurrence of any of the events set forth in Section 2.4 hereof, the Managing Partner shall proceed to liquidate the Partnership, and the proceeds of liquidation (the “Proceeds of Liquidation”) shall be applied and distributed in the following order of priority:

(i) To the payment of debts and liabilities of the Partnership, including the expenses of liquidation, but expressly excluding all Capital Contributions of all Partners (General Partners. Limited Partners and Subordinated Limited Partners), the return of all of such Capital Contributions are provided for below and all of which is equity capital of the Partnership.

(ii) To the payment of any accrued but unpaid amounts due under Section 8.1 hereof.

(iii) To the repayment of the Capital Contributions of the Limited Partners.

(iv) To the repayment of the Capital Contributions of the Subordinated Limited Partners.

(v) To the repayment of the General Partners’ Adjusted Capital Contributions.

(vi) The balance of the Proceeds of Liquidation, if any, shall be distributed to the General Partners in proportion to their respective General Partner Percentages.

B. Notwithstanding the foregoing, in the event the Managing Partner shall determine that an immediate sale of part or all of the Partnership assets would cause undue loss to the Partners, the Managing Partner, in order to avoid such loss, may, after having given Notice to all the Limited Partners and Subordinated Limited Partners, either defer liquidation of, and withhold from distribution for a reasonable time, any assets of the Partnership except those necessary to satisfy the Partnership debts and obligations, or distribute the assets to the Partners in kind.

C. Net Income generated by transactions in connection with the dissolution and liquidation of the Partnership shall be distributed in accordance with Section 8.1A hereof.

8.3 Distribution of Frozen Appreciation Amount.

Notwithstanding the provisions of Section 8.1 or 8.2 hereof, in the event any tract of Real Estate or any Exchange Seat or Edward D. Jones & Co., L.P. or EDJ Leasing Co., L.P. is sold, then there shall be distributed from the net proceeds of such sale (prior to making any distributions pursuant to the provisions of Section 8.1 or 8.2 hereof) to each General Partner an amount equal to his Frozen Appreciation Amount with respect to such tract of Real Estate or Exchange Seat. The balance of any proceeds resulting from any such sale shall then be distributed in accordance with Sections 8.1 or 8.2 hereof or shall otherwise be used or retained by the Partnership as provided herein.

8.4 Sale of Assets to Third Party.

A. In the event the Partnership shall sell or otherwise dispose of, at one time, all, or substantially all, of its assets (a “Sale”) to any one Person or to any one Person and its Affiliates and the Partnership is thereafter liquidated within 180 days, then the provisions of Section 8.3 and this Section 8.4 shall be applicable with respect to the order of priority of distribution of the Proceeds of Liquidation.

B. For the purposes of this Section 8.4 the term “substantially all” shall be deemed to mean assets of the Partnership or of any of its significant subsidiaries representing 80% or more of the net book value of all of the Partnership’s assets (or such significant subsidiary’s assets) determined as of the end of the most recently completed fiscal year.

C. Prior to making any payments to the General Partners pursuant to Section 8.2A(vii) hereof (but after making all other payments required by Section 8.2A and all payments required by Section 8.3 hereof) the Partnership shall distribute: (i) to the Limited Partners a percentage of the Premium (as hereinafter defined) equal to the same percentage of the Net Income of the Partnership which the Limited Partners shall receive (pursuant to Section 8.1A hereof) from the Partnership for the current fiscal year of the Partnership; and (ii) to the Subordinated Limited Partners an amount equal to the product of the Premium (remaining after the payment required by Section 8.4C(i) hereof) times a fraction the numerator of which is the total Capital Contributions of the Subordinated Limited Partners (on the date of the Sale) and the denominator of which is (X) the total Capital Contributions of the Subordinated Limited Partners (on the date of the Sale) plus (Y) the total of the Adjusted Capital Contributions of the General Partners (on the date of the Sale).

D. “Premium” means the Proceeds of Liquidation remaining after the payment of the items set forth in Sections 8.2A(i), (ii), (iii), (iv), and (v) hereof.

E. Any amounts payable to the Limited Partners and the Subordinated Limited Partners pursuant to this Section 8.4 shall be disbursed pro-rata to the Limited Partners and the Subordinated Limited Partners based on their Capital Contributions on the date of the Sale.

F. Neither the Partnership nor the General Partners shall have any obligation to cause a Sale to occur.

8.5 Other Sales or Dispositions to Third Party.

In the event the Partnership or any of its significant subsidiaries, in a transaction (dealing with all or substantially all of the business of the Partnership or such significant subsidiary) not covered by Section 8.4 hereof (but similar in scope to such a transaction), sells assets, merges or has a public offering, it is hereby stated that it is the intention of the General Partners that the Limited Partners and the Subordinated Limited Partners shall share in any “profit” or “premium” recognized from such transaction. Because it is impossible at this time to foresee all possible factual situations that may occur with respect to a given transaction, it is equally impossible to determine a fair, just and equitable formula at this time to distribute a portion of such “profit” or “premium” to the Limited Partners and the Subordinated Limited Partners. It is stated, however, at this time, as a matter of policy of the Partnership that it is the intention of the General Partners to allow the Limited Partners and the Subordinated Limited Partners to share a portion of such “profit” or “premium” (assuming any “profit” or “premium” is also actually distributed to the General Partners) in a fair, just and equitable manner in such amount, if any, as determined in the sole and absolute discretion of the Managing Partner at the time of such transaction. In making such determination of such amount, if any, the Managing Partner shall not be bound by the formula set forth in Section 8.4 hereof. Neither the Partnership nor the General Partners shall have any obligation, however, to cause such transaction to occur and no Limited Partner nor Subordinated Limited Partners shall have any right to bring any cause of action against the Partnership or its General Partners by reason of any statement made in this Section 8.5.

8.6 Allocation of Profits and Losses for Tax Purposes.

A. Except as provided in Sections 8.6B, C or D hereof, all Profits And Losses For Tax Purposes of the Partnership shall be allocated as follows:

(i) In any calendar year in which the Partnership has a net profit for tax purposes, to the Partners with each Partner sharing therein in the proportion that Net Income distributed to the Partner and/or credited to the Adjusted Capital Contribution of the Partner bears to all Net Income of the Partnership for the calendar year.

(ii) In any calendar year in which the Partnership has a net loss for tax purposes, (A) first to the Subordinated Limited Partners with each Subordinated Limited Partner bearing an amount of loss to the extent set forth in the formula described in Section 8.1A(ii) hereof; provided, however, that the total amount of losses allocated to a Subordinated Limited Partner shall not reduce such Partner’s Capital Account below zero (determined after taking into account all prior or contemporaneous cash distributions and all prior or contemporaneous allocations of income, gain, loss, deduction or credit and as determined at the close of the taxable year in respect of which such loss or deduction is to be allocated); (B) second, to the General Partners in proportion to their respective General Partner percentages, provided, however, that the total amount of losses allocated to a General Partner pursuant to this clause shall not reduce such Partner’s Capital Account below zero (determined after taking into account all prior or contemporaneous cash distributions and all prior or contemporaneous allocations of income, gain, loss, deduction or credit and as determined at the close of the taxable year in respect of which such loss or deduction is to be allocated); (C) third, to the Limited Partners in proportion to their Capital Contributions; provided, however, that the total amount of losses allocated to a Limited Partner shall not reduce such Partner’s Capital

Account below zero (determined after taking into account all prior or contemporaneous cash distributions and all prior or contemporaneous allocations of income, gain, loss, deduction or credit and as determined at the close of the taxable year in respect of which such loss or deduction is to be allocated); and (D) any remaining losses shall be allocated to the General Partners in proportion to their respective General Partner Percentages or to other Partners who bear the economic risk of loss pursuant to the applicable Treasury Regulations. For the avoidance of doubt, no losses will be allocated to any Limited Partner under subclause (C) until the aggregate losses allocated to the Subordinated Limited Partners and General Partners under subclauses (A) and (B) has reduced their respective Capital Accounts to zero.

B. The Managing Partner is authorized to allocate Profits and Losses For Tax Purposes arising in any calendar year differently than otherwise provided for in this Section 8.6 to the extent that the Managing Partner determines, in his discretion, that such modifications are appropriate to cause the allocations to comply with the principles of Section 704 of the Internal Revenue Code and such modifications are in the overall best interests of the Partners. Any allocation made pursuant to this Section 8.6B shall be deemed to be a complete substitute for any allocation otherwise provided for in this Article Eight and no amendment of this Agreement or approval of any Partner shall be required.

C. Notwithstanding any other provisions of this Agreement to the contrary, if the amount of any Partnership Minimum Gain at the end of any taxable year is less than the amount of such Partnership Minimum Gain at the beginning of such taxable year, there shall be allocated to any Partner having a negative Capital Account at the end of such taxable year (determined after taking into account any adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) gross income and gain (in respect of the current taxable year and any future taxable year) in an amount sufficient to eliminate such negative Capital Account in compliance with Treasury Regulations Section 1.704-1(b)(4)(iv)(e). Such allocation of gross income and gain shall be made prior to any other allocation of profits and losses for tax purposes. Any such allocation of gross income or gain pursuant to this Section 8.6C shall be in proportion with such negative Capital Accounts of the Partners and such allocations of gross income and gain shall be taken into account, to the extent feasible, in computing subsequent allocations of Profits and Losses For Tax Purposes of the Partnership so that the net amount of all items allocated pursuant to each Partner pursuant to this Article Eight shall, to the extent possible, be equal to the net amount that would have been allocated to each such Partner pursuant to the provisions of this Article Eight if the allocations made pursuant to the first sentence of this Section 8.6C had not occurred.

D. Notwithstanding any other provisions of this Agreement to the contrary, except as provided in Section 8.6C hereof, if any Limited Partner or Subordinated Limited Partner receives any adjustment, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that reduces such Partner’s Capital Account below zero or increases the negative balance in such Partner’s Capital Account, gross income and gain shall be allocated to such Partner in an amount and manner sufficient to eliminate any negative balance in his Capital Account created by such adjustments, allocations, or distributions as quickly as possible in accordance with Treasury Regulations Section 1.704-1(b)(2)(ii)(d). Any such allocation of gross income or gain pursuant to this Section 8.6D shall be in proportion with such negative Capital Accounts of such Partners. Any allocations of items of gross income or gain pursuant to this Section 8.6D shall (i) not duplicate any allocations of gross income or gain made pursuant to Section 8.6C hereof, and (ii) be taken into account, to the extent feasible, in computing subsequent allocations of Profits and Losses For Tax Purposes of the Partnership, so that the net amount of all items allocated to each Limited Partner and Subordinated Limited Partner pursuant to this Article Eight shall, to the extent possible, be equal to the net amount that would have been allocated to each such Partner pursuant to the provisions of this Article Eight if such adjustments, allocations or distributions had not occurred.

E. If and to the extent upon dissolution of the Partnership pursuant to Section 2.4 hereof the allocations under Section 8.6A are inconsistent with the following provision, then such allocations shall be adjusted to conform to the following provision: income and gain (whether ordinary income, gain under Section 1231 of the Internal Revenue Code, or capital gain) from disposition of all remaining Partnership assets shall be allocated among the Partners so that the positive balance of each Partner’s Capital Account is equal to the cash to be distributed to such Partner pursuant to Article 8.2 determined after all Capital Accounts have been adjusted to reflect the allocations of Profits and Losses For Tax Purposes of the Partnership and cash distributions made pursuant to Section 8.1 hereof.

8.7 Liability of General Partners.

Except as specified in Article 10 below, no General Partner shall be liable or accountable, directly or indirectly (including by way of indemnification, contribution, assessment or otherwise), for any debts, obligations or liabilities of, or chargeable to, the Partnership or each other, whether arising in tort, contract, or otherwise, which are created, incurred or assumed by the Partnership (or owing to creditors or Partners during liquidation of the Partnership) while the Partnership is a registered limited liability limited partnership.

ARTICLE NINE

BOOKS, RECORDS AND REPORTS,

ACCOUNTING, TAX ELECTIONS, ETC.

9.1 Books, Records and Reports.

A. Proper and complete records and books of account shall be kept (or caused to be kept) by the Partnership in which shall be entered all transactions and other matters relative to the Partnership’s business. The Partnership’s books and records shall be prepared in accordance with United States generally accepted accounting principles, consistently applied. The books and records shall at all times be maintained at the principal office of the Partnership and shall be open for examination and inspection by the Partners or by their duly authorized representatives during reasonable business hours. In particular, the following books and records shall be kept:

(i) a current list and a past list of the full name and last known mailing address of each Partner, specifying the General Partners, the Limited Partners and the Subordinated Limited Partners, in alphabetical order, including the date of admission or withdrawal of each Partner. To the extent provided by the Missouri Limited Partnership Act, these lists shall be provided to the Secretary of State of Missouri, without cost, upon his written request;

(ii) a copy of the Certificate of Limited Partnership and all Certificates of Amendment thereto, together with executed copies of any Powers of Attorney pursuant to which any Certificate has been executed;

(iii) copies of the Partnership’s federal, state and local income tax returns and reports, if any, for the three most recent fiscal years; and

(iv) copies of any written Partnership Agreements in effect and any financial statements of the Partnership for the three most recent years.

B. The Partnership shall have prepared at least annually, at the Partnership’s expense, financial statements (balance sheet, statement of income or loss, partners’ equity, and changes in financial position) prepared in accordance with generally accepted accounting principles which shall fairly reflect the Partnership’s financial position at the date shown and its results of operations for the period indicated. Copies of such statements and report shall be made available to the Partners annually. Such financial statements shall be audited by an auditing firm selected by the Audit Committee.

C. The Partnership shall have prepared at least annually, at the Partnership’s expense, a report containing Partnership information necessary in the preparation of the Partners’ federal income tax returns. Copies of such report shall be distributed to each Partner as promptly as possible.

9.2 Bank Accounts.

The bank accounts of the Partnership shall be maintained in such banking institutions as the Managing Partner shall determine, and withdrawals shall be made only in the regular course of Partnership business on such signature or signatures as the Managing Partner may determine.

9.3 Depreciation and Elections.

A. All elections required or permitted to be made by the Partnership under the Internal Revenue Code shall be made by the Managing Partner.

B. Notwithstanding anything to the contrary in this Section 9.3, the Managing Partner shall not be responsible for initiating any change in accounting methods from the methods initially chosen.

C. The Managing Partner is hereby designated as the “Tax Matters Partner” under Section  6231(a)(7) of the Internal Revenue Code.

9.4 Fiscal Year.

The fiscal year of the Partnership shall be the calendar year for tax purposes.

ARTICLE TEN

LIABILITY; INDEMNIFICATION

10.1 Liability of General Partners.

A. A General Partner shall only be liable to make the payment of the General Partner’s Capital Contribution required hereunder. No General Partner shall be liable for any obligations of the Partnership, any other General, Limited or Subordinated Limited Partner or the Managing Partner, unless personally guaranteed by the General Partner pursuant to a separate document.

B. No distribution of Net Income or other cash made to any General Partner shall be determined a return or withdrawal of a Capital Contribution unless so designated by the Managing Partner in his or her sole and exclusive discretion. No General Partner, except as otherwise specifically provided in the Missouri Limited Partnership Act, or the Missouri Partnership Act, shall be obligated to pay any distribution to or for the account of the Partnership or any creditor of the Partnership.

10.2 Exculpation.

No General Partner or former General Partner (individually, and collectively, a “Covered Person”) shall be liable to the Partnership or any other Person for any losses, claims, damages, liabilities, costs, expenses (including reasonable legal and experts’ fees, costs and expenses), judgments, awards, fines, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative (each, a “Claim”) incurred by reason of any act or omission performed or omitted by such Covered Person on behalf of the Partnership or failure to act (even if such action, omission or failure to act constituted negligence on such Person’s part) on behalf of the Partnership; provided, however, that (and notwithstanding any other provision contained in this Agreement) this provision shall not limit the liability of a Covered Person (a) for fraud, (b) acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law or which were grossly negligent, or (c) for any transaction in which such Covered Person derived improper personal benefit. Any repeal or modification of this Section 10.2 shall not adversely affect any right or protection of a Covered Person existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

10.3 Indemnification by Partnership.

To the fullest extent permitted under applicable law, the Partnership shall indemnify, defend and hold each Covered Person harmless from and against any and all Claims brought against such party arising out of or in connection to acts or omissions performed in connection with the business of the Partnership, and shall indemnify and hold each such Covered Person harmless from and against all resulting awards, settlements, damages liabilities, fines, costs and expenses (including reimbursement of reasonable attorneys’ and experts’ fees and court costs), to the extent that such Claim results from or is attributable to acts or omissions performed or omitted to be performed by such Covered Person unless such act was not: (a) in good faith on behalf of the Partnership, (b) in a manner reasonably believed by such indemnitee to be within the scope of the authority granted to him/her by this Agreement, nor (c) in the best interests of the Partnership; provided, however, the Partnership shall have no indemnification obligation for Claims to the extent directly attributable to acts or omissions of such Covered Person that constitute (i) for fraud, (ii) acts or omissions of a Covered Person not in subjective good faith or which involve intentional misconduct or a knowing violation of law or which were grossly negligent, or (c) for any transaction in which such Covered Person derived improper personal benefit.

10.4 Indemnification by General Partners.

A. To the fullest extent permitted under applicable law, each individual General Partner, severally but not jointly and severally, shall indemnify, defend, and hold harmless the Partnership from and against any Claims brought by or on behalf of a third party arising against the Partnership or any Covered Person out of or in connection to the acts or omissions of the Managing Partner or such individual General Partner that constitute (i) fraud, (ii) acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law or which were grossly negligent, or (iii) for any transaction in which such General Partner derived improper personal benefit.

B. For purposes of satisfying of any indemnification and any saving harmless obligations under this subsection 10.4, the Partnership has discretion to require the indemnifying party to sell any and all of his or her Partnership assets to fulfill such obligations.

10.5 Control of Defense.

The indemnified party shall notify the indemnifying party promptly and in writing of any Claim for which it is entitled to indemnification hereunder. Failure or delay in providing such notice shall not relieve the indemnifying party of its indemnification obligations, except to the extent the indemnifying party demonstrates that the defense or settlement of the Claim has been prejudiced thereby. The Partnership shall have the absolute right to control the defense and settlement of any Claim (whether it is the indemnitee or indemnitor hereunder) in it sole discretion, or may at any time tender control of the defense or settlement of such Claim to the indemnified party.

10.6 Effect of Future Amendments to Partnership Agreement.

In the event that an amendment to this Agreement reduces or eliminates any Covered Person’s right to indemnification pursuant to this Section 10.3, such amendment shall not be effective with respect to any Covered Person’s right to indemnification that accrued prior to the date of such amendment. For purposes of this Section, a right to indemnification shall accrue as of the date of the event underlying the Claim that gives rise to such right to indemnification.

10.7 Expenses; Certain Limitations.

A. Expenses (including reasonable legal fees and expenses) incurred by a Covered Person in defending any Claim shall timely be advanced by the Partnership prior to the final disposition of such Claim upon receipt by the Partnership of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be finally determined that the Covered Person is not entitled to be indemnified as authorized in this Agreement.

B. Without limiting Section 10.7A, the Partnership shall not be obligated pursuant to this Agreement:

(i) to indemnify or advance expenses to a Covered Person with respect to a Claim (or part thereof) initiated by such Covered Person, except with respect to a Claim brought to establish or enforce a right to indemnification (which shall be governed by the provisions of Section 10.3(c)(ii)), unless such Claim (or part thereof) was authorized or consented to by the Managing Partner;

(ii) to indemnify a Covered Person for any expenses incurred by such Covered Person with respect to any Claim instituted by the Covered Person to enforce or interpret this Agreement, unless the Covered Person is successful in establishing the Covered Person’s right to indemnification in such Claim, in whole or in part, or unless and to the extent that the court in such Claim shall determine that, despite the Covered Person’s failure to establish such Person’s right to indemnification, the Covered Person is entitled to indemnity for such expenses; provided, however, that nothing in this Section 10.3(c)(ii) is intended to limit the Partnership’s obligation with respect to the advancement of expenses to the Covered Person in connection with any such Claim instituted by the Covered Person to enforce or interpret this Agreement;

(iii) to indemnify a Covered Person in connection with Claims involving the enforcement of non-compete and/or non-disclosure agreements or the non-compete and/or non-disclosure provisions of employment, consulting or similar agreements such Covered Person may be a party to with the Partnership, or any subsidiary of the Partnership or any other applicable foreign or domestic corporation, partnership, joint venture, trust or other enterprise, if any;

(iv) to indemnify a Covered Person for amounts indemnified by the Partnership other than pursuant to this Agreement and amounts paid pursuant to policies of directors and officers liability or other insurance;

(v) to indemnify a Covered Person in respect to remuneration paid to the Covered Person if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law; or

(vi) to indemnify a Covered Person if a final adjudication by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

10.8 Non-Exclusivity.

The indemnification and advancement of expenses provisions set forth in this Agreement shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, the Missouri Limited Partnership Act, the Missouri Partnership Act, the Certificate of Limited Partnership, this Agreement, any other agreement, a vote of General Partners, a policy of insurance or otherwise, and shall not limit in any way any right which the Partnership may have to make additional indemnification with respect to the same or different persons or classes of persons, as determined by the Managing Partner. The indemnification and advancement of expenses set forth in this Agreement shall continue as to a Person who has ceased to be a Covered Person and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of such a Person.

10.9 Insurance.

The Partnership may purchase and maintain insurance to cover claims against the Covered Persons in such capacity, or arising out of their status as Covered Persons, whether or not the Partnership would have the power to indemnify them against such liability under this Article X.

10.10 Settlement.

The Partnership shall have no obligation to indemnify a Covered Person under this Agreement for amounts paid in settlement of Claim without the Partnership’s prior written consent, which shall not be unreasonably withheld. The Partnership shall not settle any Claim in any manner that would impose any fine or other obligation on a Covered Person without such Covered Person’s prior written consent, which shall not be unreasonably withheld.

ARTICLE ELEVEN

MEDIATION/ARBITRATION

THIS AGREEMENT CONTAINS THE FOLLOWING

BINDING ARBITRATION PROVISIONS WHICH MAY BE ENFORCED

BY THE PARTNERSHIP AND THE PARTNERS

11.1 Mediation/Arbitration.

A. Any controversy, claim or dispute between the Partnership and any Partner or former Partner or between Partners and/or former Partners (individually a “Party” and collectively the “Parties”), including, but not limited to, any controversy, claim or dispute arising out of or relating to any provision of this Agreement or the breach, termination or validity thereof or any breach of an actual or implied contract of employment between the Partnership and a Party, or any claim of unjust or tortious discharge (including any claim of fraud, negligence, or intentional or negligent infliction of emotional distress) or any document or agreement or policy of the Partnership (including, but not limited to, Partnership benefit and retirement plans, Partnership office manuals, Partnership affirmative action plans and Partnership policies), equal opportunity employer plans and policies or any claims or violations arising under the Civil Rights Act of 1964, as amended and effective November 21, 1991, including amendment to 42 U.S.C. 2000e et seq., 42 U.S.C. 1981, the Age Discrimination in Employment Act, 29 U.S.C. 621 et seq., the Fair Labor Standards Act of 1938, 29 U.S.C. 201 et seq., the Rehabilitation Act of 1973, 29 U.S.C. 701 et seq., or of the Missouri Human Rights Act, 213.010 R.S. Mo. et seq., the Missouri Workers Compensation statute or any violation of the Missouri Service Letter Statute, 290.140 R.S. Mo., or any other relevant federal, state, or local statutes or ordinances, also including without limitation, the application, interpretation, performance or enforcement of any right, obligation or fiduciary duty under this Agreement or such other documents and agreements whether arising before or after the date of this Agreement (collectively, a “Dispute”) as to which a Party otherwise would have the right to pursue litigation will be resolved as provided for in this Article Eleven, which shall be the sole and exclusive procedures for the resolution of any Dispute. This Article Eleven shall survive termination of the partnership relationship established by the Agreement. These procedures are for the settlement of Disputes only and are not to be used for disagreements concerning Partnership policy, organization or practice management. Nothing contained in this Section 10.1 is intended to expand any substantive rights any Party may have under other Sections of this Agreement, and any action of the Partnership taken by a vote of the Partners or the Executive Committee or by the action of the Managing Partner, when taken in accordance with the terms of this Agreement, shall be final, binding and conclusive as so provided in this Agreement. The Parties intend that the foregoing provisions shall encompass any other statutory and common law rights, obligations or duties, whether or not specifically referred to herein, of a similar or dissimilar nature, which are or may be granted to any Party hereto, by the laws of any state or country in which any Party resides or engages in the business of the Partnership.

B. If any Party has a Dispute with any other Party, then (if discussions among the Parties have failed) such Party and the other Party may have the Dispute mediated by one person chosen by agreement of such Parties. The mediator, after consultation with the Parties, will determine the mediation procedures to be followed. The fees and expenses of the mediator shall be paid by the Partnership. If no mutual agreement can be reached to mediate or upon the identity of the mediator, then the Dispute will be settled by binding arbitration under the procedures set forth below.

C. All Disputes that cannot be resolved by mediation will be settled by binding arbitration under the procedures set forth below.

D. Any Party may, if mediation has failed to resolve the Dispute (or if the Parties fail to agree on a mediator), commence arbitration by written notice to the other Party. Thereafter, arbitration shall be conducted in the manner described in Section 11.1F.

E. Except as provided in Section 10.1B arbitration, under the Code of Arbitration Procedure of FINRA, shall be the exclusive remedy for any Dispute. Any Party may apply to the Exclusive Venues (as defined in Section 11.2) for injunctive, specific enforcement or other relief in aid of the arbitration proceedings or to enforce judgment of the award in such arbitration proceeding, but not otherwise. Any award issued by the arbitrators pursuant to these provisions may be entered and enforced in the Exclusive Venues and any other appropriate jurisdiction.

F. The Parties agree among themselves that the arbitration proceedings shall be conducted as follows:

(i) All proceedings conducted shall be deemed private and confidential and shall not be disclosed to the public by either the arbitrators or the Parties to the arbitration. The Parties acknowledge that the Partnership’s administrative offices and the books and records (including accounting data) of the Partnership are all located in the St. Louis, Missouri metropolitan area, and, accordingly, the Parties agree to request that the arbitration proceedings and hearings shall be held in the St. Louis, Missouri metropolitan area (unless otherwise agreed by the Parties or decided by the arbitrators).

(ii) The exclusive award for any Dispute shall be recovery of compensatory damages (that is, damages which compensate a party for actual damages suffered), and each Partner hereby waives any and all other forms of damages including multiple, punitive or exemplary damages, damages for emotional distress, mental anguish or suffering and consequential damages.

(iii) The applicable substantive law of Missouri or the United States (notwithstanding that a Party to a Dispute may be a resident of another state or country), as the case may be, shall be used in rendering any award. Such award shall be final and binding on all Parties and may be entered as a judgment, under seal, and enforced in the appropriate jurisdiction.

11.2 Forum Selection.

If any court or tribunal of competent jurisdiction shall refuse to enforce Section 11.1 or determine a matter is not a Dispute, then, and only then, shall the alternative provisions of this

Section 11.2 be applicable. The Partners acknowledge that the Partnership’s administrative offices and the books and records (including accounting data) of the Partnership are all located in the St. Louis, Missouri metropolitan area and, accordingly, the Partners agree that it would be more convenient for, and in the best mutual joint interest of, the Partners and the Partnership that, in the event of a Dispute, venue for litigation shall be laid exclusively in the Circuit Court of the County of St. Louis, Missouri or in the United States District Court for the Eastern District of Missouri. Such Circuit Court and United States District Court are together referred to as the “Exclusive Venues” for litigation. The Partnership and each Partner agree not to institute any litigation except in the Exclusive Venues and further agree that specific enforcement of this covenant with respect to Exclusive Venues may be awarded to the Partnership and each Partner by means of all available legal or equitable remedies, including, without limitation, a temporary restraining order. The Partnership and each Partner hereby submit to the personal jurisdiction of the Exclusive Venues and waive any requirement for setting bond for a temporary restraining order. The Firm and each Partner hereby waive any right it or such Partner may have to a jury trial in any litigation brought in accordance with this Agreement.

11.3 Statute of Limitations.

The commencement of arbitration hereunder shall commence within the shorter of (i) five (5) years after the cause of action accrued and (ii) the statute of limitations of the State of Missouri applicable to the commencement of a lawsuit with respect to such cause of action, except no defenses shall be available based upon the passage of time during any mediation conducted pursuant to this Article Eleven. The failure to commence an arbitration within said time period will bar the cause of action.

11.4 Other Agreements.

Notwithstanding anything to the contrary contained in any other document or agreement requiring arbitration, including, but not limited to, Form U-4, signed by any Party, the Parties agree that if the matter in controversy is, in whole or in part, a Dispute, then the provisions of this Article shall control such arbitration.

ARTICLE TWELVE

GENERAL PROVISIONS

12.1 Appointment of Attorneys-in-Fact.

A. Each Partner, by the execution hereof, hereby irrevocably constitutes and appoints James D. Weddle and the then Managing Partner (at any time the Managing Partner is not James D. Weddle), his true and lawful attorney-in-fact, and each of them, with full power and authority in his name, place and stead, to execute or acknowledge (on behalf of such Partner and/or the Partnership) under oath, deliver, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement including:

(i) All certificates and other instruments (including this Agreement or any certificate of limited partnership or certificate of limited liability partnership and any amendment thereof) which the Managing Partner deems appropriate to qualify or continue the Partnership as a registered limited liability limited partnership under the Missouri Limited Partnership Act and the Missouri Partnership Act (or a partnership in which the Partners will have limited liability comparable to that provided by the Missouri Limited Partnership Act and the Missouri Partnership Act) or under the laws of any other jurisdiction in which the Partnership may conduct business;

(ii) All amendments to this Agreement (subject to Section 4.2B hereof) or any certificate of limited partnership or any certificate of limited liability partnership which are required to be filed or which the Managing Partner deems to be advisable to file;

(iii) All instruments which the Managing Partner deems appropriate to reflect a change or modification of the Partnership in accordance with the terms of this Agreement;

(iv) All conveyances and other instruments which the Managing Partner deems appropriate to reflect the dissolution and termination of the Partnership; and

(v) All other instruments, documents or contracts (including, without limiting the foregoing, any deed, lease, mortgage, note, bill of sale, contract, trust agreement, guarantee, partnership agreement, indenture, underwriting agreement or any instrument or documentation which may be required to be filed (or which the Managing Partner deems advisable to file) by the Partnership under the laws of any state or by any governmental agency) requisite to carrying out the intent and purpose of this Agreement and the business of the Partnership and its Affiliates.

B. The appointment by all Limited Partners and Subordinated Limited Partners of James D. Weddle and the then Managing Partner (at any time the Managing Partner is not James D. Weddle), as attorney-in-fact, and each of them, shall be deemed to be a power coupled with an interest in recognition of the fact that each of the Partners under this Agreement will be relying upon the power of James D. Weddle and the then Managing Partner (at any time the Managing Partner is not James D. Weddle), and each of them, to act as contemplated by this Agreement in any filing and other action by them on behalf of the Partnership. The foregoing power of attorney shall survive the death, disability or incompetency of a Partner or the assignment by any Partner of the whole or any part of its interest hereunder.

12.2 Word Meanings.

The words such as “herein”, “hereinafter”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

12.3 Binding Provisions.

The covenants and agreements contained herein shall be binding upon, and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.

12.4 Applicable Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of Missouri.

12.5 Counterparts.

This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart, except that no counterpart shall be binding unless signed by the Managing Partner.

12.6 Entire Agreement.

This Agreement contains the entire agreement between the parties and supersedes all prior writings or representations.

12.7 Separability of Provisions.

Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereby are determined to be invalid or unenforceable such validity or unenforceability shall not impair the operation of or affect any other portion of this Agreement and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

12.8 Representations.

Each person who becomes a Limited Partner or a Subordinated Limited Partner hereunder does hereby represent and warrant by the signing of a counterpart of this Agreement or an amendment to this Agreement that the Partnership interest acquired by him was acquired for his own account, for investment only, not for the interest of any other person and not for resale to other persons or for further distribution. The Managing Partner has not made and hereby makes no warranties or representations other than those specifically set forth in this Agreement.

12.9 Section Titles.

Paragraph titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

12.10 Partition.

The Partners agree that the Partnership’s assets are not and will not be suitable for partition. Accordingly, each of the Partners hereby irrevocably waives any and all right he may have to maintain any action for partition of any of the Partnership’s assets.

12.11 No Third Party Beneficiaries.

This Agreement is made solely and specifically for the benefit of the Partners and their respective successors and permitted assigns, and no other person whatsoever shall have any rights, interests or claims hereunder or be entitled to any benefits hereunder or on account of this Agreement as a third party beneficiary or otherwise.

12.12 Amendments.

In addition to the amendments otherwise authorized herein, this Agreement may be amended, from time to time, without the consent or approval of (and without prior notice to) any Limited Partner or any Subordinated Limited Partner, by the Managing Partner or by the affirmative vote of General Partners holding an aggregate of at least a majority of the total General Partner Percentages. In particular, but without limiting the foregoing, the interests of the Limited Partners and the Subordinated Limited Partners in the Net Income or the Proceeds of Liquidation of the Partnership or in any other allocation or distribution to be received by them from the Partnership pursuant to Article Eight hereof or otherwise may be reduced or increased or otherwise modified in accordance with this Section 12.12 without the consent or approval of (and without prior notice to) any Limited Partner or Subordinated Limited Partner.

12.13 Revocable Trusts.

Notwithstanding anything to the contrary herein contained, it is recognized that certain of the Partners are not persons but are revocable trusts (“Trusts”), the grantors of which (“Grantors”), except for the transfer of their partnership interests to (or the designation of) such Trusts created by them, would be the Partners. Thus, when used herein the phrases “General Partner”, “Limited Partner”, “Partner” or “Subordinated Limited Partner” shall be deemed, when the context hereof so requires (such as, without limiting the generality of the foregoing, death, disability or withdrawal of a Partner, gross negligent conduct of a General Partner, a General Partner receiving a guaranteed draw for services rendered, General Partner required submission of tax returns, sale by a General Partner of Retiring Interests after his 56th birthday) to be a reference to the Grantor of such Trust. In addition, to the extent that any General Partner has obligations or liabilities imposed upon such General Partner pursuant to this Agreement, then, if such General Partner is a Trust, such General Partner, by such General Partner’s signature hereto (and the Grantor of such Trust by such Grantor’s signature hereto), hereby agrees that said obligations and liabilities are also obligations and liabilities of such Grantor.

IN WITNESS WHEREOF, the undersigned has executed this Seventeenth Amended and Restated Agreement of Registered Limited Liability Limited Partnership effective as of the day and year first above written.

THIS AGREEMENT CONTAINS THE FOLLOWING

BINDING ARBITRATION PROVISIONS WHICH MAY BE ENFORCED

BY THE PARTNERSHIP AND THE PARTNERS

GENERAL PARTNER:

James D. Weddle

GENERAL PARTNERS AS SHOWN IN THE BOOKS AND RECORDS OF THE PARTNERSHIP* LIMITED PARTNERS AS SHOWN IN THE BOOKS AND RECORDS OF THE PARTNERSHIP*

SUBORDINATED LIMITED PARTNERS AS SHOWN IN THE BOOKS AND RECORDS OF THE PARTNERSHIP*

*By:
James D. Weddle
Attorney-In-Fact

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses in connection with the issuance and distribution of the Interests offered hereby, all of which will be paid by the Partnership:

Registration fee	$19,607.50
Blue Sky fees and expenses	50,000.00
Printing expenses	50,000.00
Legal fees and expenses	250,000.00
Accounting fees and expenses	50,000.00
Miscellaneous	150,000.00

Total expenses	$569,607.50

We intend to pay all expenses of registration, issuance and distribution.

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Article 10 of the Partnership Agreement provides that no general partner or former general partner, each referred to as a Covered Person, will be liable to the Partnership or any other person for any loss or damages (including reasonable legal and experts’ fees, costs and expenses) arising from any and all claims, whether civil, criminal, administrative or investigative, incurred by reason of any act or omission performed or omitted by such Covered Person on behalf of the Partnership or failure to act (even if such action, omission or failure to act constituted negligence on such Person’s part) on behalf of the Partnership; provided, however, that the provision in the Partnership Agreement does not limit the liability of a such Covered Person (a) for fraud, (b) acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law or which were grossly negligent, or (c) for any transaction in which such person derived improper personal benefit.

To the fullest extent permitted under applicable law, the Partnership must indemnify, defend and hold each Covered Person harmless from and against any and all claims brought against such party arising out of or in connection to acts or omissions performed in connection with the business of the Partnership, and will indemnify and hold each such Covered Person harmless from and against all resulting awards, settlements, damages liabilities, fines, costs and expenses (including reimbursement of reasonable attorneys’ and experts’ fees and court costs), to the extent that such claim results from or is attributable to acts or omissions performed or omitted to be performed by such Covered Person unless such act was not: (a) in good faith on behalf of the Partnership, (b) in a manner reasonably believed by such indemnitee to be within the scope of the authority granted to him/her by the Partnership Agreement, nor (c) in the best interests of the Partnership; provided, however, the Partnership will have no indemnification obligation for claims to the extent directly attributable to acts or omissions of such Covered Person that constitute (i) for fraud, (ii) acts or omissions of a Covered Person not in subjective good faith or which involve intentional misconduct or a knowing violation of law or which were grossly negligent, or (c) for any transaction in which such Covered Person derived improper personal benefit.

To the fullest extent permitted under applicable law, each individual general partner, severally but not jointly and severally, will indemnify, defend, and hold harmless the Partnership from and against any claims brought by or on behalf of a third party arising against the Partnership or any Covered Person out of or in connection to the acts or omissions of the Managing Partner or such individual general partner that constitute (i) fraud, (ii) acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law or which were grossly negligent, or (iii) for any transaction in which such general partner derived improper personal benefit.

For purposes of satisfying of any indemnification and any saving harmless obligations under this subsection 10.4, the Partnership has discretion to require the indemnifying party to sell any and all of his or her Partnership assets to fulfill such obligations.

The Partnership has the absolute right to control the defense and settlement of any claim (whether it is the indemnitee or indemnitor hereunder) in it sole discretion, or may at any time tender control of the defense or settlement of such claim to the indemnified party.

The indemnification and advancement of expenses provisions in the Partnership Agreement are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any applicable law, the Partnership Agreement or insurance. The Partnership may purchase and maintain insurance to cover claims against the Covered Persons in such capacity or arising out of their status as Covered Persons, whether or not the Partnership would have the power to indemnify them against such liability under the Partnership Agreement.

In the event that an amendment to the Partnership Agreement reduces or eliminates any Covered Person’s right to indemnification pursuant to the Agreement, such amendment will not be effective with respect to any Covered Person’s right to indemnification that accrued prior to the date of such amendment. A right to indemnification accrues as of the date of the event underlying the claim that gives rise to such right to indemnification.

Expenses (including reasonable legal fees and expenses) incurred by a Covered Person in defending any claim will timely be advanced by the Partnership prior to the final disposition of such claim upon receipt by the Partnership of an undertaking by or on behalf of the Covered Person to repay such amount if it will be finally determined that the Covered Person is not entitled to be indemnified as authorized in the Partnership Agreement.

The Partnership is not obligated pursuant to the Partnership Agreement:

(i) to indemnify or advance expenses to a Covered Person with respect to a claim (or part thereof) initiated by such Covered Person, except with respect to a claim brought to establish or enforce a right to indemnification, unless such claim (or part thereof) was authorized or consented to by the Managing Partner;

(ii) to indemnify a Covered Person for any expenses incurred by such Covered Person with respect to any claim instituted by the Covered Person to enforce or interpret the Partnership Agreement, unless the Covered Person is successful in establishing the Covered Person’s right to indemnification in such claim, in whole or in part, or unless and to the extent that the court in such claim will determine that, despite the Covered Person’s failure to establish such Person’s right to indemnification, the Covered Person is entitled to indemnity for such expenses;

(iii) to indemnify a Covered Person in connection with claims involving the enforcement of non-compete and/or non-disclosure agreements or the non-compete and/or non-disclosure provisions of employment, consulting or similar agreements such Covered Person may be a party to with the Partnership, or any subsidiary of the Partnership or any other applicable foreign or domestic corporation, partnership, joint venture, trust or other enterprise, if any;

(iv) to indemnify a Covered Person for amounts indemnified by the Partnership other than pursuant to the Partnership Agreement and amounts paid pursuant to policies of directors and officers liability or other insurance;

(v) to indemnify a Covered Person in respect to remuneration paid to the Covered Person if it will be determined by a final judgment or other final adjudication that such remuneration was in violation of law; or

(vi) to indemnify a Covered Person if a final adjudication by a court having jurisdiction in the matter will determine that such indemnification is not lawful.

The Partnership has no obligation to indemnify a Covered Person under the Partnership Agreement for amounts paid in settlement of claim without the Partnership’s prior written consent, which will not be unreasonably withheld. The Partnership will not settle any claim in any manner that would impose any fine or other obligation on a Covered Person without such Covered Person’s prior written consent, which will not be unreasonably withheld.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The registrant has issued and sold the following securities:

1.	In January 2007, the registrant sold approximately $21.2 million Subordinated Limited Partnership Interests to its retiring or withdrawing General Partners.

2.	In July 2007, the registrant sold approximately $1.2 million Subordinated Limited Partnership Interests to its retiring or withdrawing General Partners.

3.	In January 2008, the registrant sold approximately $31.2 million Subordinated Limited Partnership Interests to its retiring or withdrawing General Partners.

4.	In March 2008, the registrant sold approximately $0.2 million Subordinated Limited Partnership Interests to one of its retiring or withdrawing General Partners.

5.	In January 2009, the registrant sold approximately $23.5 million Subordinated Limited Partnership Interests to its retiring or withdrawing General Partners.

6.	In May 2009, the registrant sold approximately $0.5 million Subordinated Limited Partnership Interests to one of its retiring or withdrawing General Partners.

7.	In July 2009, the registrant sold approximately $1.3 million Subordinated Limited Partnership Interests to its retiring or withdrawing General Partners.

8.	In January 2010, the registrant sold approximately $23.4 million Subordinated Limited Partnership Interests to its retiring or withdrawing General Partners.

9.	In July 2010, the registrant sold approximately $10.0 million Subordinated Limited Partnership Interests to its retiring or withdrawing General Partners.

10.	In August 2010, the registrant sold approximately $2.9 million Subordinated Limited Partnership Interests to its retiring or withdrawing General Partners.

There were no underwriters involved in such offerings and no underwriting discounts, commissions or other compensation. The price of the General Partner Interest of the withdrawing General Partner was in each case the value (as shown on the books of the Partnership) of such General Partner’s Frozen Appreciation Amount (as defined in the Partnership Agreement) plus the value of such General Partner’s Adjusted Capital Contribution (as defined in the Partnership Agreement), calculated as of the applicable Valuation Date (as defined in the Partnership Agreement).

The sales of the securities described in item 1 above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. The Subordinated Limited Partnership Interests are uncertificated and subject to contractual restrictions on transfer pursuant to the Partnership Agreement. The registrant is the sole transfer agent and will not record any transfers of such interests on its books and records except as expressly set forth in the Partnership Agreement, and accordingly no public market for the securities will develop. All recipients had adequate access, through their relationships with the Company, to information about the registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) A list of Exhibits filed herewith is contained on the Index to the Exhibits and is incorporated herein by reference.

(b) Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, amounts which would otherwise be required to be shown regarding any item are not material, are inapplicable, or the required information has already been provided elsewhere in the registration statement.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

b.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4.

If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

a.	If the registrant is relying on Rule 430B (230.430B of this chapter):

i.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

b.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, The Jones Financial Companies, L.L.L.P. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on the 3rd day of September, 2010.

THE JONES FINANCIAL COMPANIES, L.L.L.P.

By:	/s/ James D. Weddle
James D. Weddle Managing Partner

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ James D. Weddle James D. Weddle	Managing Partner (Principal Executive Officer)	September 3, 2010

/s/ Kevin Bastien Kevin Bastien	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 3, 2010

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INDEX TO EXHIBITS

Exhibit Number	Description of Document

3.1*	Seventeenth Amended and Restated Agreement of Registered Limited Liability Limited Partnership of the Registrant, dated as of March 26, 2010, incorporated herein by reference to Exhibit 3.1 to the registrant’s Form 10-K for the year ended December 31, 2009.

3.2***	Seventeenth Restated Certificate of Limited Partnership of the Registrant, dated as of June 17, 2010.

3.3*	Eleventh Amended and Restated Agreement of Limited Partnership Agreement of Edward D. Jones & Co., L.P. dated March 10, 2010, incorporated herein by reference to Exhibit 3.3 to the registrant’s Form 10-K for the year ended December 31, 2009.

5.1***	Opinion of Bryan Cave LLP.

8.1***	Opinion of Bryan Cave LLP with respect to certain U.S. tax matters.

10.1*	Form of Cash Subordination Agreement between the Registrant and Edward D. Jones & Co., L.P., incorporated herein by reference to Exhibit 10.1 to the registrant’s registration statement of Form S-1 (Reg. No. 33-14955).

10.2*	Note Purchase Agreement by Edward D. Jones & Co., L.P. for $75,000,000 aggregate principal amount of subordinated capital notes with rates ranging from 7.51% to 7.79% due September 15, 2011, incorporated herein by reference to the registrant’s Form 10-Q for the quarter ended September 24, 1999.

10.3*	Note Purchase Agreement by Edward D. Jones & Co., L.P., for $250,000,000 aggregate principal amount of 7.33% subordinated capital notes due June 12, 2014, incorporated herein by reference to the registrant’s Form 10-Q for the quarter ended June 28, 2002.

10.4*	Credit Agreement by EDJ Leasing Co., L.P., The Jones Financial Companies, L.L.L.P., et al. and Wells Fargo Bank, National Association dated August 22, 2008, incorporated herein by reference to Exhibit 10.4 to the registrant’s Form 10-K for the year ended December 31, 2009.

10.5*	Ordinance No. 24,183 relating to certain existing Agreement entered into by St. Louis County, Missouri, in connection with the issuance of its Taxable Industrial Revenue Bonds (Edward Jones Des Peres Project) approved November 12, 2009, incorporated herein by reference to Exhibit 10.5 to the registrant’s Form 10-K for the year ended December 31, 2009.

10.6*	Ordinance No. 24,182 authorizing Amendments of certain existing Agreements entered into by St. Louis County, Missouri, in connection with the issuance of its Taxable Industrial Revenue Bonds (Edward Jones Maryland Heights Project) approved November 12, 2009, incorporated herein by reference to Exhibit 10.6 to the registrant’s Form 10-K for the year ended December 31, 2009.

10.7*	Ordinance No. 24,181 authorizing St. Louis County, Missouri, to issue its Taxable Industrial Revenue Bonds (Edward Jones Maryland Heights Phase III Project) approved November 12, 2009, incorporated herein by reference to Exhibit 10.7 to the registrant’s Form 10-K for the year ended December 31, 2009.

10.8*	Loan Agreement between EDJ Leasing Co., L.P. and Fifth Third Bank, an Ohio banking corporation, dated December 22, 2009, incorporated herein by reference to Exhibit 10.8 to the registrant’s Form 10-K for the year ended December 31, 2009.

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Exhibit Number	Description of Document

10.9*	Master Lease Agreement between Edward D. Jones & Co., L.P. and Chase Equipment Finance, Inc., dated October 30, 2009, incorporated herein by reference to Exhibit 10.9 to the registrant’s Form 10-K for the year ended December 31, 2009.

10.10*	Agreements of Lease between EDJ Leasing Co., L.P. and Edward D. Jones & Co., L.P., dated August 1, 1991, incorporated herein by reference to Exhibit 10.18 to the registrant’s Form 10-K for the year ended September 27, 1991.

10.11*	Purchase and Sale Agreement between EDJ Leasing Co., L.P. and the Resolution Trust Corporation incorporated herein by reference to Exhibit 10.21 to the registrant’s Form 10-K for the year ended December 31, 1992.

10.12*	Mortgage Note; Deed of Trust and Security Agreement; Assignment of Leases, Rents and Profits; and Subordination and Attornment Agreement between EDJ Leasing Co., L.P. and Nationwide Insurance Company dated April 6, 1994, incorporated by reference to exhibit 10.1 to the registrant’s Form 10-Q for the quarter ended March 25, 1994

10.13*	Lease between Eckelkamp Office Center South, L.L.C., a Missouri Limited Liability Company, as Landlord and Edward D. Jones & Co., L.P., as Tenant, dated February 3, 2000, incorporated by reference to the registrant’s Form 10-K for the year ended December 31, 2001.

10.14*	Master Agreement dated as of November 30, 2000 among Edward D. Jones & Co., L.P., as Lessee, Construction Agent and Guarantor, Atlantic Financial Group, Ltd., (registered to do business in Arizona as AFG Equity, Limited Partnership) as Lessor, Suntrust Bank and Certain Financial Institutions Parties Hereto, as Lenders, and Suntrust Bank as agent, and joined in by The Jones Financial Companies, L.L.L.P., incorporated herein by reference to the registrant’s Form 10-K for the year ended December 31, 2001.

10.15*	Master Lease Agreement dated November 30, 2000 between Atlantic Financial Group, Ltd. (registered to do business in Arizona as AFG Equity, Limited Partnership), as Lessor, and Edward D. Jones & Co., L.P., as Lessee, incorporated herein by reference to the registrant’s Form 10-K for the year ended December 31, 2001.

10.16*	Master Agreement dated September 18, 2001 among Edward D. Jones & Co., L.P., as Lessee, Construction Agent and Guarantor, Atlantic Financial Group, Ltd., (registered to do business in Missouri as Atlantic Financial Group, L.P.) as Lessor, Suntrust Bank and certain financial institutions listed therein, as Lenders, and Suntrust Bank, as Agent and joined in by the Registrant, incorporated herein by reference to the registrant’s Form 10-K for the year ended December 31, 2001.

10.17*	Master Lease Agreement dated as of September 18, 2001 between Atlantic Financial Group, Ltd. (registered to do business in Missouri as Atlantic Financial Group, L.P.), as Lessor, and Edward D. Jones & Co., L.P., as Lessee, incorporated herein by reference to the registrant’s Form 10-K for the year ended December 31, 2001.

10.18*	Stipulation of Settlement of Class Action, dated December 11, 2006 and Amendment to Stipulation of Settlement of Class Action dated July 1, 2007, incorporated herein by reference to Exhibit 10.1 to the registrant’s Form 10-Q for the quarter ended September 28, 2007.

10.19*	Joint Stipulation of Class Action Settlement and Release dated September 28, 2007, incorporated herein by reference to Exhibit 10.1 to the registrant’s Form 8-K dated October 4, 2007.

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Exhibit Number	Description of Document

10.20*	Amended Joint Stipulation of Class Action Settlement and Release dated October 4, 2007, incorporated herein by reference to Exhibit 10.2 to the registrant’s Form 8-K dated October 4, 2007.

10.21*	Share Purchase Agreement between Edward D. Jones & Co., L.P. and Towry Law Finance Company Limited, dated October 22, 2009, incorporated herein by reference to Exhibit 10.21 to the registrant’s Form 10-K for the year ended December 31, 2009.

10.22*	Transitional Services Agreement between Edward D. Jones & Co., L.P., Towry Law Finance Company Limited and Edward Jones Limited, dated November 12, 2009, incorporated herein by reference to Exhibit 10.22 to the registrant’s Form 10-K for the year ended December 31, 2009.

10.23*	Credit Agreement by The Jones Financial Companies, L.L.L.P. and Wells Fargo Bank, National Association, for a $320,000,000 revolving line of credit, dated April 21, 2010, incorporated herein by reference to Exhibit 10.1 to the registrant’s Form 10-Q dated May 7, 2010.

21*	Subsidiaries of the registrant

23.1**	Consent of Independent Registered Public Accounting Firm, filed herewith.

23.2***	Consent of Bryan Cave LLP (included in the opinion previously filed as Exhibit 5.1 to this registration statement).

24***	Power of Attorney (included on signature page hereto).

99.1*	Order Instituting Administrative and Cease and Desist proceedings, Making Findings, and Imposing Remedial Sanctions and a Cease-and-Desist Order Pursuant to Section 8A of the Securities Act of 1933 and Sections 15(b) and 21C of the Securities Exchange Act of 1934, dated December 22, 2004, incorporated herein by reference to Exhibit 99.1 to the registrant’s Form 8-K dated December 27, 2004.

99.2*	NASD Letter of Acceptance, Waiver and Consent, dated December 22, 2004, incorporated herein by reference to Exhibit 99.2 to the registrant’s Form 8-K dated December 27, 2004.

99.3*	NYSE Stipulation of Facts and Consent to Penalty, dated December 22, 2004, incorporated herein by reference to Exhibit 99.3 to the registrant’s Form 8-K dated December 27, 2004.

99.4*	Deferred Consideration Agreement, dated December 22, 2004, incorporated herein by reference to Exhibit 99.4 to the registrant’s Form 8-K dated December 27, 2004.

99.5*	Class Action Settlement Agreement, dated August 29, 2006, incorporated herein by reference to Exhibit 99.1 to the registrant’s Form 8-K dated August 31, 2006.

*	Incorporated by reference to previously filed exhibits, as indicated.
**	Filed herewith.
***	Previous filed as an exhibit to this registration statement.

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